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As filed with the Securities and Exchange Commission on September 18, 2001.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IRWIN FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Indiana (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	35-1286807 (I.R.S. Employer Identification Number)

500 Washington Street
Columbus, Indiana 47201
(812) 376-1909
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Ellen Z. Mufson
Vice President, Legal
500 Washington Street
Columbus, Indiana 47201
(812) 376-1909
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jennifer R. Evans, Esq. Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601 (312) 609-7500	Thomas C. Erb, Esq. Tom W. Zook, Esq. Lewis, Rice & Fingersh, L.C. 500 N. Broadway, Suite 2000 St. Louis, Missouri 63102 (314) 444-7600

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Price Offering	Amount of Registration Fee

Common shares, no par value*	$75,000,000	$18,750

*
Including preferred share purchase rights.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2001

PROSPECTUS

                Shares

[logo] IRWIN FINANCIAL CORPORATION

Common Shares

    We are offering            common shares.

    Our common shares are quoted on the Nasdaq National Market under the symbol "IRWN." On September 17, 2001, the last reported sale price of our common shares as reported on the Nasdaq National Market was $19.10 per share.

    Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds to Irwin Financial Corporation	$	$

    This is a firm commitment underwriting. The underwriters have been granted a 30-day option to purchase up to an additional            common shares to cover over-allotments, if any.

    The common shares being offered are not savings accounts, deposits or obligations of any bank and are not insured by any insurance fund of the Federal Deposit Insurance Corporation or any other governmental organization.

    Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company
Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments, Inc.

The date of this prospectus is            , 2001

IRWIN FINANCIAL CORPORATION

	Commercial Banking		Mortgage Banking		Home Equity Lending		Equipment Leasing		Venture Capital
•	Irwin Union Bank and Trust; Irwin Union Bank, F.S.B.	•	Irwin Mortgage Corporation	•	Irwin Home Equity Corporation	•	Irwin Capital Holdings Corporation	•	Irwin Ventures LLC
•	Founded in 1871 and 2000, respectively	•	1981 Acquisition	•	1994 Start-up	•	1999 Start-up	•	1999 Start-up
•	16% of 2000 consolidated net revenues	•	46% of 2000 consolidated net revenues	•	35% of 2000 consolidated net revenues	•	1% of 2000 consolidated net revenues	•	2% of 2000 consolidated net revenues
•	Focuses on commercial and personal banking needs of small businesses and business owners	•	Originates, sells and services conforming first mortgage loans	•	Originates and services prime-quality, high loan-to-value home equity loans	•	Funding source for leasing companies, brokers and vendors	•	Investor in early stage companies in financial services or financial services-related technology
•	Locations in Indiana, Michigan, Arizona, Missouri, Nevada, Utah and Kentucky	•	National scope, emphasis on first- time home buyers and small brokers	•	National scope, emphasis on debt consolidation products	•	U.S. and Canadian focus	•	National focus
		•	$4.4 billion in originations in the first six months of 2001	•	$452 million in originations in the first six months of 2001	•	Acquired 78% ownership interest in a Canadian equipment leasing company in July 2000
						•	Began franchise equipment leasing business in August 2001
•	Loan portfolio of $1.3 billion as of June 30, 2001	•	$10.5 billion servicing portfolio as of June 30, 2001	•	$2.0 billion managed portfolio as of June 30, 2001	•	Lease portfolio of $196 million as of June 30, 2001	•	Five portfolio investments totaling $10.0 million as of June 30, 2001
•	Headquarters in Columbus, IN	•	Headquarters in Indianapolis, IN	•	Headquarters in San Ramon, CA	•	Headquarters in Bellevue, WA	•	Headquarters in Columbus, IN

i

SUMMARY

    This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you also should read the more detailed information set forth in this prospectus, including our consolidated financial statements and the related notes included in this prospectus before you make your investment decision. Unless otherwise noted, all information in this prospectus assumes that the underwriters will not exercise the option to purchase additional shares to cover over-allotments from us in the offering.

Irwin Financial Corporation

    We are a diversified financial services company headquartered in Columbus, Indiana with $3.3 billion in assets at June 30, 2001. We focus primarily on the extension of credit to consumers and small businesses as well as providing the ongoing servicing of those customer accounts. We currently operate five major lines of business through our direct and indirect subsidiaries. Our major lines of business are: commercial banking, mortgage banking, home equity lending, equipment leasing and venture capital.

    We believe our historical growth and profitability is the result of our endeavors to pursue complementary consumer and commercial lending niches through our bank holding company structure, our experienced management, our diverse product and geographic markets, and our willingness and ability to align the compensation structure of each of our lines of business with the interests of our stakeholders. Through various economic environments and cycles, we have had a relatively stable revenue and earnings stream on a consolidated basis generated primarily through internal growth rather than acquisitions. Over the five-year and ten-year periods ending December 31, 2000, respectively, our financial performance has been as follows:

  •
  our return on average equity averaged 21.11% and 22.04%;

  •
  our diluted earnings per common share compounded at an average annual growth rate of 14.25% and 20.99%;

  •
  our net revenues1 compounded at an average annual growth rate of 13.19% and 19.44%;

1
Net revenues consist of net interest income plus noninterest income.

•
our nonperforming assets to total assets averaged 0.61% and 0.52%;

•
our annual net charge-offs to average loans and leases averaged 0.36% and 0.42%; and

•
our book value per common share compounded at an average annual growth rate of 14.47% and 18.95%.

    Our banking subsidiary, Irwin Union Bank and Trust Company, was organized in 1871 and we formed the holding company in 1972. Our direct and indirect major subsidiaries include Irwin Union Bank and Trust, a commercial bank, which together with Irwin Union Bank, F.S.B., conducts our commercial banking activities; Irwin Mortgage Corporation, a mortgage banking company acquired in 1981; Irwin Home Equity Corporation, a consumer home equity lending company formed in 1994; Irwin Capital Holdings Corporation, an equipment leasing subsidiary; and Irwin Ventures LLC, a venture capital company. At August 31, 2001, we and our subsidiaries had a total of 2,708 employees, including full-time and part-time employees.

    The following table summarizes our financial performance over the past five years and the first six months of 2001:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands except per share data)
Net income	$21,979	$16,987	$35,666	$33,156	$30,503	$24,444	$22,428
Earnings per common share (diluted)	0.97	0.80	1.67	1.51	1.38	1.08	0.98
Total assets	3,261,657	1,991,809	2,422,429	1,680,847	1,946,179	1,496,794	1,300,122
Loans held for sale	1,016,792	543,673	579,788	508,997	936,788	528,739	446,898
Loans and leases, net	1,471,168	928,971	1,221,793	724,869	547,103	602,281	526,175
Total deposits	1,928,886	1,230,499	1,443,330	870,318	1,009,211	719,596	640,153
Total shareholders' equity	210,265	172,817	189,925	159,296	145,233	127,989	118,903
Return on average assets(1)	1.57%	1.88%	1.76%	2.01%	1.85%	1.94%	1.95%
Return on average equity(1)	22.51	20.64	20.83	21.51	22.84	19.80	20.58
Net interest margin(1)	5.10	5.22	5.36	5.01	4.09	4.95	5.12

(1)
Annualized for interim periods.

Strategy

    Our strategy is to maintain a diverse revenue stream by focusing on niches in financial services where we believe we can optimize the productivity of our capital and where our experience and expertise can provide a competitive advantage. Our operational objectives are premised on simultaneously achieving three goals: creditworthiness, profitability and growth. We refer to this as creditworthy, profitable growth. We believe we must continually balance these goals in order to deliver long-term value to all of our stakeholders. We have developed a four-part business plan to meet these goals:

  •
  We focus on product or market niches in financial services that we believe are underserved and in which customers are willing to pay a premium for value-added services.

  •
  We enter niches only when we have attracted excellent senior managers who have proven track records in the niche for which they are responsible.

  •
  We diversify our revenues and allocate our capital across complementary lines of business as a key part of our risk management. Our lines of business are cyclical, but when combined in an appropriate mix, we believe they provide sources of diversification and opportunities for growth in a variety of economic conditions.

  •
  We reinvest on an ongoing basis in the development of new and existing opportunities.

Major Lines of Business

    We are a regulated bank holding company. At the parent level, we work actively to add value to our lines of business by interacting with the management teams, capitalizing on interrelationships, providing centralized services and coordinating overall organizational decisions. Under this organizational structure, our separate businesses hold and fund the majority of their assets through Irwin Union Bank and Trust. This provides additional liquidity and results in regulatory oversight of each of our lines of business.

    The following table shows our net income (loss) by line of business:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands)
Commercial banking	$3,142	$3,553	$7,090	$7,345	$6,509	$5,587	$4,254
Mortgage banking	14,488	6,249	13,006	23,063	28,853	21,300	20,422
Home equity lending	9,457	6,554	18,494	12,606	(6,668)	1,710	(816)
Equipment leasing	(968)	(1,799)	(2,563)	(843)	—	—	—
Venture capital	(3,007)	4,243	2,723	656	—	—	—
Other(1)	(1,133)	(1,813)	(3,086)	(9,671)	1,809	(4,153)	(1,432)

Total consolidated net income	$21,979	$16,987	$35,666	$33,156	$30,503	$24,444	$22,428

(1)
Includes parent, medical equipment leasing and consolidating entries.

Commercial Banking

    Our commercial banking line of business focuses on providing credit, cash management and personal banking products to small businesses and business owners. Services include a full line of consumer, mortgage and commercial loans, as well as personal and commercial checking accounts, savings and time deposit accounts, personal and business loans, credit card services, money transfer services, financial counseling, property, casualty, life and health insurance agency services, trust services, securities brokerage, and safe deposit facilities.

    We offer commercial banking services through our banking subsidiaries, Irwin Union Bank and Trust, an Indiana state-chartered commercial bank, and Irwin Union Bank, F.S.B., a federal savings bank. We formed the federal savings bank to provide us the flexibility to expand our commercial banking line of business into markets where commercial banks like Irwin Union Bank and Trust are not permitted to branch under current law. We sell a substantial majority of the commercial loans we originate at Irwin Union Bank, F.S.B. to Irwin Union Bank and Trust. We have offices throughout nine counties in central and southern Indiana; Kalamazoo, Grandville and Traverse City, Michigan; Carson City and Las Vegas, Nevada; Brentwood, Missouri; Louisville, Kentucky; Salt Lake City, Utah; and Phoenix, Arizona. In this prospectus, we refer to our bank subsidiaries together as the bank.

    Our strategy is to expand our commercial banking line of business into selected new markets. We target economically strong metropolitan markets where we believe recent bank consolidation has negatively impacted customers. We believe that this consolidation has led to disenchantment with the delivery of financial services to the small business community among both the owners of those small businesses and the senior banking officers who had been providing services to them. In markets that management identifies as attractive opportunities, the bank seeks to hire senior commercial loan officers who have strong local ties and who can focus on providing personalized lending services to small businesses in that market.

    The following table shows selected financial data for our commercial banking line of business:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Commercial Banking:
Net income	$3,142	$3,553	$7,090	$7,345	$6,509	$5,587	$4,254
Total assets	1,443,534	950,887	1,167,559	789,560	607,992	539,233	503,507
Total loans	1,277,658	873,339	1,067,980	720,493	514,950	410,272	336,580
Total deposits	1,305,352	825,408	998,892	710,899	567,526	486,481	453,879
Return on average assets	0.50%	0.83%	0.74%	1.08%	1.15%	1.08%	0.91%
Return on average equity	8.71	12.39	12.31	13.89	15.48	15.42	13.41
Net interest margin	3.76	4.47	4.25	4.82	4.75	4.61	4.67
Efficiency ratio	70.42	71.58	71.00	68.06	66.60	64.62	69.66
Nonperforming assets to total assets	0.17	0.21	0.23	0.15	0.31	0.60	0.76
Net charge-offs to average loans	0.13	0.14	0.12	0.16	0.13	0.34	0.34

Mortgage Banking

    In our mortgage banking line of business we originate, purchase, sell and service conventional and government agency-backed residential mortgage loans throughout the United States. We established this line of business when we acquired our subsidiary, Irwin Mortgage Corporation, in 1981. Most of our mortgage originations either are insured by an agency of the federal government, such as the Federal Housing Authority, or FHA, and the Veterans Administration, or VA, or, in the case of conventional mortgages, meet requirements for resale to the Federal National Mortgage Association, or FNMA, or the Federal Home Loan Mortgage Corporation, or FHLMC. This allows us to remove substantially all of the credit risk of these loans from our balance sheet. Irwin Mortgage sells mortgage loans to institutional and private investors but may retain servicing rights to the loans it originates or purchases from correspondents. We believe this balance between mortgage loan originations and mortgage loan servicing provides us a natural hedge against interest rate changes, which helps stabilize our revenue stream.

    We originate mortgage loans through retail offices, direct marketing and our Internet website. We also purchase mortgage loans through mortgage brokers. We consider this part of our business wholesale lending. At August 31, 2001, Irwin Mortgage operated 96 production and satellite offices in 28 states. Our mortgage banking line of business is currently our largest contributor to revenue, comprising 52.5% of our total revenues for the six months ended June 30, 2001, compared to 49.8% for the first six months of 2000. Our mortgage banking line of business contributed 65.92% of our net income for the first six months of 2001, compared to 36.79% for the same period in 2000.

    The following table shows selected financial data for our mortgage banking line of business:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Mortgage Banking:
Net income	$14,488	$6,249	$13,006	$23,063	$28,853	$21,300	$20,422
Gain on sale of loans	44,436	22,508	45,601	72,395	97,724	53,332	41,333
Loan servicing fees	24,798	26,337	50,309	54,247	55,217	50,194	45,573
Gain on sale of bulk servicing	5,781	5,723	27,528	9,005	829	1,512	1,224
Total net revenue	99,146	69,815	140,932	180,767	207,238	147,657	135,310
Total mortgage originations	4,359,940	1,942,990	4,091,573	5,876,750	8,944,615	5,397,338	5,085,625
Refinancings to total originations	52.88%	14.02%	16.39%	28.64%	49.54%	22.53%	18.95%
Servicing sold to production	39.50	78.71	99.35	79.89	56.95	71.82	60.87
Owned first mortgage servicing portfolio	$10,474,246	$10,261,375	$9,196,513	$10,488,112	$11,242,470	$10,713,549	$10,810,988
Bulk sales of servicing	636,403	871,593	2,526,006	1,216,718	99,929	536,971	1,481,350
Servicing assets	170,723	133,010	121,555	132,648	113,131	81,610	71,715
Weighted average coupon	7.54%	7.68%	7.76%	7.51%	7.56%	7.85%	7.83%

Home Equity Lending

    In our home equity lending line of business, we originate, purchase, securitize and service home equity loans and lines of credit nationwide. We generally sell the loans through securitization transactions. We continue to service the loans we securitize. We target creditworthy, homeowning consumers who are active, unsecured credit card debt users. Target customers are underwritten using proprietary models based on several criteria, including the customers' previous use of credit. We market our home equity products through direct mail and telemarketing, mortgage brokers and correspondent lenders nationwide and through Internet-based solicitations.

    We established this line of business when we formed Irwin Home Equity in 1994 as our subsidiary. Irwin Home Equity is headquartered in San Ramon, California and became a subsidiary of Irwin Union Bank and Trust in 2001. In 1997 and 1998, we significantly redesigned our product offerings, introducing new products with origination fees and early repayment options. We also introduced home equity loans with loan-to-value ratios of up to 125% of their collateral value. Home equity loans with loan-to-value ratios greater than 100% are priced with higher coupons than home equity loans with loan-to-value ratios less than 100% to compensate for the increased risk. For the six months ended June 30, 2001, home equity loans with loan-to-value ratios greater than 100% made up 58% of our loan originations.

    For most of our home equity product offerings, we offer customers the choice to accept an early repayment fee in exchange for a lower interest rate. A typical early repayment option provides for a fee equal to up to six months' interest that is payable if the borrower chooses to repay the loan during the first three to five years of its term. Approximately 79.6%, or $0.9 billion, of our home equity loan servicing portfolio at June 30, 2001 has early repayment fees. This portfolio does not include our floating rate lines of credit.

    We expect to continue to expand our home equity lending line of business through the development of new products, the extension of existing products to new customers, and increased sales through our indirect distribution channels. These include brokers, correspondent lenders and Internet sites.

    The environment for high loan-to-value home equity lending has become more favorable during the past two years, with the exit of many home equity lenders who did not survive the competitive pressures and significant refinance activity of 1998. This has helped our recent expansion in this line of business.

    The following table shows selected financial data for our home equity lending line of business:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Home Equity Lending:
Net interest income	$28,876	$14,039	$35,593	$18,852	$5,495	$7,129	$7,755
Gain on sale of loans	33,307	18,801	30,340	23,998	18,610	15,908	7,798
Loan servicing fees	6,287	3,113	7,559	4,907	3,323	2,145	710
Total net revenue	65,018	43,506	103,447	50,566	23,941	21,777	15,420
Operating expense	49,256	32,685	72,623	35,557	30,609	20,067	16,236
Net income (loss)	9,457	6,554	18,494	12,606	(6,668)	1,710	(816)
Loan and line of credit volume	452,161	408,073	1,225,955	439,507	389,673	214,518	169,120
Secondary market delivery	401,975	356,228	774,610	430,743	294,261	210,057	79,936
Total servicing portfolio	1,985,946	1,153,320	1,822,856	842,403	581,241	358,166	230,450
Interest-only strips(1)	189,206	95,440	152,614	57,883	32,321	22,134	12,661
Weighted average yield on loans	13.35%	12.67%	13.09%	12.33%	11.86%	13.97%	14.08%
Weighted average yield on lines of credit	12.25	13.72	14.04	12.72	11.89	12.96	12.80
Gain on sale to total loans securitized	8.29	5.28	3.92	5.57	6.32	7.57	9.76
Delinquency ratio	4.5	2.1	4.3	2.7	1.3	1.5	0.7
Return on average equity(2)	20.29	23.25	30.57	17.12	(15.79)	7.33	(5.20)

(1)
Included in trading assets on our consolidated balance sheets.

(2)
Annualized for interim periods.

Equipment Leasing

    In our equipment leasing line of business, we originate transactions from an established North American network of brokers and vendors and through direct sales to franchisees. We also use an e-commerce system that provides automated credit scoring, documentation and portfolio management services. The majority of our leases are full payout (i.e., no residual), small-ticket assets secured by commercial equipment. We finance a variety of commercial and office equipment types and try to limit the industry and geographic concentrations in our lease portfolio.

    We established this line of business in 1999 when we formed Irwin Business Finance Corporation, our United States equipment leasing company. We acquired Onset Capital Corporation, a Canadian equipment leasing company, in July 2000. These companies originate and service small- to medium-sized equipment leases and loans. We established Irwin Capital Holdings Corporation in April 2001 as a subsidiary of Irwin Union Bank and Trust to serve as the parent company for both our United States and Canadian leasing companies. Because it is in a development stage, management anticipates that our equipment leasing line of business will not break even until at least mid-2002. Our equipment leasing line of business had a total portfolio of $196.0 million as of June 30, 2001.

Venture Capital

    In our venture capital line of business, we make minority investments in early stage companies in the financial services industry and related fields that intend to use technology as a key component of their competitive strategy. We established this line of business when we formed Irwin Ventures in the third quarter of 1999. We provide Irwin Ventures' portfolio companies the benefit of our management experience in the financial services marketplace. In addition, we expect that contacts made through venture activities may benefit management of our other lines of business through the sharing of technologies and market opportunities. In August 1999, Irwin Ventures established Irwin Ventures Incorporated SBIC, which has received a small business investment company license from the Small Business Administration. Our venture capital line of business had investments in five private companies as of June 30, 2001, with an aggregate investment cost of $8.08 million and a carrying value of $10.15 million.

    Our principal executive offices are located at 500 Washington Street, P.O. Box 929, Columbus, Indiana 47201. Our telephone number is (812) 376-1909.

The Offering

Common shares offered	shares
Offering price per common share	$
Common shares to be outstanding after the offering	shares(1)
Use of proceeds	We intend to use the net proceeds from this offering to support future growth of our lines of business, and for other general corporate purposes. We anticipate that all or substantially all of the net proceeds of this offering will be contributed as capital to the bank, since we use the bank to fund assets for the majority of our lines of business. In particular, we expect to use the majority of the capital to support funding in our commercial banking, home equity lending, and leasing lines of business.
Risk factors	See "Risk Factors" beginning on page 10 and other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common shares.
Nasdaq National Market symbol	IRWN(2)

(1)
The number of shares to be outstanding after this offering excludes, as of      , 2001,      shares issuable upon exercise of outstanding employee stock options,      shares issuable upon the conversion of outstanding convertible trust preferred securities and      shares issuable upon the conversion of the outstanding shares of our Series A, Series B and Series C convertible preferred shares.

(2)
Our common shares were approved for listing on the New York Stock Exchange on September 5, 2001, under the symbol "IFC." We currently expect that trading of our shares on the New York Stock Exchange will commence on or before commencement of this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

    The summary consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2000, are derived from our historical financial statements. Our consolidated financial statements for each of the five years ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary data presented below for the six-month periods ended June 30, 2001 and 2000, are derived from our unaudited financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the six-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2001, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands, except per share data)
Statements of Income Data:
Net interest income	$62,953	$40,030	$90,996	$67,122	$59,201	$50,386	$50,020
Provision for loan and lease losses	(4,356)	(2,254)	(5,403)	(4,443)	(5,995)	(6,238)	(4,553)

Net interest income after provision for loan and lease losses	58,597	37,776	85,593	62,679	53,206	44,148	45,467

Noninterest income:
Loan origination fees	28,214	16,875	36,066	41,024	60,013	41,370	43,779
Gain on sale of loans	81,061	40,011	93,677	74,834	75,201	39,210	34,248
Loan servicing fees	31,627	29,923	58,939	60,581	57,284	53,257	46,877
Amortization and impairment of servicing assets	(16,405)	(12,809)	(39,529)	(15,702)	(35,388)	(16,355)	(14,331)
Gain on sale of servicing assets	5,781	5,722	27,528	37,801	43,308	32,631	16,378
Trading gains (losses)	(3,300)	8,291	14,399	(8,296)	1,366	(1,961)	—
Gain from sale of leasing assets	—	—	—	—	5,241	—	—
Other	3,248	14,448	20,631	13,827	11,832	8,696	8,699

Total noninterest income	130,226	102,461	211,711	204,069	218,857	156,848	135,650
Noninterest expense	152,976	111,971	237,962	214,111	221,206	158,818	143,829

Income before income taxes	35,847	28,266	59,342	52,637	50,857	42,178	37,288
Provision for income taxes	14,254	11,279	23,676	19,481	20,354	17,734	14,860

Income before minority interest	21,593	16,987	35,666	33,156	30,503	24,444	22,428
Minority interest	(211)	—	—	—	—	—	—

Income before cumulative effect of change in accounting principle	21,804	16,987	35,666	33,156	30,503	24,444	22,428
Cumulative effect of change in accounting principle, net of tax	175	—	—	—	—	—	—

Net income available to common shareholders	$21,979	$16,987	$35,666	$33,156	$30,503	$24,444	$22,428

Mortgage loan originations	$4,359,940	$1,942,990	$4,091,573	$5,876,750	$8,944,615	$5,397,338	$5,085,625
Home equity loan originations	452,161	408,073	1,225,955	439,507	389,673	214,518	169,120
Common Share Data:
Earnings per share:
Basic	$1.04	$0.81	$1.70	$1.54	$1.40	$1.10	$0.99
Diluted	0.97	0.80	1.67	1.51	1.38	1.08	0.98
Cash dividends per share	0.13	0.12	0.24	0.20	0.16	0.14	0.12
Book value per share	9.86	8.17	8.97	7.55	6.70	5.82	5.23
Dividend payout ratio	12.53%	14.82%	14.13%	12.93%	11.39%	12.74%	12.15%

Balance Sheet Data:
Assets	$3,261,657	$1,991,809	$2,422,429	$1,680,847	$1,946,179	$1,496,794	$1,300,122
Trading assets	191,947	96,094	152,805	59,025	32,148	22,133	12,661
Loans held for sale	1,016,792	543,673	579,788	508,997	936,788	528,739	446,898
Loans and leases	1,486,386	939,026	1,234,922	733,424	556,991	611,093	533,050
Allowance for loan and lease losses	15,218	10,054	13,129	8,555	9,888	8,812	6,875
Servicing assets	181,329	139,876	132,638	138,500	117,129	83,044	72,122
Deposits	1,928,886	1,230,499	1,443,330	870,318	1,009,211	719,596	640,153
Short-term borrowings	776,926	410,971	475,502	473,103	644,861	512,275	461,866
Long-term debt	29,631	12,743	29,608	29,784	2,839	7,096	17,659
Trust preferred securities	147,193	64,949	147,167	48,071	47,999	47,927	—
Shareholders' equity	210,265	172,817	189,925	159,296	145,233	127,983	118,903
Owned first mortgage servicing portfolio	10,474,246	10,261,375	9,196,513	10,488,112	11,242,470	11,713,549	10,810,988
Managed home equity portfolio	1,985,946	1,153,320	1,822,856	842,403	581,241	358,166	230,450
Selected Financial Ratios:
Performance Ratios:
Return on average assets(1)	1.57%	1.88%	1.76%	2.01%	1.85%	1.94%	1.95%
Return on average equity(1)	22.51	20.64	20.83	21.51	22.84	19.80	20.58
Net interest margin(1)(2)(3)	5.10	5.22	5.36	5.01	4.09	4.95	5.12
Noninterest income to revenues(4)	67.41	71.91	69.94	75.25	78.71	75.69	73.06
Efficiency ratio(5)	79.19	78.58	78.61	78.95	79.55	76.64	77.46
Loans and leases to deposits(6)	77.06	76.31	85.56	84.27	55.19	84.92	83.27
Average interest-earning assets to average interest-bearing liabilities	114.96	117.63	113.51	133.32	135.06	138.32	131.18
Asset Quality Ratios:
Allowance for loan and lease losses to:
Total loans and leases	1.02%	1.07%	1.06%	1.17%	1.78%	1.45%	1.29%
Non-performing loans and leases	155.52	204.77	181.79	198.72	84.28	114.72	95.81
Net charge-offs to average loans and leases(1)	0.18	0.09	0.28	0.27	0.33	0.46	0.36
Net home equity charge-offs to managed home equity portfolio(1)	0.72	0.36	0.57	0.36	0.37	0.29	0.02
Non-performing assets to total assets	0.49	0.37	0.42	0.48	0.78	0.64	0.72
Non-performing assets to total loans and other real estate owned	1.06	0.78	0.81	1.09	2.74	1.55	1.30
Capital Ratios:
Average shareholders' equity to average assets	6.96%	9.10%	8.46%	9.33%	8.09%	9.78%	9.46%
Tier 1 capital ratio	7.81	9.50	8.87	11.39	11.63	13.56	12.20
Tier 1 leverage ratio	9.84	12.06	12.41	12.77	10.51	12.06	9.84
Total risk-based capital ratio	11.42	11.24	13.59	13.50	12.25	14.85	12.88

(1)
Certain financial ratios for interim periods have been annualized.

(2)
Net interest income divided by average interest-earning assets.

(3)
Calculated on a tax-equivalent basis.

(4)
Revenues consist of net interest income plus noninterest income.

(5)
Noninterest expense divided by net interest income plus noninterest income.

(6)
Excludes loans held for sale.

RISK FACTORS

    An investment in our common shares involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in our common shares.

Risks Relating to General Economic Conditions and Interest Rates.

We may be adversely affected by a general deterioration in economic conditions.

    The risks associated with our business become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in demand for consumer and commercial credit and declining real estate and other asset values. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. We expect that our servicing costs and credit losses will increase during periods of economic slowdown or recession.

    In our residential mortgage and home equity lending lines of business, a material decline in real estate values may reduce the ability of borrowers to use home equity to support borrowings and increases the loan-to-value ratios of loans we have previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. The volume of our home equity loans has increased significantly during the last several years during which the national economy has been relatively strong, with volume in 2000 up 214.6% from volume in 1998. The 30-day and greater delinquency ratio for our home equity portfolio was 4.50% at June 30, 2001, up from 4.31% and 2.70% at December 31, 2000 and 1999, respectively. If the default rates on these relatively unseasoned loans increase beyond our current forecast, due to an economic slowdown, recession or otherwise, our default assumptions for the interest-only strips would change and we may have to recognize a trading loss with respect to these interest-only strips during the period in which these defaults or changes in assumptions occur. Any substantial period of increased delinquencies, foreclosures, losses or increased costs could adversely affect our ability to sell loans or other assets through securitizations and increase the costs associated with this activity. This could adversely affect our financial condition and results of operations.

We may be adversely affected by interest rate changes.

    We and our subsidiaries are subject to interest rate risk in our consumer and commercial lending businesses, although interest rate sensitivity impacts our various lines of business differently. Changes in interest rates likely will affect the pricing of loans and deposits and the value that we can recognize on the sale of mortgage and home equity loan originations or servicing portfolios. Interest rates tend to have opposite effects on the loan production aspect and the servicing aspect of these two lines of business.

    Reductions in interest rates may expose us to write-downs in the carrying value of the mortgage servicing and other servicing assets we hold on our balance sheet. These assets are recorded at the lower of their cost or market value and a valuation allowance is recorded for any impairment. Decreasing interest rates often lead to increased prepayments in the underlying loans and could require that we write down the carrying value of these servicing assets. This, in turn, could adversely affect our results of operations during the period in which the impairment occurs.

    Reductions in interest rates also may cause trading losses related to interest-only strips that we often retain when selling or securitizing home equity loans. These assets are reflected on our balance sheet at their fair value with subsequent unrealized gain or loss recorded in our results of operations for any period in which the fair value changes. Fair value is based on a discounted cash flow analysis that takes into account, among other things, prepayment assumptions regarding the underlying loans. Decreasing interest rates often lead to an increase in actual and projected prepayments in the underlying loans. This could require that we recognize a trading loss with respect to our interest-only strips during the period in which the interest rates decrease.

    Our commercial lending and equipment leasing lines of business mainly depend on earnings derived from net interest income. Net interest income is the difference between interest earned on loans and investments and the interest expense paid on other borrowings, including deposits at our banks. Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve.

    Although we have taken measures intended to manage the risks of operating in changing interest rate environments, we may not be able to mitigate interest rate sensitivity effectively. Our risk management techniques include modeling interest rate scenarios, using financial hedging instruments, match-funding certain loan assets, selling selected servicing rights and maintaining a strong loan production operation to offset interest rate risk. There are costs and risks associated with our risk management techniques, and these could be substantial.

    Finally, to reduce the effect interest rates have on our businesses, we periodically invest in derivatives and other interest-sensitive instruments. While our intent in purchasing these instruments is to reduce our overall interest rate sensitivity, the performance of these instruments is, at times, unpredictable, and we may be unsuccessful in hedging our risks of loss. This could cause us to incur additional losses.

Risks Relating to an Investment in Us.

We are the defendant in a class action lawsuit called Culpepper v. Inland Mortgage Corporation that could subject us to material liability.

    Our subsidiary, Irwin Mortgage Corporation, which was formerly known as Inland Mortgage Corporation, is the defendant in a class action lawsuit called Culpepper v. Inland Mortgage Corporation. The plaintiffs originally filed this lawsuit in 1996 in federal district court in Northern Alabama. The plaintiffs claim that certain payments that our subsidiary made to the plaintiffs' mortgage brokers are unlawful under the federal Real Estate Settlement Procedures Act, commonly known as RESPA. We describe the history of the Culpepper case in greater detail under "Legal Proceedings," beginning on page 74.

    Numerous class action lawsuits have been, and continue to be, filed throughout the United States against mortgage lenders alleging violations of RESPA. While appeals are pending in a number of cases across the country, the Culpepper case is the only case to date in which a federal circuit court of appeals has upheld a lower court's grant of class action certification in favor of the plaintiffs. This happened on June 15, 2001. The case is now proceeding in the federal district court. In response to the court of appeals' decision unfavorable to us, the plaintiffs filed a motion for partial summary judgment in July 2001 asking the federal district court to find that our subsidiary is liable for violating RESPA. We recently filed our motion in opposition to the plaintiffs' motion for partial summary judgment. The court could rule on these motions at any time.

    If the court finds that Irwin Mortgage violated RESPA, Irwin Mortgage could be liable for damages equal to three times the amount of that portion of payments made to the mortgage brokers that is ruled unlawful. We have not yet determined the number of class members, but we expect that the borrowers meeting the class specifications will be a substantial number. We intend to vigorously defend this lawsuit and believe we have available numerous defenses to the claims. At this stage of the litigation we are unable to reasonably estimate the amount of potential loss we could suffer, and we have not established any reserves related to this case.

    We expect that an adverse outcome in this litigation could subject us to significant monetary damages and this amount could be material to our financial position. Adverse developments in this litigation, or negative publicity regarding this litigation, or the possibility of additional RESPA litigation in the mortgage industry generally and against us in particular, also could cause the trading price of our common shares to decline.

We may face challenges in managing our rapid growth.

    Our home equity and commercial lending businesses have grown rapidly over the past 12 months. We contemplate continued significant growth in these lines of business, and in our equipment leasing business, as we implement our strategic plans. For this reason, the financial assets that we manage are likely to increase significantly following this offering. This growth may strain our existing managerial resources and internal monitoring, accounting and reporting systems. If we are unable to expand the capabilities of our internal reporting and monitoring systems or to hire qualified personnel as needed to keep pace with our growth, our existing risk management may suffer and we could incur unanticipated losses. Rapid growth may also adversely impact our profitability.

Our business may be affected adversely by the highly regulated environment in which we operate.

    We and our subsidiaries are subject to extensive federal and state regulation and supervision. Our failure to comply with these requirements can lead to, among other remedies, termination or suspension of our licenses, rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Regulatory or legislative changes could cause us to change or limit some of our consumer loan products or the way we operate our different lines of business. It is possible that future changes could affect the profitability of some or all of our lines of business.

    Consumer loan originations are highly regulated and recent regulatory initiatives have focused on the mortgage and home equity markets. Federal, state and local government agencies and/or legislators have begun to consider, and in some instances have adopted, legislation to restrict lenders' ability to charge rates and fees in connection with residential mortgage loans. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a "high-cost" loan, and establishing enhanced protections and remedies for borrowers who receive these loans. The proposed legislation has also included various loan term restrictions, such as limits on balloon loan features. Frequently referred to generally as "predatory lending" legislation, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower's ability to finance the points and fees charged in connection with his or her loan. Passage of these laws could limit our ability to impose various fees and charge what we believe are risk-based interest rates on various types of consumer loans and may impose additional regulatory restrictions on our business in certain states.

    In September 2000, our banking regulators issued a proposal to change the capital treatment of residual interests from loans securitized by banks and other financial institutions. We believe the rules being proposed are intended to limit the use of residual interests, including interest-only strips, which often are retained by lenders like us when securitizing a pool of loans. These regulations may require institutions that have these residual interests to hold additional capital against the fair value of the residual interests and will also require that amounts of these residual interests in excess of certain specified limits be deducted from capital. If these rules are adopted, we may need to modify our use of securitization structures that create interest-only strips or hold additional capital against these assets, principally in our home equity lending line of business. This, in turn, could change the revenue recognition pattern in that line of our business as well as in others.

    These and other potential changes in government regulation or policies could increase our costs of doing business and could affect our operations adversely.

Our operations may be adversely affected if we are unable to secure adequate funding; our reliance on wholesale funding sources and securitizations exposes us to potential liquidity risk and earnings volatility.

    Due to balance sheet growth, in recent quarters we have increased our reliance on wholesale funding, such as short-term credit facilities, Federal Home Loan Bank borrowings and brokered deposits. Because wholesale funding sources are affected by general capital market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in commercial and consumer finance businesses. The continued availability to us of these funding sources is uncertain, and we could be adversely impacted if our specialized financial services areas become disfavored by wholesale lenders. In addition, brokered deposits may be difficult for us to retain or replace at attractive rates as they mature. Our financial flexibility will be severely constrained if we are unable to renew our wholesale funding or if adequate financing is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loans or lease originations and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature.

    We regularly sell the majority of our first and second mortgage loan originations into the secondary market through the use of securitizations. At times, some of our financial assets, such as nontraditional, high loan-to-value home equity loans, may not be readily marketable, and we may not be able to sell assets at favorable prices when necessary. This could adversely affect our liquidity and funding for future originations and purchases of loans. Additionally, adverse changes in the securitization market could impair our ability to originate, purchase and sell home equity loans or other assets on a favorable or timely basis.

    Securitizations are an important part of our strategy in our home equity lending line of business. We generate revenue and net income on a regular basis through gains on sales of loans in these securitization transactions. During the first half of 2001, we securitized $402.0 million of loans, generating a pre-tax gain of $38.7 million. During 2000, we securitized $774.6 million of loans, generating a pre-tax gain of $52.6 million. Any delay in planned sales of loans or other asset pools might result in earnings fluctuations that could be significant.

We have credit risk inherent in our asset portfolios and in certain assets that we have sold but continue to service.

    In our businesses, some borrowers may not repay loans that we make to them. Like all financial institutions, we maintain an allowance for loan and lease losses to absorb the level of losses that we think is probable in our portfolios. However, our allowance for loan and lease losses may not be sufficient to cover the loan and lease losses that we actually may incur. While we maintain a reserve at a level management believes is adequate, our charge-offs could exceed these reserves.

    Our strategy in our commercial banking line of business is to expand into new markets outside our traditional markets in south-central Indiana using offices staffed by senior commercial loan officers who come to us from other commercial banks in these new markets. As of June 30, 2001, $488.1 million of our total loans, representing 38.2% of our total loan portfolio, were outside of our south-central Indiana markets where we have opened branch offices since 1999. The majority of these loans are commercial loans and many of these borrowers may not have experienced a complete business or economic cycle since they have been loan customers of ours. We cannot be sure that our loan loss experience with these new borrowers in these newer markets will be consistent with our loan loss experience in our traditional south-central Indiana markets. Because we have only a limited lending history with these customers, our ability to assess whether our loan loss reserve is adequate is less certain. Our actual loan loss experience in these markets may cause us to increase our reserves.

    In our home equity lending line of business, some assets are reflected on our balance sheet at the net present value of the expected future revenue stream of the instruments, measured at the time we sell the underlying portfolio of loans. These assets are interest-only instruments and generally represent residual interests in loans that we have sold or securitized. From time to time we also may purchase interest-only instruments that relate to portfolios of loans securitized by others. We are exposed to continuing credit risk on these assets. Payment defaults by borrowers could exceed the default assumptions we used. If we do not collect the expected amount of interest, the value of our residual interests in the loans will be impaired. Our future earnings will be affected adversely because we are required to record a trading loss equal to impairment of the residual. In addition, we project the expected cash flows over the life of the residual interest using certain assumptions that are subject to prepayment, credit and interest rate risks. If our actual experience as to timing, frequency or security of loans differs materially from the assumptions used, future cash flows and earnings in our home equity lending line of business could be negatively impacted.

    If we experience defaults by borrowers in any of our businesses to a greater extent than anticipated, our earnings could be negatively impacted.

We use innovative business strategies in order to gain competitive advantage in our consumer lending niches.

    Innovative product design is important to us to differentiate us in consumer lending. We have developed our lines of business by identifying underserved niches that we believe offer us a competitive opportunity. For this reason, the performance of our financial assets may be less predictable than those of lenders that offer only conventional mortgage and home equity loans. We may not have the same history of delinquency and loss experience to utilize in pricing and structuring some of our products as do lenders offering more seasoned asset types, and it may be more difficult to sell or securitize novel loan types. We may also be impacted by changes in evolving generally accepted accounting principles, unanticipated financial reporting requirements and regulatory uncertainties since accounting and regulatory treatment may not be well established for some of our innovative strategies.

We may need additional capital in the future and adequate financing may not be available to us on acceptable terms, or at all.

    Should our growth continue in excess of our ability to generate capital internally to support our plans, we may need to seek additional capital in the future to fund our operations. We may not be able to obtain additional debt or equity financing, or, if available, it may not be in amounts and on terms acceptable to us. If we are unable to obtain the funding we need, we may be unable to develop our products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on us. In addition, if we pursue subsequent offerings of our common shares, the sale of the common shares will dilute your equity interest in us.

We rely heavily on our management team and key personnel, and the unexpected loss of key managers and personnel may affect our operations adversely.

    Each line of our five lines of business has a separate management team that operates its niche as a separate business unit. Our overall financial performance depends heavily on the results of these different specialized financial services businesses. Our success to date has been influenced strongly by our ability to attract and to retain senior management that is experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successfully implement our strategies.

    Our lending officers in our newer banking markets have primary contact with our new customers in these markets and maintain strong community ties and personal banking relationships with our customer base, which is a key aspect of our business strategy and in increasing our market presence. We are dependent on these new lending officers to maintain and increase our growth in these markets. The unexpected loss of the services of any key management or personnel, or the inability to recruit and retain qualified management and key personnel in the future, could have an adverse effect on our business and financial results.

Ownership of our common stock is concentrated in persons affiliated with us.

    Our Chairman, William I. Miller, currently has voting control over more than 50% of our common shares and is expected to substantially control the vote of our common shares after this offering. Together with Mr. Miller, directors and executive officers of Irwin will beneficially own approximately  % of our common shares after the offering. These persons likely have the ability to substantially control the outcome of all shareholder votes and to direct our affairs and business. This voting power would enable them to cause actions to be taken that may prove to be inconsistent with the interests of non-affiliated shareholders.

Our future success depends on our ability to compete effectively in highly competitive financial services industry.

    The financial services industry, including commercial banking, mortgage banking, home equity lending and equipment leasing, is highly competitive, and we and our operating subsidiaries encounter strong competition for deposits, loans and other financial services in all of our market areas in each of our lines of business. Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations, venture capital firms, and suppliers of other investment alternatives, such as securities firms. Many of our non-bank competitors are not subject to the same degree of regulation as we and our subsidiaries are and have advantages over us in providing certain services. Many of our competitors are significantly larger than we are and have greater access to capital and other resources. Also, our ability to compete effectively in our lines of business is dependent on our ability to adapt successfully to technological changes within the banking and financial services industry generally.

Our shareholder rights plan, provisions in our restated articles of incorporation, our by-laws, and Indiana law may delay or prevent an acquisition of us by a third party.

    Our Board of Directors has implemented a shareholder rights plan. The rights have certain anti-takeover effects. The overall effects of the plan may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a larger block of our shares and the removal of incumbent directors and key management even if such removal would be beneficial to shareholders generally. If triggered, the rights will cause substantial dilution to a person or group that attempts to acquire us without approval of our Board of Directors, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent directors and key management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

    Our restated articles of incorporation and our by-laws as well as Indiana law contain provisions that make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions also could discourage proxy contests and may make it more difficult for you and other shareholders to elect your own representatives as directors and take other corporate actions.

    Our by-laws do not permit cumulative voting of shareholders in the election of directors, allowing the holders of a majority of our outstanding shares to control the election of all our directors. We have a staggered board which means that only one-third of our board can be replaced by shareholders at any annual meeting. Directors may not be removed by shareholders. For these reasons, our Chairman, William I. Miller, who will continue to control the vote of a substantial portion of our common shares after this offering, will likely be able to exercise effective control over the outcome of any shareholder vote. Our by-laws also provide that only our Board of Directors, and not our shareholders, may adopt, alter, amend and repeal our by-laws.

    Indiana law provides several limitations that may discourage potential acquirers from purchasing our common shares. In particular, Indiana law prohibits business combinations with a person who acquires 10% or more of our common shares during the five year period after the acquisition of 10% by that person or entity, unless the acquirer receives prior approval for the acquisition of the shares or business combination from our Board of Directors.

    These and other provisions of Indiana law and our governing documents may have the effect of delaying, deferring or preventing a transaction or a change in control that might be in the best interest of our shareholders.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. These forward-looking statements may include, among other things:

  •
  statements and assumptions relating to projected growth; anticipated improvements in earnings, earnings per share, and other financial performance measures as well as management's long-term performance goals;

  •
  statements relating to the anticipated effects on results of operations or financial condition from expected developments or events;

  •
  statements relating to our business and growth strategies, including potential acquisitions; and

  •
  any other statements or assumptions that are not historical facts.

    Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page 10.

THE COMPANY

    We are a diversified financial services company headquartered in Columbus, Indiana with $3.3 billion in assets at June 30, 2001. We focus primarily on the extension of credit to consumers and small businesses as well as providing the ongoing servicing of those customer accounts. We currently operate five major lines of business through our direct and indirect subsidiaries. Our major lines of business are: commercial banking, mortgage banking, home equity lending, equipment leasing and venture capital.

    We believe our historical growth and profitability is the result of our endeavors to pursue complementary consumer and commercial lending niches through our bank holding company structure, our experienced management, our diverse product and geographic markets, and our willingness and ability to align the compensation structure of each of our lines of business with the interests of our stakeholders. Through various economic environments and cycles, we have had a relatively stable revenue and earnings stream on a consolidated basis generated primarily through internal growth rather than acquisitions. Over the five-year and ten-year periods ending December 31, 2000, respectively, our financial performance has been as follows:

  •
  our return on average equity averaged 21.11% and 22.04%;

  •
  our diluted earnings per common share compounded at an average annual growth rate of 14.25% and 20.99%;

  •
  our net revenues(1) compounded at an average annual growth rate of 13.19% and 19.44%;

(1)
Net revenues consist of net interest income plus noninterest income.

•
our nonperforming assets to total assets averaged 0.61% and 0.52%;

•
our annual net charge-offs to average loans and leases averaged 0.36% and 0.42%; and

•
our book value per common share compounded at an average annual growth rate of 14.47% and 18.95%.

    Our banking subsidiary, Irwin Union Bank and Trust, was organized in 1871 and we formed the holding company in 1972. Our direct and indirect major subsidiaries include Irwin Union Bank and Trust, a commercial bank, which together with Irwin Union Bank, F.S.B., conducts our commercial banking activities; Irwin Mortgage Corporation, a mortgage banking company acquired in 1981; Irwin Home Equity Corporation, a consumer home equity lending company formed in 1994; Irwin Capital Holdings Corporation, an equipment leasing subsidiary; and Irwin Ventures LLC, a venture capital company. At August 31, 2001, we and our subsidiaries had a total of 2,708 employees, including full-time and part-time employees.

Strategy

    Our strategy is to maintain a diverse revenue stream by focusing on niches in financial services where we believe we can optimize the productivity of our capital and where our experience and expertise can provide a competitive advantage. Our operational objectives are premised on simultaneously achieving three goals: creditworthiness, profitability and growth. We refer to this as creditworthy, profitable growth. We believe we must continually balance these goals in order to deliver long-term value to all of our stakeholders. We have developed a four-part business plan to meet these goals:

  •
  Identify underserved niches.  We focus on product or market niches in financial services that we believe are underserved and in which customers are willing to pay a premium for value-added services. We don't believe it is necessary to be the largest or leading market share company in any of our product lines, but we do believe it is important that we are viewed as a preferred provider in niche segments of those product offerings.

  •
  Hire exceptional management with niche expertise.  We enter niches only when we have attracted excellent senior managers who have proven track records in the niche for which they are responsible. We structure our companies so these managers are encouraged to focus only on their area of expertise and lines of business. In addition, we believe our willingness to offer minority ownership positions in our lines of business to these managers provides them with the long-term incentive to achieve creditworthy, profitable growth. We also employ a similar strategy when looking to expand our lines of business.

  Each line of our five lines of business has a separate management team that operates its niche as a separate business unit responsible for performance goals specific to that particular line of business. Our structure allows the senior managers of each line of business to focus their efforts on understanding their customers and meeting the needs of the markets they serve. This structure also promotes accountability among managers of each enterprise.

  •
  Diversify capital and earnings risk.  We diversify our revenues and allocate our capital across complementary lines of business as a key part of our risk management. Our lines of business are cyclical, but when combined in an appropriate mix, we believe they provide sources of diversification and opportunities for growth in a variety of economic conditions. For example, both the origination and servicing of residential mortgage loans are very cyclical businesses, tied to changes in interest rates. We believe our participation in these markets has been profitable over time due to our dedication to participating in both segments of the mortgage banking business, rather than one or the other, which would otherwise leave us more susceptible to swings in interest rates.

  •
  Reinvest in new opportunities. We reinvest on an ongoing basis in the development of new and existing opportunities. As a result of our attention to long-term value creation, we believe it is important at times to limit short-term growth by investing for future return. Since the selection of excellent managers is an important part of our growth strategy, we are biased toward seeking new growth through organic expansion of existing lines of business or the initiation of a new line through a start-up, utilizing the managers we select to focus on a single line of business. Over the past 10 years, we have made only a few acquisitions and those have typically been in non-competitive situations.

Major Lines of Business

    We are a regulated bank holding company and we conduct our consumer and commercial lending businesses through various operating subsidiaries. At the parent level, we work actively to add value to our lines of business by interacting with the management teams, capitalizing on interrelationships, providing centralized services and coordinating overall organizational decisions. Under this organizational structure, our separate businesses hold and fund the majority of their assets through Irwin Union Bank and Trust. This provides additional liquidity and results in regulatory oversight of each of our lines of business.

    The following table shows our net income (loss) by line of business for the past five years and the first six months of 2001:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands)
Net income (loss):
Commercial banking	$3,142	$3,553	$7,090	$7,345	$6,509	$5,587	$4,254
Mortgage banking	14,488	6,249	13,006	23,063	28,853	21,300	20,422
Home equity lending	9,457	6,554	18,494	12,606	(6,668)	1,710	(816)
Equipment leasing	(968)	(1,799)	(2,563)	(843)	—	—	—
Venture capital	(3,007)	4,243	2,723	656	—	—	—
Other(1)	(1,133)	(1,813)	(3,086)	(9,671)	1,809	(4,153)	(1,432)

Total consolidated net income	$21,979	$16,987	$35,666	$33,156	$30,503	$24,444	$22,428

(1)
Includes parent and consolidating entries and results attributable to our medical equipment leasing business which we exited in 1998.

Commercial Banking

    Our commercial banking line of business focuses on providing credit, cash management and personal banking products to small businesses and business owners. We offer a full line of consumer, mortgage and commercial loans, as well as personal and commercial checking accounts, savings and time deposit accounts, personal and business loans, credit card services, money transfer services, financial counseling, property, casualty, life and health insurance agency services, trust services, securities brokerage and safe deposit facilities.

    We offer commercial banking services through our banking subsidiaries, Irwin Union Bank and Trust, an Indiana state-chartered commercial bank, and Irwin Union Bank, F.S.B., a federal savings bank. We formed the federal savings bank to provide us the flexibility to expand our commercial banking line of business into markets where commercial banks like Irwin Union Bank and Trust are not permitted to branch under current law. We sell a substantial majority of the commercial loans we originate at Irwin Union Bank, F.S.B. to Irwin Union Bank and Trust.

  •
  Irwin Union Bank and Trust Company—headquartered in Columbus, Indiana and organized in 1871, is a full service Indiana state-chartered commercial bank with offices currently located throughout nine counties in central and southern Indiana, as well as in Kalamazoo, Grandville (near Grand Rapids), Traverse City and Lansing, Michigan, and Carson City, Nevada; and

  •
  Irwin Union Bank, F.S.B.—headquartered in Louisville, Kentucky, is a full-service federal savings bank that began operations in December 2000. Currently we have offices located in Brentwood, Missouri (near St. Louis), Louisville, Kentucky, Salt Lake City, Utah, Las Vegas, Nevada and Phoenix, Arizona.

    The following table shows selected financial information for our commercial banking line of business:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Commercial Banking:
Net income	$3,142	$3,553	$7,090	$7,345	$6,509	$5,587	$4,254
Total assets	1,443,534	950,887	1,167,559	789,560	607,992	539,233	503,507
Total loans	1,277,658	873,339	1,067,980	720,493	514,950	410,272	336,580
Total deposits	1,305,352	825,408	998,892	710,899	567,526	486,481	453,879
Return on average assets	0.50%	0.83%	0.74%	1.08%	1.15%	1.08%	0.91%
Return on average equity	8.71	12.39	12.31	13.89	15.48	15.42	13.41
Net interest margin	3.76	4.47	4.25	4.82	4.75	4.61	4.67
Efficiency ratio	70.42	71.58	71.00	68.06	66.60	64.62	69.66
Nonperforming assets to total assets	0.17	0.21	0.23	0.15	0.31	0.60	0.76
Net charge-offs to average loans	0.13	0.14	0.12	0.16	0.13	0.34	0.34

  Strategy

    Our strategy is to expand our commercial banking line of business into selected new markets. We target economically strong metropolitan markets where we believe recent bank consolidation has negatively impacted customers. We believe that this consolidation has led to disenchantment with the delivery of financial services to the small business community among both the owners of those small businesses and the senior banking officers who had been providing services to them. In markets that management identifies as attractive opportunities, the bank seeks to hire senior commercial loan officers who have strong local ties and who can focus on providing personalized lending services to small businesses in that market. Our strategy is to expand only in markets that satisfy the following criteria:

  •
  the market is a metropolitan area with attractive business demographics displaying evidence of sustainable growth;

  •
  recent banking merger and acquisition activity has occurred in the market where management believes that the acquiror is viewed by customers as an outsider and/or not responsive to local small business needs; and

  •
  we are able to attract experienced, senior banking staff to manage the new market.

    We expect consolidation to continue in the banking and financial services industry and plan to capitalize on the opportunities brought about in this environment by continuing the bank's growth strategy for small business banking in new markets throughout the United States. Our focus will be to provide personalized banking services to small businesses, using experienced lenders with a strong presence in those cities affected by the industry-wide consolidations. In addition to its market expansion, our commercial bank intends to develop further its banking products that satisfy the needs of the small business borrowers and its insurance and investment operations in order to provide a full range of financial services to its customers.

    On average, we anticipate our new banking offices will break even approximately 18 months after they are opened, and we estimate that a banking office will achieve targeted levels of profitability in approximately five years, in an average market. Some markets will experience growth and profitability at greater or lesser rates than we currently expect because of many factors, including execution of our strategy, accuracy in assessing market potential, and success in recruiting senior lenders and other staff. Over time, we may choose to leave certain markets if these factors limit profitability.

    The following tables show the geographic composition of our commercial banking loans and our deposits:

			December 31,
	June 30, 2001		2000		1999		1998
	Loans Outstanding	Percent of Total	Loans Outstanding	Percent of Total	Loans Outstanding	Percent of Total	Loans Outstanding	Percent of Total
	(dollars in thousands)
Southern Indiana	$518,498	40.6%	$519,863	48.7%	$469,991	65.3%	$398,705	77.4%
Indianapolis MSA	271,051	21.2	263,047	24.6	195,399	27.1	116,245	22.6
Markets entered since 1999(1)	488,109	38.2	285,070	26.7	55,103	7.6	—	—

Total	$1,277,658	100.0%	$1,067,980	100.0%	$720,493	100.0%	$514,950	100.0%

			December 31,
	June 30, 2001		2000		1999		1998
	Deposits	Percent of Total	Deposits	Percent of Total	Deposits	Percent of Total	Deposits	Percent of Total
	(dollars in thousands)
Southern Indiana	$978,191	74.9%	$886,099	88.8%	$659,803	92.8%	$530,622	93.5%
Indianapolis MSA	110,799	8.5	61,401	6.1	43,731	6.2	36,904	6.5
Markets entered since 1999(1)	216,362	16.6	51,392	5.1	7,364	1.0	—	—

Total	$1,305,352	100.0%	$998,892	100.0%	$710,898	100.0%	$567,526	100.0%

(1)
Includes offices in Kalamazoo, Grandville, Traverse City and Lansing, Michigan; Brentwood, Missouri; Louisville, Kentucky; Salt Lake City, Utah; Las Vegas, Nevada; and Phoenix, Arizona.

Mortgage Banking

    In our mortgage banking line of business, we originate, purchase, sell, and service conventional and government agency-backed residential mortgage loans throughout the United States. We established this line of business when we acquired our subsidiary, Irwin Mortgage Corporation, in 1981. Most of our mortgage originations either are insured by an agency of the federal government, such as the FHA or the VA, or, in the case of conventional mortgages, meet requirements for resale to the FNMA or the FHLMC. This allows us to remove substantially all of the credit risk of these loans from our balance sheet. Irwin Mortgage sells mortgage loans to institutional and private investors but may retain servicing rights to the loans it originates or purchases from correspondents. We believe this balance between mortgage loan originations and mortgage loan servicing provides us a natural hedge against interest rate changes, which helps stabilize our revenue stream.

    At August 31, 2001, Irwin Mortgage operated 96 production and satellite offices in 28 states. Our mortgage banking line of business is currently our largest contributor to revenue, comprising 52.5% of our total revenues for the six months ended June 30, 2001 compared to 49.8% of the first six months of 2000. Our mortgage banking line of business contributed 65.92% of our net income for the first six months of 2001, compared to 36.79% for the same period in 2000.

    The following table shows selected financial data for our mortgage banking line of business:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Mortgage Banking:
Net income	$14,488	$6,249	$13,006	$23,063	$28,853	$21,300	$20,422
Gain on sale of loans	44,436	22,508	45,601	72,395	97,724	53,332	41,333
Loan servicing fees	24,798	26,337	50,309	54,247	55,217	50,194	45,573
Gain on sale of bulk servicing	5,781	5,723	27,528	9,005	829	1,512	1,224
Total net revenue	99,146	69,815	140,932	180,767	207,238	147,657	135,310
Total mortgage originations	4,359,940	1,942,990	4,091,573	5,876,750	8,944,615	5,397,338	5,085,625
Refinancings to total originations	52.88%	14.02%	16.39%	28.64%	49.54%	22.53%	18.95%
Servicing sold to production	39.50	78.71	99.35	79.89	56.95	71.82	60.87
Owned first mortgage servicing portfolio	$10,474,246	$10,261,375	$9,196,513	$10,488,112	$11,242,470	$10,713,549	$10,810,988
Bulk sales of servicing	636,403	871,593	2,526,006	1,216,718	99,929	536,791	1,481,350
Servicing assets	170,723	133,010	121,555	132,648	113,131	81,610	71,715
Weighted average coupon	7.54%	7.68%	7.76%	7.51%	7.56%	7.85%	7.83%

    We purchase mortgage loans from third party sources, such as wholesale loan brokers. We originate loans through retail branches, and, to a limited degree, through our Internet website. We identify potential borrowers mainly through relationships maintained with housing intermediaries, such as realtors, home builders and brokers. We fund loans on a short-term basis on the balance sheet of the bank using internal funding sources, through credit facilities provided by third parties, and through repurchase agreements with investment banks. Generally within a 30-day period, individual loans are pooled, securitized and/or sold into the secondary mortgage market, which includes government-sponsored mortgage entities, nationally sponsored mortgage conduits, and institutional and private investors. Our mortgage banking line of business may retain servicing rights to the loans that it originates or purchases from correspondents. Furthermore, Irwin Mortgage collects and accounts for the monthly payments on each loan serviced and pays the real estate taxes and insurance necessary to protect the integrity of the mortgage lien, for which it receives a servicing fee.

    We believe there is a balance between mortgage loan originations and mortgage loan servicing which provides a natural hedge against interest rate changes and the impact of rate changes on each part of the business. In rising interest rate environments, originations typically decline, while the unrealized value of our mortgage servicing portfolio generally increases as prepayment expectations decline. In declining interest rate environments, unrealized servicing values typically decrease as prepayment expectations increase, while the value of our mortgage production franchise generally increases. We sell servicing rights periodically for many reasons, including income recognition, cash flow, and servicing portfolio management.

  Strategy

    Our mortgage banking line of business uses a niche strategy, focusing on first-time homeowners, which we believe will increase in numbers in coming years due to certain national demographic trends that are favorable to housing formation in our target markets. The mortgage banking business is cyclical, following changes in interest rates. In our mortgage banking line of business we do not try to anticipate the timing of changes in interest rates, but instead we have developed a strategy intended to maintain profitability across interest rate cycles. Our strategy comprises three components:

  •
  We manage our loan production activities through the expansion or contraction of existing channels in geographic markets and demographic groups that support our first time home buyer strategy, and channels (such as credit unions) that are thought to be underserved by the mortgage industry and that value the mortgage bank's service-oriented approach to lending.

  •
  We have sought to improve profit margins through a process improvement initiative, which we began in 1999 to significantly reduce fixed costs associated with processing and securitizing mortgage loans. We are re-designing our processes so that we process, underwrite, and close loans in a more centralized environment.

  •
  We are more likely to retain servicing rights in periods of low interest rates and more likely to sell these servicing rights during periods of high interest rates. This strategy gives the flexibility to invest in servicing rights during periods of relatively high production and sell the servicing during periods of lower production.

Home Equity Lending

    In our home equity lending line of business, we originate, purchase, securitize and service home equity loans and lines of credit nationwide. We generally sell the loans through securitization transactions. We continue to service the loans that we securitize. We target creditworthy, homeowning consumers who are active, unsecured credit card debt users. Target customers are underwritten using proprietary models based on several criteria, including the customer's previous use of credit. We market our home equity products through direct mail and telemarketing, mortgage brokers and correspondent lenders nationwide and through Internet-based solicitations.

    We established this line of business when we formed Irwin Home Equity Corporation in 1994 as our subsidiary. Irwin Home Equity is headquartered in San Ramon, California and became a subsidiary of Irwin Union Bank and Trust in 2001. In 1997 and 1998, we significantly redesigned our product offerings to better position this line of business, introducing new products with origination fees and early repayment options. We also introduced home equity loans with loan-to-value ratios of up to 125% of their collateral value. Home equity loans with loan-to-value ratios greater than 100% are priced with higher coupons than home equity loans with loan-to-value ratios less than 100% to compensate for the increased risk. For the six months ended June 30, 2001, home equity loans with loan-to-value ratios greater than 100% made up 58% of our loan originations.

    For most of our home equity product offerings, we offer customers the choice to accept an early repayment fee in exchange for a lower interest rate. A typical repayment option provides for a fee equal to up to six months' interest that is payable if the borrower chooses to repay the loan during the first three to five years of its term. Approximately 79.6%, or $0.9 billion, of our home equity loan servicing portfolio at June 30, 2001 carried early repayment fees. This portfolio does not include our floating rate lines of credit.

    Irwin Home Equity's core competencies are credit risk management and analysis, risk assessment, profit-based planning and specialized home loan servicing, with particular expertise in product development, test management and database analysis. Irwin Home Equity regularly develops and tests new product offerings on a limited basis, and introduces those that prove successful on a national basis. Current product offerings, in addition to traditional home equity products, include first mortgage refinance programs.

    Our home equity lending line of business blends aspects of the credit card and mortgage banking industries. The home equity products are designed to appeal to homeowners who have high levels of unsecured (credit card) debt, who through the use of a debt consolidating mortgage loan can meaningfully reduce their after-tax monthly cash outflows. We underwrite our loans as if the credit is unsecured, but find that the mortgage lien associated with the loan has a meaningful, positive influence on the payment priority of our customers. Our target customers have household incomes in the range of $125,000 to $195,000, have owned their home for four to seven years, and have been in their current employment for about seven years.

    The following table shows selected financial data for our home equity lending line of business:

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Home Equity Lending:
Net interest income	$28,876	$14,039	$35,593	$18,852	$5,495	$7,129	$7,755
Gain on sale of loans	33,307	18,801	30,340	23,998	18,610	15,908	7,798
Loan servicing fees	6,287	3,113	7,559	4,907	3,323	2,145	710
Total net revenue	65,018	43,506	103,447	50,566	23,941	21,777	15,420
Operating expense	49,256	32,685	72,623	35,557	30,609	20,067	16,236
Net income (loss)	9,457	6,554	18,494	12,606	(6,668)	1,710	(816)
Loan and line of credit volume	452,161	408,073	1,225,955	439,507	389,673	214,518	169,120
Secondary market delivery	401,975	356,228	774,610	430,743	294,261	210,057	79,936
Total servicing portfolio	1,985,946	1,153,320	1,822,856	842,403	581,241	358,166	230,450
Interest-only strips(1)	189,206	95,440	152,614	57,883	32,321	22,134	12,661
Weighted average yield on loans	13.35%	12.67%	13.09%	12.33%	11.86%	13.97%	14.08%
Weighted average yield on lines of credit	12.25	13.72	14.04	12.72	11.89	12.96	12.80
Gain on sale to total loans securitized	8.29	5.28	3.92	5.57	6.32	7.57	9.76
Delinquency ratio	4.5	2.1	4.3	2.7	1.3	1.5	0.7
Return on average equity(2)	20.29	23.25	30.57	17.12	(15.79)	7.33	(5.20)

(1)
Included in trading assets on our consolidated balance sheet.

(2)
Annualized for interim periods.

  Strategy

    We expect to continue to expand our home equity lending line of business through the development of new products, the extension of existing products to new customers, and the increased usage of indirect distribution channels. Our indirect channels include mortgage brokers, correspondent lenders and Internet sites. In the near term, we plan to continue to originate a high level of loans with high loan-to-value ratios in this line of business.

    The environment for high loan-to-value home equity lending has become more favorable during the past two years, with the exit of many home equity lenders who did not survive the competitive pressures and significant refinance activity of 1998. This has helped our recent expansion in this line of business. We anticipate that the competitive environment will remain favorable and consumer demand for home equity products is expected to remain high for the remainder of 2001. We believe these factors, coupled with the recent expansion of our broker and correspondent channels for distribution of our home equity products, should position our home equity lending business to continue growth in originations. From time to time, we engage in bulk loan acquisitions from third parties to supplement our internal growth. The timing of bulk loan acquisitions is more difficult to predict; however, we intend to opportunistically continue our growth in this channel as appropriate.

    We lend nationally in our home equity lending line of business. The following table shows the geographic composition of our home equity lending portfolio on a percentage basis as of June 30, 2001 and December 31, 2000:

State	June 30, 2001	December 31, 2000
California	24.2%	24.4%
Florida	7.2	7.0
Illinois	5.4	5.6
Ohio	5.3	5.3
Virginia	5.3	5.0
Michigan	4.7	5.3
All other states	47.9	47.4

Total	100.0%	100.0%

Total servicing portfolio (in thousands)	$1,985,946	$1,822,856

  Underwriting

    We have established specific home equity loan underwriting guidelines that we apply to all loans we originate in this line of business. The underwriting process is intended to assess both the prospective borrower's ability to repay the loan and the adequacy of the real property security as collateral for the loan. Real estate used for collateral to secure the loans may be either residential (mostly primary residences, but also second and vacation homes) or investor-owned one- to four-family homes, condominiums or townhouses. Generally, each home must have a minimum appraised value of $30,000. Mobile housing or agricultural land are not accepted as collateral.

    We also require a credit report by an independent credit reporting agency that describes the applicant's credit history. These credit reports typically reflect all delinquencies of thirty days or more, repossessions, judgments, foreclosures, garnishments, bankruptcies, divorce actions and similar adverse credit events that can be discovered by a search of public records. We obtain written verification on any first mortgage balance, its status and whether local taxes, interest, insurance and assessments are included in the applicant's monthly payment on the first mortgage. If taxes and assessments are not included in the monthly payment, we require verification that these payments are current.

    Each loan applicant is required to secure property insurance in an amount sufficient to cover the new loan and any prior mortgage. If the sum of the outstanding first mortgage and the home equity loan exceeds replacement value, insurance at least equal to replacement value may be accepted.

    Generally, the home equity loans we originate fall within two categories:

  •
  loans that have a combined loan to value ratio, or CLTV, of up to 100%, referred to as 100% CLTV loans; and

  •
  loans which have a CLTV of greater than 100% but less than 125%, referred to as 125% CLTV loans.

    Most of our borrowers use the loan proceeds for purposes such as rate and term refinancing, debt consolidation or cash back loans. Extensions of credit may take the form of either a standard home equity loan, which has a fixed rate, or a home equity line of credit, which is a variable rate line of credit.

    The following table generally outlines certain parameters of credit grades and other criteria of our home equity lending underwriting guidelines. This table is not all-inclusive, but is meant to illustrate significant underwriting criteria.

	100% CLTV Loans			125% CLTV Loans
Amounts	$20,000 - $300,000, over $300,000 requires exception approval			$20,000 - $125,000, over $125,000 requires exception approval
Lien Position	1st, 2nd or 3rd lien position—loans in 3rd position will be limited to $100,000			1st, 2nd or 3rd lien position—loans in 3rd position will be limited to $75,000
Credit Grades /History:
Grade	Excellent	Superior	Good	Excellent	Superior	Good
File Age(1)	min 8 yrs	min 5 yrs	min 2 yrs	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Unsecured credit delinquencies	0x90 24 mos.	1x90 24 mos.	2x90 24 mos.	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Mortgage delinquencies	0x30 24 mos.	1x30 24 mos.	2x30 24 mos.	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Bankruptcy	none for 5 yrs	none for 5 yrs	none for 2 yrs	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Foreclosure	none	none	none	Same as 100% CLTV	Same as 100% CLTV	Same as 100% CLTV
Occupancy Type	Primary residence, rental property or secondary residence			Primary residence
Home Ownership Minimum	Six months for primary residence, 12 months non-owner occupied			Six months for primary residence, non-owner occupied is ineligible
Credit Score	Generally 600 FICO minimum is required			Same as 100% CLTV
Residual Debt	Maximum unsecured; 35% of annual household income			Same as 100% CLTV
Debt Service Ratio	Generally not to exceed 55% of household income			Same as 100% CLTV
Income/ Employment	Unless otherwise specified, income should continue for three years			Same as 100% CLTV
Eligible Collateral	Single family residence, 2 to 4 unit, condo, planned unit development and manufactured home (within guideline)			Same as 100% CLTV
General appraisal requirements	Dependent on loan amount, credit grade, property type and location			Same as 100% CLTV

(1)
Length (time) of credit file history.

    The following table shows the mix of credit grades of loans by product type in our home equity originations during the first half of 2001:

Credit Grade	Volume (in thousands)	% of Total
100% CLTV
Excellent	$141,390	74.2%
Superior	32,979	17.3
Good	14,650	7.7
Other	1,615	0.8

Total	$190,634	100%

125% CLTV
Excellent	$197,433	75.5%
Superior	43,380	16.6
Good	20,639	7.9
Other	75	—

Total	$261,527	100%

  Securitizations

    In our home equity lending line of business we originate and fund loans until such time as we have a sufficient volume of loans to effect a securitization. When we securitize, we sell bonds in the secondary market using the loans as collateral for the bonds. Following the securitization, the purchasers of the bonds receive the principal collected and interest on the bond at the investor pass-through coupon rate while we receive the excess spread. The excess spread is either a contractual right or a certificated security generally in the form of an interest-only or residual certificate.

    The purchasers of the bonds receive a credit-enhanced security. We obtain credit enhancement through subordination of an amount of excess spread that we retain, and, at times, through an insurance policy provided by an AAA/Aaa-rated monoline insurance company.

    The pooling and servicing agreements that govern the distribution of cash flows from the loans included in the securitization require either (1) the establishment of a reserve account that may be funded by cash or a letter of credit deposited by Irwin Union Bank and Trust or (2) the overcollateralization of the obligations, which is intended to result in receipts and collections on the loans exceeding the amounts required to be distributed to the holders of the bonds. If payment defaults exceed the amount in the reserve account or the amount of overcollateralization, as applicable, the monoline insurance company policy, if any, will pay any losses thereafter experienced by holders of the bonds. To date, there have been no claims on any monoline insurance company policy obtained in any of our home equity securitizations.

    Generally accepted accounting principles for this funding practice require that we recognize revenues and record interest-only strips equal to the present value of the future net revenues from the loans, less bond costs and expected losses at the time we sell the bonds. The retained credit risk and interest rate risk on these loans are reflected in our assumptions about the value of these interest-only strips. To validate our assumptions and manage the amount of capital we are required to hold in this line of business, we have sold an aggregate of $231.1 million in participations in three separate transactions in certain of these strips over the past two years at the carrying value of these strips.

    Our home equity lending business retains credit risk on loans it originates whether funded on- or off-balance sheet. Delinquency rates and losses on our managed portfolio result from a variety of factors, including loan seasoning, portfolio mix, and general economic conditions. The 30-day and greater delinquency ratio was 4.50% at June 30, 2001, and 4.31% at December 31, 2000, compared to

2.70% at December 31, 1999. As the average age of our portfolio continues to increase and our product mix includes more high loan-to-value loans, coupled with anticipated declines in general economic conditions, we believe that delinquencies and losses are likely to increase during the remainder of 2001. We take this into consideration when determining our loss reserves and valuation parameters used in valuing the loans and interest-only strips on the balance sheet.

Equipment Leasing

    In our equipment leasing line of business, we originate transactions from an established North American network of brokers and vendors and through direct sales to franchisees. We also use an e-commerce system that provides automated credit scoring, documentation, and portfolio management services. The majority of our leases are full payout (i.e., no residual), small-ticket assets secured by commercial equipment. We finance a variety of commercial and office equipment types and try to limit the industry and geographic concentrations in our lease portfolio.

    We established this line of business in 1999 when we formed Irwin Business Finance, our United States equipment leasing company, headquartered in Bellevue, Washington. On July 14, 2000, the equipment leasing line of business completed an acquisition of an ownership position of approximately 78% in Onset Capital Corporation, a Canadian small-ticket equipment leasing company headquartered in Vancouver, British Columbia. Principals of Onset own the remaining approximately 22%. The Onset acquisition added approximately $60 million in leases to our equipment leasing portfolio. We are in the process of forming Irwin Franchise Capital Corporation and we acquired a portfolio of approximately $22 million in leases and loans in August 2001 to begin our franchise finance operations. We established Irwin Capital Holdings in April 2001 as a subsidiary of Irwin Union Bank and Trust to serve as the parent company for both our United States and Canadian equipment leasing companies.

    The leasing industry experienced strong growth in new business volume in 1999 and through the first three quarters of 2000, with an overall softening in the fourth quarter and in 2001 reflecting the general decline in the U.S. economy during that period. Margins increased in the latter half of 2000 and continuing into the first half of 2001 as lessors in the small-ticket market were able to hold rates despite a general decline in cost of funds. Because it is in a development stage, management anticipates that our equipment leasing line of business will not break even until at least mid-2002. Our equipment leasing line of business had a total portfolio of $196.0 million as of June 30, 2001.

Venture Capital

    In our venture capital line of business, we make minority investments in early stage companies in the financial services industry and related fields which intend to use technology as a key component of their competitive strategy. We provide Irwin Ventures' portfolio companies the benefit of our management experience in the financial services industry. In addition, we expect that contacts made through venture activities may benefit management of our other lines of business through the sharing of technologies and market opportunities. Our venture capital line of business had investments in five private companies as of June 30, 2001, with an aggregate investment cost of $8.08 million and a carrying value of $10.15 million.

    In August 1999, Irwin Ventures established a subsidiary, Irwin Ventures Incorporated SBIC, which received a small business investment company license from the Small Business Administration. In December 2000, Irwin Ventures and Irwin Ventures SBIC became Delaware limited liability companies. The primary geographic focus of this subsidiary and each of our investments to date is on the corridors of the east and west coasts between Washington, D.C. and Boston, and Los Angeles and Seattle.

    In 1999, our Board of Directors approved an allocation of up to $20 million, or 10% of Irwin's Tier 1 capital at that time, to support this subsidiary. We carry venture capital investments held by Irwin Ventures at market value, with changes in market value recognized in other income. The investment committee of Irwin Ventures determines the value of the investments at the end of each reporting period. We adjust the values based upon review of the investee's financial results, condition, and prospects. Changes in estimated market values can also be made when an event such as a new funding round from other private equity investors would cause a change in estimated market value. In the future, should Irwin Ventures have investments in publicly-traded securities, it would look to the traded market value of the investments as the basis of its mark-to-market.

    Despite the recent sharp reduction in values of technology segment companies, Irwin Ventures continues to see opportunities in emerging technologies applied to the financial services industry. Irwin Ventures believes this will continue as improvements in technology and entrepreneurial innovation continue to change the manner in which financial services are delivered to businesses and consumers.

Competition

    In our commercial banking business, we compete with commercial banks, savings banks, thrifts and credit unions for deposits and loans in and around the counties surrounding our branch offices, and with a number of nonbank companies located throughout the United States, including insurance companies, retailers, securities firms, companies offering money market accounts, and national credit card companies.

    In our mortgage banking business, we originate and service residential first and second mortgage loans from 96 production and satellite offices in 27 states across the country. In these areas, we compete for mortgage loans with other national, regional, local, and web-enabled mortgage banking companies, as well as commercial banks, savings banks, and savings and loan associations. Irwin Mortgage purchases mortgage loans from correspondents in these and other states as well.

    In our home equity lending business, our primary competitors for our home equity loans and lines of credit include banks, mortgage banks, large securities firms, credit unions, thrifts, credit card issuers, finance companies, and other home equity and mortgage lenders with operations that are either national, regional, local or web-enabled in scope. Competition can take many forms, including convenience in obtaining loans, customer service, marketing and distribution channels, terms provided and interest rates charged to borrowers.

    In our equipment leasing business, our primary competitors include other finance companies that are independent or affiliated with banks or large equipment leasing companies that operate on a national or regional basis.

    In our venture capital line of business, we compete primarily with other venture capital firms and individuals who invest in start-up companies.

    Some of our competitors are not subject to the same degree of regulation as that imposed on bank holding companies, state banking organizations and federal saving banks. In addition, many larger banking organizations, mortgage companies, mortgage banks, insurance companies and securities firms have significantly greater resources than we do. As a result, some of our competitors have advantages over us in name recognition and market penetration.

PRICE RANGE OF COMMON SHARES

    Our common shares are quoted on the Nasdaq National Market under the symbol "IRWN." Our common shares were approved for listing on the New York Stock Exchange on September 5, 2001 under the symbol "IFC." We currently expect that trading of our shares on the New York Stock Exchange will commence on or before commencement of this offering. The following table sets forth the high and low sales prices and cash dividends declared per common share for the periods indicated. All information has been adjusted for stock splits.

	Price Range
			Dividends Declared
	High	Low
1999
First quarter	$28.875	$20.00	$0.05
Second quarter	25.50	17.50	0.05
Third quarter	25.00	19.33	0.05
Fourth quarter	22.875	17.00	0.05
2000
First quarter	$18.313	$13.563	$0.06
Second quarter	18.50	14.375	0.06
Third quarter	17.00	13.44	0.06
Fourth quarter	22.00	13.25	0.06
2001
First quarter	$24.88	$19.31	$0.065
Second quarter	25.25	18.69	0.065
Third quarter (through September 17)	27.70	18.68	0.065

    As of September 6, 2001, there were approximately 1,773 holders of record of our common shares and 21,268,550 common shares outstanding. The last reported sale price of our common shares on Nasdaq on September 17, 2001, was $19.10.

DIVIDEND POLICY

    Holders of our common shares are entitled to receive any cash dividends that may be declared by our Board of Directors. The declaration and payment of future dividends to holders of our common shares will be at the discretion of our Board of Directors and will depend upon our earnings and financial condition, the capital requirements of our subsidiaries, regulatory conditions and considerations and such other factors as our Board of Directors may deem relevant. See "Description of Capital Stock—Common Shares."

    As a holding company, we ultimately are dependent upon our subsidiaries to provide funding for our operating expenses, debt service and dividends. Various banking laws applicable to the bank limit the payment of dividends, management fees and other distributions by the bank to us, and may therefore limit our ability to pay dividends on our common shares. See "Supervision and Regulation" beginning on page 76. Also, we are prohibited from paying dividends on our common shares if we have not made distributions or required payments on our trust preferred securities, convertible trust preferred securities and debt securities.

    Historically, we have adopted a policy of reinvesting a substantial portion of our net income into the growth of our businesses. We anticipate this will continue for the foreseeable future.

USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of our common shares, based on an assumed offering price of $      per share, will be approximately $      million after deduction of offering expenses and underwriting commissions. We estimate that our offering expenses will total approximately $            .

    We intend to use the net proceeds from this offering to support the growth of our lines of business, and for other general corporate purposes. In particular, we expect to use the majority of the additional capital to support funding in our commercial banking, home equity lending and leasing lines of business. We anticipate that all or substantially all of the net proceeds of this offering will be contributed as capital to the bank, since we use the bank to fund assets for the majority of our lines of business.

CAPITALIZATION

    The following table sets forth our capitalization at June 30, 2001, on an actual basis and as adjusted for the offering of the common shares (assuming no exercise of the underwriters' over-allotment option), at an assumed offering price of $      per share, and the application of the estimated net proceeds as if such sale had been consummated on June 30, 2001. You should read the information in this table together with our consolidated financial statements and the related notes and with "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	June 30, 2001
	Actual	As Adjusted
	(dollars in thousands)
Long-term debt	$30,000		$30,000

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts(1)	$101,750		$101,750

Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust(2)	$51,750		$51,750

Shareholders' Equity:
Preferred stock, no par value; 4,000,000 shares authorized; an aggregate of 333,330 shares designated as Convertible Preferred Stock, Series A, B, C or D and 96,336 shares issued and outstanding of Series A, B and C	$1,386		$1,386
Common stock, no par value; 40,000,000 shares authorized; 23,402,080 shares issued, including 2,210,486 shares in treasury; shares issued and outstanding, as adjusted	29,965
Additional paid-in capital	4,206
Minority interest	813		813
Accumulated other comprehensive loss	(890)		(890)
Retained earnings	220,955		220,955
Less treasury stock, at cost	(46,170)		(46,170)

Total shareholders' equity	$210,265	$

Capital Ratios(3):
Tier 1 leverage ratio(4)(5)	9.84%
Tier 1 capital ratio(5)	7.81%
Total risk-based capital ratio	11.42%
Total shareholders' equity to total assets	6.45%

(1)
Does not include $15.0 million of trust preferred securities issued in July 2001.

(2)
Our convertible trust preferred securities are subordinate to our other trust preferred securities outstanding.

(3)
The capital ratios, as adjusted, are computed including the estimated net proceeds from the sale of the common shares, in a manner consistent with Federal Reserve regulations.

(4)
The leverage ratio is core capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

(5)
At June 30, 2001, our Tier 1 capital included $70.1 million liquidation amount of trust preferred securities consistent with the applicable limitations imposed by Federal Reserve regulations. As adjusted for the offering, Tier 1 capital at June 30, 2001, includes $      million liquidation amount of trust preferred securities. The excess amounts of our trust preferred securities are included in Tier 2 capital.

SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2000, are derived from our historical financial statements. Our consolidated financial statements for each of the five years ended December 31, 2000 have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary data presented below for the six-month periods ended June 30, 2001 and 2000, are derived from our unaudited financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the six-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2001, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2001.

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands, except per share data)
Statements of Income Data:
Net interest income	$62,953	$40,030	$90,996	$67,122	$59,201	$50,386	$50,020
Provision for loan and lease losses	(4,356)	(2,254)	(5,403)	(4,443)	(5,995)	(6,238)	(4,553)

Net interest income after provision for loan and lease losses	58,597	37,776	85,593	62,679	53,206	44,148	45,467

Noninterest income:
Loan origination fees	28,214	16,875	36,066	41,024	60,013	41,370	43,779
Gain on sale of loans	81,061	40,011	93,677	74,834	75,201	39,210	34,248
Loan servicing fees	31,627	29,923	58,939	60,581	57,284	53,257	46,877
Amortization and impairment of servicing assets	(16,405)	(12,809)	(39,529)	(15,702)	(35,388)	(16,355)	(14,331)
Gain on sale of servicing assets	5,781	5,722	27,528	37,801	43,308	32,631	16,378
Trading gains (losses)	(3,300)	8,291	14,399	(8,296)	1,366	(1,961)	—
Gain from sale of leasing assets	—	—	—	—	5,241	—	—
Other	3,248	14,448	20,631	13,827	11,832	8,696	8,699

Total noninterest income	130,226	102,461	211,711	204,069	218,857	156,848	135,650
Noninterest expense	152,976	111,971	237,962	214,111	221,206	158,818	143,829

Income before income taxes	35,847	28,266	59,342	52,637	50,857	42,178	37,288
Provision for income taxes	14,254	11,279	23,676	19,481	20,354	17,734	14,860

Income before minority interest	21,593	16,987	35,666	33,156	30,503	24,444	22,428
Minority interest	(211)	—	—	—	—	—	—

Income before cumulative effect of change in accounting principle	21,804	16,987	35,666	33,156	30,503	24,444	22,428
Cumulative effect of change in accounting principle, net of tax	175	—	—	—	—	—	—

Net income available to common shareholders	$21,979	$16,987	$35,666	$33,156	$30,503	$24,444	$22,428

Mortgage loan originations	$4,359,940	$1,942,990	$4,091,573	$5,876,750	$8,944,615	$5,397,338	$5,085,625
Home equity loan originations	452,161	408,073	1,225,955	439,507	389,673	214,518	169,120
Common Share Data:
Earnings per share:
Basic	$1.04	$0.81	$1.70	$1.54	$1.40	$1.10	$0.99
Diluted	0.97	0.80	1.67	1.51	1.38	1.08	0.98
Cash dividends per share	0.13	0.12	0.24	0.20	0.16	0.14	0.12
Book value per share	9.86	8.17	8.97	7.55	6.70	5.82	5.23
Dividend payout ratio	12.53%	14.82%	14.13%	12.93%	11.39%	12.74%	12.15%

	At or For Six Months Ended June 30,		At or For Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands, except per share data)
Balance Sheet Data:
Assets	$3,261,657	$1,991,809	$2,422,429	$1,680,847	$1,946,179	$1,496,794	$1,300,122
Trading assets	191,947	96,094	152,805	59,025	32,148	22,133	12,661
Loans held for sale	1,016,792	543,673	579,788	508,997	936,788	528,739	446,898
Loans and leases	1,486,386	939,026	1,234,922	733,424	556,991	611,093	533,050
Allowance for loan and lease losses	15,218	10,054	13,129	8,555	9,888	8,812	6,875
Servicing assets	181,329	139,876	132,638	138,500	117,129	83,044	72,122
Deposits	1,928,886	1,230,499	1,443,330	870,318	1,009,211	719,596	640,153
Short-term borrowings	776,926	410,971	475,502	473,103	644,861	512,275	461,866
Long-term debt	29,631	12,743	29,608	29,784	2,839	7,096	17,659
Trust preferred securities	147,193	64,949	147,167	48,071	47,999	47,927	—
Shareholders' equity	210,265	172,817	189,925	159,296	145,233	127,983	118,903
Owned first mortgage servicing portfolio	10,474,246	10,261,375	9,196,513	10,488,112	11,242,470	11,713,549	10,810,988
Managed home equity portfolio	1,985,946	1,153,320	1,822,856	842,403	581,241	358,166	230,450
Selected Financial Ratios:
Performance Ratios:
Return on average assets(1)	1.57%	1.88%	1.76%	2.01%	1.85%	1.94%	1.95%
Return on average equity(1)	22.51	20.64	20.83	21.51	22.84	19.80	20.58
Net interest margin(1)(2)(3)	5.10	5.22	5.36	5.01	4.09	4.95	5.12
Noninterest income to revenues(4)	67.41	71.91	69.94	75.25	78.71	75.69	73.06
Efficiency ratio(5)	79.19	78.58	78.61	78.95	79.55	76.64	77.46
Loans and leases to deposits(6)	77.06	76.31	85.56	84.27	55.19	84.92	83.27
Average interest-earning assets to average interest-bearing liabilities	114.96	117.63	113.51	133.32	135.06	138.32	131.18
Asset Quality Ratios:
Allowance for loan and lease losses to:
Total loans and leases	1.02%	1.07%	1.06%	1.17%	1.78%	1.45%	1.29%
Non-performing loans and leases	155.52	204.77	181.79	198.72	84.28	114.72	95.81
Net charge-offs to average loans and leases(1)	0.18	0.09	0.28	0.27	0.33	0.46	0.36
Net home equity charge-offs to managed home equity portfolio(1)	0.72	0.36	0.57	0.36	0.37	0.29	0.02
Non-performing assets to total assets	0.49	0.37	0.42	0.48	0.78	0.64	0.72
Non-performing assets to total loans and leases and other real estate owned	1.06	0.78	0.81	1.09	2.74	1.55	1.30
Capital Ratios:
Average shareholders' equity to average assets	6.96%	9.10%	8.46%	9.33%	8.09%	9.78%	9.46%
Tier 1 capital ratio	7.81	9.50	8.87	11.39	11.63	13.56	12.20
Tier 1 leverage ratio	9.84	12.06	12.41	12.77	10.51	12.06	9.84
Total risk-based capital ratio	11.42	11.24	13.59	13.50	12.25	14.85	12.88

(1)
Certain financial ratios for interim periods have been annualized.

(2)
Net interest income divided by average interest-earning assets.

(3)
Calculated on a tax-equivalent basis.

(4)
Revenues consist of net interest income plus noninterest income.

(5)
Noninterest expense divided by net interest income plus noninterest income.

(6)
Excludes loans held for sale.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and notes thereto, each appearing elsewhere in this prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" beginning on page 10 and "Special Note Regarding Forward-Looking Statements" on page 16 in this prospectus.

Overview

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998(2)
Net income (millions)	$22.0	$17.0	$35.7	$33.2	$30.5
Basic earnings per share	1.04	0.81	1.70	1.54	1.40
Diluted earnings per share	0.97	0.80	1.67	1.51	1.38
Return on average equity(1)	22.51%	20.64%	20.83%	21.51%	22.84%
Return on average assets(1)	1.57	1.88	1.76	2.01	1.85

(1)
Annualized for interim periods.

(2)
We had a $3.1 million one-time after-tax gain in 1998 due to the sale of the majority of assets of our now discontinued medical equipment leasing business.

    We recorded net income of $22.0 million for the six month period ended June 30, 2001, up 29.4% from the same period in 2000. Net income was $35.7 million for the year ended December 31, 2000, compared to $33.2 million in 1999, and $30.5 million in 1998. Net income per share (diluted) was $0.97 during the first half of 2001, up from $0.80 during the same period a year earlier. Net income per share (diluted) was $1.67 for the year ended December 31, 2000, up from $1.51 per share in 1999 and $1.38 per share in 1998. Return on equity for the six months ended June 30, 2001 was 22.51% annualized, compared to 20.64% annualized for the same period in 2000, 20.83% for the year ended December 31, 2000, 21.51% in 1999 and 22.84% in 1998. The effective income tax rate for the first half of 2001 as well as 2000 was 40%, compared to 37% in 1999, and 40% in 1998. The lower rate in 1999 was the result of a change in the Indiana Financial Institutions Tax which took effect in 1999. The change in tax law resulted in a reduction in our deferred Indiana income tax liability.

    Our commercial banking line of business continued to grow its loan portfolio during the first half of 2001; however, its margin continued to decline during the period. Our mortgage banking line of business experienced significant increases in mortgage loan production as a result of declining interest rates during the first six months of 2001. Our home equity lending line of business continued to see significant growth in production and in its managed portfolio during the first half of 2001. Our equipment leasing line of business incurred losses during the first six months of 2001 which were in line with management's expectations given the start-up nature of this line of business. Our venture capital line of business recorded losses during the first six months of 2001 attributable to net valuation writedowns in its portfolio investments.

    Results in our commercial banking line of business were driven by strong commercial loan portfolio growth in 2000 reflecting continued geographic expansion into new markets in Midwestern and Western states. Our mortgage banking line of business was negatively impacted in 2000 by rising rates throughout most of the year followed by a sharp decline in interest rates late in the fourth quarter. Our home equity lending line of business experienced a significant improvement in earnings as its managed portfolio continued to grow and expand in its niche of prime credit quality, high loan-to-value second mortgage loans. Our new equipment leasing line of business incurred losses throughout 2000 which were in line with management's expectations given the start-up nature of the company. Our venture capital line of business contributed favorably to the consolidated results as a result of net valuation increases in its portfolio investments.

    Results at our commercial banking line of business during 1999 improved in connection with growth in our commercial loan portfolio. However, a rising interest rate environment led to a reduction in loan originations and lower net income at our mortgage banking line of business during 1999, partially offsetting the improvements at our other lines of business. Our home equity lending line of business experienced a significant improvement in earnings in 1999 as a result of a more favorable competitive environment and a reduction in loan prepayment activity. Results in 1999 include a one-time after-tax gain of $1.1 million due to a change in statutory tax rates.

    The following table summarizes our net income (loss) by line of business for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Net income (loss):
Commercial Banking	$3,142	$3,553	$7,090	$7,345	$6,509
Mortgage Banking	14,488	6,249	13,006	23,063	28,853
Home Equity Lending	9,457	6,554	18,494	12,606	(6,668)
Equipment Leasing	(968)	(1,799)	(2,563)	(843)	—
Venture Capital	(3,007)	4,243	2,723	656	—
Other (including consolidating entries)	(1,133)	(1,813)	(3,086)	(9,671)	1,809

	$21,979	$16,987	$35,666	$33,156	$30,503

Commercial Banking

    The following table shows selected financial information for our commercial banking line of business:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
			(dollars in thousands)
Selected Income Statement Data:
Interest income	$51,407	$36,533	$82,680	$54,452	$46,056	$41,115	$35,645
Interest expense	29,075	18,352	44,268	23,525	20,957	19,120	15,908

Net interest income	22,332	18,181	38,412	30,927	25,099	21,995	19,737
Provision for loan and lease losses	2,504	1,168	2,933	1,813	1,820	2,201	2,284
Noninterest income	6,580	5,876	11,974	11,797	11,712	9,256	9,298
Operating expense	21,215	17,054	35,773	29,080	24,515	20,194	20,225

Income before taxes	5,193	5,835	11,680	11,831	10,476	8,856	6,526
Income taxes	2,051	2,282	4,590	4,486	3,967	3,269	2,272

Net income	$3,142	$3,553	$7,090	$7,345	$6,509	$5,587	$4,254

Selected Balance Sheet Data at End of Period:
Total assets	$1,443,534	$950,887	$1,167,559	$789,560	$607,992	$539,233	$503,507
Loans	1,277,658	873,339	1,067,980	720,493	514,950	410,272	336,580
Allowance for loan and lease losses	11,000	8,028	9,228	7,375	6,680	5,525	4,790
Deposits	1,305,352	825,408	998,892	710,899	567,526	486,481	453,879
Shareholders' equity	76,573	58,378	68,539	63,678	46,990	38,390	33,967
Daily Averages:
Assets	$1,260,777	$866,052	$956,744	$682,632	$567,116	$515,666	$459,893
Loans	1,147,520	791,678	879,875	600,877	462,319	370,313	329,658
Allowance for loan and lease losses	9,868	7,750	8,133	7,317	6,308	5,332	4,367
Deposits	1,147,057	778,336	851,386	619,308	514,694	463,851	413,935
Shareholders' equity	72,812	57,651	57,214	52,867	42,026	36,232	31,863
Shareholders' equity to assets	5.78%	6.66%	5.98%	7.74%	7.41%	7.03%	6.93%

  Net Income

    Commercial banking net income decreased to $3.1 million during the first half of 2001, compared to $3.6 million during the same period in 2000. Commercial banking net income in 2000 totaled $7.1 million, down 3.5% from 1999 net income of $7.3 million and up 8.9% from 1998 net income of $6.5 million. Results in 2001 and 2000 reflect the continued growth and expansion efforts of our commercial banking business into new markets.

  Net Interest Income

    The following table shows information about net interest income for our commercial banking line of business:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Net interest income on a taxable equivalent basis(1)	$22,448	$18,290	$38,620	$31,151	$25,367
Average interest earning assets	1,203,726	822,818	908,739	645,809	534,439
Net interest margin	3.76%	4.47%	4.25%	4.82%	4.75%

(1)
Reflects what net interest income would be if all interest income were subject to federal and state income taxes, annualized for interim periods.

    Net interest income on a taxable equivalent basis for the first half of 2001 was $22.4 million, compared to $18.3 million during the same period in 2000. For the year 2000, net interest income on a tax equivalent basis totaled $38.6 million, an increase of 24.0% from 1999 and 52.2% from 1998. Net interest income is the product of net interest margin and average earning assets. The 2001 and 2000 improvement in net interest income resulted from an increase in our commercial banking loan portfolio as a result of its expansion efforts.

    Annualized net interest margin during the first half of 2001 was 3.76%, compared to 4.47% during the same period in 2000. Net interest margin for the year 2000 decreased to 4.25%, compared to 4.82% in 1999 and 4.75% in 1998. The reduction in the past 18 months is due primarily to the fact that the commercial bank has been negatively impacted by repricing a significant portion of its commercial loan portfolio, which is tied to the prime rate, in advance of corresponding declines in its funding base which is more closely tied to LIBOR and similar market driven rate indices. Also, the expansion activities at the commercial bank have resulted in an increased use of wholesale deposit sources required to fund the growth in the loan portfolio. In addition, during 2000 the parent company began allocating the cost of interest-bearing capital to the commercial banking line of business.

  Noninterest Income

    The following table shows the components of noninterest income for our commercial banking line of business:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Trust fees	$1,151	$1,166	$2,285	$2,257	$2,136
Service charges on deposit accounts	1,178	1,041	2,156	2,021	2,076
Insurance commissions, fees and premiums	921	961	1,877	1,635	1,265
Gain from sales of loans	1,033	96	259	901	1,346
Loan servicing fees	339	498	1,006	1,458	1,745
Brokerage fees	809	1,032	1,991	1,546	1,050
Other	1,149	1,082	2,400	1,979	2,094

Total noninterest income	$6,580	$5,876	$11,974	$11,797	$11,712

Total noninterest income to total net revenues	24.9%	25.7%	25.2%	28.8%	33.5%

    Due to our expansion into new markets as well as increased mortgage production, noninterest income during the first half of 2001 increased 12.0% over the same period in 2000. Noninterest income for the year 2000 increased 1.5% from 1999 and 2.2% from 1998.

  Operating Expenses

    The following table shows the components of operating expenses for our commercial banking line of business:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$12,422	$10,373	$21,507	$16,881	$14,142
Other expenses	8,793	6,681	14,266	12,199	10,373

Total operating expenses	$21,215	$17,054	$35,773	$29,080	$24,515

Number of employees at period end(1)	462	411	432	395	353

(1)
On a full time equivalent basis.

    Operating expenses during the first half of 2001 were $21.2 million, an increase of 24.4% over the same period in 2000. Operating expenses for the year 2000 increased 23.0% from 1999 and 45.9% from 1998. Costs associated with expanding into new markets contributed to the increase.

  Balance Sheet

    Total assets for the six-month period ended June 30, 2001 averaged $1.3 billion compared to $0.9 billion for the same period in 2000. Total assets in 2000 averaged $956.7 million, compared to $682.6 million in 1999 and $567.1 million in 1998. Average earning assets for the six-month period ended June 30, 2001 were $1.3 billion compared to $0.8 billion for the same period in 2000. Average earning assets in 2000 were $908.7 million, up $262.9 million or 40.7% from 1999 and up $374.3 million or 70.0% from 1998. The most significant component of the increase in 2001 and 2000 was an increase in loans as a result of the commercial bank's expansion efforts into new markets. Average deposits for the first six months of 2001 totaled $1.1 billion. Average deposits in 2000 were $851.4 million, an increase of 37.5% from 1999 and an increase of 65.4% from 1998.

  Credit Quality

    The following table shows information about our nonperforming assets in this line of business and our allowance for loan losses:

	June 30,		December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Nonperforming loans	$2,313	$1,862	$2,469	$1,168	$1,858
Other real estate owned	125	122	230	—	48

Total nonperforming assets	$2,438	$1,984	$2,699	$1,168	$1,906

Nonperforming assets to total assets	0.17%	0.21%	0.23%	0.15%	0.31%

Allowance for loan losses	$11,000	$8,028	$9,228	$7,375	$6,680

Allowance for loan losses to total loans	0.86%	0.92%	0.86%	1.02%	1.30%

For the Period Ended:
Provision for loan losses	$2,504	$1,168	$2,933	$1,813	$1,820

Net charge-offs	$731	$515	$1,080	$963	$592

Net charge-offs to average loans	0.13%	0.14%	0.12%	0.16%	0.13%

Mortgage Banking

    The following table shows selected financial information for our mortgage banking line of business:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Selected Income Statement Data:
Net interest income	$9,590	$8,601	$15,401	$21,745	$26,244	$17,577	$17,178
Provision for loan losses	76	21	357	(1,998)	(1,721)	(1,383)	(455)
Loan origination fees	27,531	16,359	34,688	46,311	59,328	41,045	43,463
Gain on sales of loans	44,436	22,508	45,601	72,395	97,724	53,332	41,333
Loan servicing fees	24,798	26,337	50,309	54,247	52,217	50,194	45,573
Amortization and impairment of servicing assets, net of hedging	(15,606)	(11,881)	(37,490)	(24,566)	(29,805)	(15,843)	(13,897)
Gain on sales of bulk servicing rights	5,781	5,723	27,528	9,005	829	1,512	1,224
Other income	2,540	2,147	4,538	3,628	2,422	1,223	891

Total net revenue	99,146	69,815	140,932	180,767	207,238	147,657	135,310
Operating expense	75,535	59,339	119,387	144,915	159,192	111,367	101,215

Income before taxes	23,611	10,476	21,545	35,852	48,046	36,290	34,095
Income taxes	9,298	4,227	8,539	12,789	19,193	14,990	13,673

Net income before cumulative effect of change in accounting principle	$14,313	$6,249	$13,006	$23,063	$28,853	$21,300	$20,422
Cumulative effect of change in accounting principle	175	—	—	—	—	—	—

Net income	$14,488	$6,249	$13,006	$23,063	$28,853	$21,300	$20,422

Selected Balance Sheet Data at End of Period:
Total assets	$977,956	$558,941	$523,920	$549,966	$1,020,249	$792,007	$629,528
Mortgage loans held for sale	663,541	281,604	249,580	277,614	697,542	528,739	446,897
Mortgage servicing assets	170,723	133,010	121,555	132,648	113,131	81,610	71,715
Short-term debt	568,343	238,036	215,826	217,691	430,859	429,451	339,688
Long-term debt	—	23,040	3,951	223	2,839	54	4,914
Shareholders' equity	48,304	39,056	47,828	98,556	104,696	81,058	66,182
Selected Operating Data:
Mortgage loan originations	$4,359,940	$1,942,990	$4,091,573	$5,876,750	$8,944,615	$5,397,338	$5,085,625
Servicing portfolio:
Balance at end of period	10,474,246	10,261,375	9,196,513	10,448,112	11,242,470	10,713,549	10,810,988
Weighted average coupon rate	7.54%	7.68%	7.76%	7.51%	7.56%	7.85%	7.83%
Weighted average servicing fee	0.45	0.43	0.43	0.44	0.43	0.40	0.38
Servicing sold as a % of production	39.5	78.7	99.4	79.9	54.6	71.8	60.9

  Net Income

    Net income from mortgage banking for the six months ended June 30, 2001 was $14.5 million, compared to $6.2 million during the same period in 2000. This increase relates to increased production as a result of a declining interest rate environment. Net income from mortgage banking in 2000 was $13.0 million, a decrease of 43.7% from 1999 results of $23.1 million and a decrease of 55.0% from 1998 results of $28.9 million. Both the 2000 and 1999 declines were the result of rising interest rates which slowed production activity throughout the mortgage banking industry.

    The following table shows the composition of our originations by loan categories for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Total originations	$4,359,940	$1,942,990	$4,091,573	$5,876,750	$8,944,615
Percent retail loans	33.5%	36.0%	35.7%	37.4%	35.9%
Percent wholesale loans	62.1	55.5	55.7	57.1	59.7
Percent brokered(1)	4.4	8.5	8.6	5.5	4.4
Percent refinances	52.9	14.0	16.4	28.6	49.5

(1)
Brokered loans are loans we originate for which we receive loan origination fees, but which are funded, closed and owned by unrelated third parties.

    As a result of the declining interest rate environment, mortgage loan originations for the six months ended June 30, 2001 totaled $4.4 billion, up 124.4% from the same period in 2000. Refinanced loans accounted for 52.9% of loan production in the first half of 2001 compared to 14.0% during the same period in 2000. Higher production volume caused mortgage loan origination income to increase 68.3% in the first half of 2001 to $27.5 million.

    As a result of rising interest rates during most of 2000, our mortgage banking line of business experienced a decline in loan originations in 2000 as compared to 1999 and 1998. Loan originations in 2000 were $4.1 billion, down 30.4% from 1999 and 54.3% from 1998. Income from mortgage loan originations in 2000 totaled $34.7 million, 25.1% lower than 1999 and 21.9% lower than 1998. Refinances accounted for 16.4% of 2000 originations, as compared to 28.6% in 1999 and 49.5% in 1998. Because certain fees are not collected for loan refinancings, loan origination fees, which are fees we charge the borrower to initiate the loan application and/or to secure an interest rate, did not decrease at the same rate as loan production in 2000 and 1999.

    As a result of declining rates which led to higher loan production in the first half of 2001, gains on the sale of loans during this period increased 97.4% compared to the same period in 2000 to $44.4 million. This compares to $45.6 million for the year 2000, $72.4 million for the year 1999 and $97.7 million for the year 1998. Lower loan production levels during a period of rising rates accounted for the decline in 2000 compared to 1999 and 1998.

  Net Revenue

    Net revenue for the first half of 2001 totaled $99.1 million, compared to $69.8 million for the same period in 2000, an increase of 42.0%. Net revenue for the year ended December 31, 2000 totaled $140.9 million, compared to $180.8 million, a decrease of 22.0%, in 1999 and $207.2 million, a decrease of 32.0%, in 1998. The following table sets forth certain information regarding net revenue for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(in thousands)
Net interest income	$9,590	$8,601	$15,401	$21,745	$26,244
Provision for loan losses	76	21	357	(1,998)	(1,721)
Loan origination fees	27,531	16,359	34,688	46,311	59,328
Gain on sales of loans	44,436	22,508	45,601	72,395	97,724
Servicing fees	24,798	26,337	50,309	54,247	52,217
Amortization and impairment of servicing assets, net of hedging	(15,606)	(11,881)	(37,490)	(24,566)	(29,805)
Gain on sales of bulk servicing	5,781	5,723	27,528	9,005	829
Other income	2,540	2,147	4,538	3,628	2,422

Total net revenue	$99,146	$69,815	$140,932	$180,767	$207,238

    Net interest income is generated from the interest earned on mortgage loans before they are sold to investors, less the interest expense incurred on borrowings to fund the loans. Net interest income for the first half of 2001 totaled $9.6 million, compared to $8.6 million for the same period in 2000. Included in the first half of 2000's interest income was $3.0 million related to interest earned from a refund of federal income taxes relating to a prior period tax return. Excluding the impact of the tax refund in 2000, net interest income for the six month period ended June 30, 2001 increased 71.2%, compared to the same period in 2000. Net interest income for the year ended December 31, 2000 totaled $15.4 million, compared to $21.7 million in 1999 and $26.2 million in 1998. The 2000 decline resulted from decreased loan production during the year, which was driven by rising interest rates throughout the majority of the year.

    Loan origination fees for the first half of 2001 totaled $27.5 million, compared to $16.4 million for the same period in 2000, an increase of 68.3%. Loan origination fees for the year ended December 31, 2000 totaled $34.7 million, compared to $46.3 million in 1999 and $59.3 million in 1998.

    Gain on sale of loans is income recognized when loans are pooled and sold into the secondary mortgage market. Gain on sale of loans for the first half of 2001 totaled $44.4 million, compared to $22.5 million for the same period in 2000, an increase of 97.4%. Gain on sale of loans for the year ended December 31, 2000 totaled $45.6 million, compared to $72.4 million in 1999 and $97.7 million in 1998.

    Servicing fee income is recognized by collecting fees which normally range between 25 and 44 basis points annually on the principal amount of the underlying mortgages. Servicing fee income totaled $24.8 million for the first half of 2001, a decrease of 5.8% from the same period in 2000. Servicing fee income in 2000 decreased 7.3% from 1999 and 3.7% from 1998, reflecting the decrease in the average size of the servicing portfolio throughout the last two years.

    Amortization and impairment of servicing assets, net of hedging, are amortization expenses and valuation adjustments relating to the carrying value of mortgage servicing assets. Amortization expenses are amortized over the estimated lives of the associated loans while impairment charges are recorded when valuation assumptions change, principally due to interest rate changes. The amortization and impairment of servicing assets, net of hedging, of $15.6 million for the first half of 2001 represents a 31.4% increase over the same period in 2000. For all of 2000, amortization and impairment, net of hedging, increased 52.6% from 1999 and 25.8% from 1998. The increase is due to actual and anticipated reductions in mortgage interest rates near the end of 2000. Declining rates caused an increase in actual and expected prepayments in underlying loans and increased impairment levels in mortgage servicing assets. Improvement in mortgage servicing asset amortization and impairment in 1999 was offset substantially by corresponding losses on hedging activities. In 1999, our mortgage bank used options on treasury futures to offset the interest rate risk associated with mortgage servicing assets. By December 31, 1999, options on our mortgage bank's balance sheet had expired. In 1999, our mortgage bank recorded a $10.8 million market loss on options held during the year. This compares to a market gain of $4.3 million recorded in 1998. There were nominal hedging gains recorded in 2000. At June 30, 2001, the mortgage line of business held $2.5 billion notional amount of Eurodollar future contracts related to economically hedging these servicing assets. At year end 2000, the mortgage bank had Treasury future contracts at a notional value of $200 million. The current hedging activities of the mortgage bank do not satisfy the criteria for "hedge accounting." As a result, options are accounted for as trading assets, and changes in fair value are adjusted through earnings as trading gains or losses, while the underlying servicing asset being hedged is accounted for at the lower of cost or market.

    Gain on sale of bulk servicing is income recognized from the sale of bulk servicing. Our mortgage banking business maintains the flexibility either to sell servicing for current cash flow or to retain servicing for future cash flow, whether through bulk sales or ongoing servicing fees. The decision to sell or retain servicing is based on a balance of current market conditions and the interest rate risk tolerance of the business. Total servicing sales represented 39.5% of the loan portfolio in 2001 based on loan originations, compared to 99.4% of the loan portfolio in 2000, compared to 79.9% of the loan portfolio in 1999 and 5.46% of the loan portfolio in 1998. The increases in both 1999 and 2000 relate to increased bulk sales during each of those years.

    Bulk servicing sales of $0.6 billion of a total $1.7 billion of sold servicing was sold during the first six months of 2001, generating a $5.8 million pre-tax gain. This compares to bulk servicing sales of $0.9 billion of a total $1.5 billion of sold servicing during the first six months of 2000, which generated a $5.7 million pre-tax gain. Bulk servicing sales of $2.5 billion of a total $4.1 billion of sold servicing was sold in 2000, producing a $27.5 million pre-tax gain. This compares to bulk servicing sales of $1.2 billion of a total $4.7 billion sold servicing in 1999, that produced a $9.0 million pre-tax gain. 1998 had an insignificant amount of bulk servicing sales which produced a $829,000 pre-tax gain of a total $4.9 billion of sold servicing.

  Operating Expenses

    The following table sets forth operating expenses for this line of business for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$49,855	$35,929	$72,818	$88,473	$101,477
Other expenses	25,680	23,410	46,569	56,442	57,715

Total operating expenses	$75,535	$59,339	$119,387	$144,915	$159,192

Number of employees(1)	1,421	1,298	1,226	1,492	1,752

(1)
On a full time equivalent basis.

    Operating expenses for the first half of 2001 totaled $75.5 million, a 27.3% increase over the same period in 2000. For the year ended December 31, 2000, operating expenses decreased 17.6% from 1999 and 25.0% from 1998. Salaries and employee benefits during the first half of 2001 increased 38.8% over the same period in 2000. For the year ended December 31, 2000, salaries and employee benefits decreased 17.7% from 1999 and 28.2% from 1998. These fluctuations reflect the decreased production activities throughout 1999 and 2000, followed by a significant increase in production activities in 2001.

  Mortgage Servicing

    The following table shows information about our mortgage servicing portfolio for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(portfolio in billions)
Beginning portfolio	$9.2	$10.5	$10.5	$11.2	$10.7
Mortgage loan closings	4.4	1.9	4.1	5.9	8.9
Sales of servicing rights	(1.7)	(1.5)	(4.1)	(4.7)	(4.9)
Run-off(1)	(1.4)	(0.6)	(1.3)	(1.9)	(3.5)

Ending portfolio	$10.5	$10.3	$9.2	$10.5	$11.2

Number of loans (end of period)	108,734	120,535	103,069	123,646	135,833
Average loan size	$96,300	$85,100	$89,200	$84,500	$82,900
Percent GNMA	70%	78%	75%	70%	65%
Percent FHLMC	2	4	6	4	5
Percent FNMA	16	10	11	8	13
Delinquency ratio	7.7	5.7	9.3	6.8	5.0
Capitalized servicing to servicing portfolio	1.6	1.3	1.3	1.3	1.0

(1)
Run-off is the reduction in principal balance of the servicing portfolio due to regular principal payments made by mortgagees and early repayment of an entire loan.

    Our mortgage servicing portfolio totaled $10.5 billion at June 30, 2001, a 13.9% increase from the December 31, 2000 balance and a 2.1% increase compared to a year earlier. The servicing portfolio was $9.2 billion at December 31, 2000, down 12.0% from the same date in 1999 and down 18.2% from the same date in 1998. Irwin Mortgage has followed a strategy of managing interest rate risk associated with the servicing portfolio by selling servicing rights on those loans that are most likely to refinance should interest rates decline. This line of business sold servicing rights during these periods to help manage its investment in the portfolio and to monetize existing gains in its servicing portfolio. Due to the relatively low coupon on current production, consistent with its sales strategy, in recent months the line of business has chosen to retain more conventional servicing in its portfolio. We have been experiencing a rising delinquency rate in the portfolio that we believe is consistent with that of other lenders that are heavily weighted toward GNMA servicing. While this line of business does not retain credit risk on the majority of the loans it services, rising delinquencies do modestly increase servicing costs and increase the probability of repurchase obligations because of errors made at the time of original loan production and sale to the secondary market.

    Mortgage servicing assets are recorded at the lower of their cost or market value, and a valuation allowance is recorded for any impairment. At June 30, 2001, the market value of these assets was estimated to be $208.7 million, or $38.0 million greater than the carrying value on the balance sheet. At December 31, 2000, the market value of these assets was estimated to be $165.1 million, or $43.6 million greater than the carrying value on the balance sheet.

    The following table shows the composition of our mortgage servicing portfolio by interest rate at June 30, 2001:

Coupon	Unpaid Balance	Percentage of Portfolio	Weighted Average Months	Mortgage Servicing Rights (MSR)	MSR as a Percent of Unpaid Balance
	(dollars in billions)
< 6.99%	$1.6	15.0%	301	$21.5	1.4%
7.00-7.99%	5.4	51.9	325	81.0	1.5
8.00-8.99%	2.9	27.8	326	54.3	1.9
> 9.00%	0.5	4.5	340	8.2	1.8

Subtotal	10.4	—	—	165.0	—
Loans in process	0.1	0.8	—	3.6	1.6

Total	$10.5	100%	322	$168.6	1.6%

Home Equity Lending

    The following table shows selected financial information for the home equity lending line of business:

	At or for June 30,		At or for December 31,
	2001	2000	2000	1999	1998	1997	1996
	(dollars in thousands)
Selected Income Statement Data:
Net interest income	$28,876	$14,039	$35,593	$18,852	$5,495	$7,129	$7,755
Provision for loan losses	(300)	(134)	(461)	—	(513)	(1,404)	(983)
Gain on sales of loans	33,307	18,801	46,970	23,725	18,610	15,908	7,798
Loan origination fees	351	309	951	273	—	—	—
Loan servicing fees	6,287	3,112	7,559	4,907	3,323	2,145	710
Amortization and impairment of servicing assets	(1,166)	(710)	(1,583)	(1,445)	(842)	(334)	—
Trading gains (losses)	(2,547)	8,291	14,399	2,512	(2,952)	(1,961)	—
Other income	210	(202)	19	1,742	820	294	140

Total net revenues	65,018	43,506	103,447	50,566	23,941	21,777	15,420
Operating expenses	49,256	32,685	72,623	35,557	30,609	20,067	16,236

Income before taxes	15,762	10,821	30,824	15,009	(6,668)	1,710	(816)
Income taxes	6,305	4,267	12,330	2,403	—	—	—

Net income (loss)	$9,457	$6,554	$18,494	$12,606	$(6,668)	$1,710	$(816)

Selected Balance Sheet Data:
Total assets	$662,296	$458,395	$550,526	$339,640	$311,974	$165,242	$145,113
Home equity loans, net of allowance for loan losses	3,528	5,420	4,010	1,904	7,832	111,216	117,588
Home equity loans held for sale	353,251	262,312	330,208	231,382	242,702	—	—
Interest-only strips(1)	189,206	95,440	152,614	57,833	32,321	22,134	12,661
Short-term debt	256,967	168,690	163,595	260,184	226,998	146,219	129,627
Shareholders' equity	113,413	57,804	99,586	58,733	40,272	10,936	13,221
Selected Operating Data:
Loan volume:
Lines of credit	$80,026	$107,076	$629,906	$93,185	$98,855	$115,274	$80,724
Loans	372,135	300,997	596,049	346,322	290,818	99,244	88,396
Total managed portfolio balance at end of period	1,985,946	1,153,320	1,825,527	842,403	581,241	358,166	230,450
Weighted average coupon rate:
Lines of credit	12.25%	13.72%	14.04%	12.72%	11.89%	12.96%	12.80%
Loans	13.35	12.67	13.09	12.33	11.86	13.97	14.08
Gain on sale of loans to loans securitized	8.29	5.28	3.92	5.57	6.32	7.57	9.76
Delinquency ratio	4.5	2.1	4.3	2.7	1.3	1.5	0.7

(1)
Included in trading assets on our consolidated balance sheet.

  Net Income

    Our home equity lending business recorded net income of $9.5 million during the first half of 2001, compared to $6.6 million during the same period in 2000. This line of business recorded net income in 2000 of $30.8 million pre-tax ($18.5 million after-tax), compared to a pre-tax profit of $15.0 million ($12.6 million after-tax) in 1999 and a pre-tax loss of $6.7 million in 1998. Results in 1999 are net of $2.4 million of income taxes. In late 1999, the net operating losses carried forward by this line of business were fully used and the business began recording income tax expense. Until that time, income taxes for this line of business were recorded at the parent level.

    The improvement in 2001 and 2000 earnings was the result of the growth of the managed loan portfolio in both years, as well as improved credit and prepayment performance of the loans relative to the assumptions used to value the interest-only strips, and improved competitive conditions in 2000.

  Net Revenue

    Net revenue for the first half of 2001 totaled $65.0 million, compared to $43.5 million for the same period in 2000 an increase of 49.4%. Net revenue for the year ended December 31, 2000 totaled $103.4 million, compared to $50.6 million in 1999 and $23.9 million in 1998.

    During the first half of 2001, our home equity lending business produced (originated and acquired) $452.2 million of home equity loans, compared to $408.1 million during the same period in 2000. For the year ended December 31, 2000, our home equity lending business produced $1.2 billion of home equity loans, up 178.9% from 1999 volume of $439.5 million, and up 214.6% from 1998 volume of $389.7 million. Included in the 2000 total is a fourth quarter acquisition of the residual interest, servicing rights and related whole loans of an approximately $400 million pool of previously securitized home equity lines of credit. The collateral supporting the pool is comprised of seasoned lines of credit, predominantly up to 100% combined loan-to-value and similar in credit quality and yield to lines of credit originated by the business. Our home equity lending business had $356.8 million of loans and loans held for sale at June 30, 2001, compared to $334.2 million at December 31, 2000, compared to $233.3 million at the same date in 1999 and $250.5 million at the same date in 1998.

    The following table sets forth certain information regarding net revenue for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Net interest income	$28,876	$14,039	$35,593	$18,852	$5,495
Provision for loan losses	(300)	(134)	(461)	—	(513)
Gain on sales of loans	33,307	18,801	46,970	23,725	18,610
Loan origination fees income	351	309	951	273	—
Loan servicing fees	6,287	3,112	7,559	4,907	3,323
Amortization and impairment of servicing assets	(1,166)	(710)	(1,583)	(1,445)	(842)
Trading gains (losses)	(2,547)	8,291	14,399	2,512	(2,952)
Other income	210	(202)	19	1,742	820

Total net revenue	$65,018	$43,506	$103,447	$50,566	$23,941

    Net interest income increased to $28.9 million for the first half of 2001, more than double the $14.0 million recognized during the same period in 2000 as a result of increased loan production. Net interest income for the year 2000 was $35.1 million, compared to $18.9 million in 1999 and $5.5 million in 1998. This line of business earns interest income on loans held on the balance sheet and the accretion of the discount applied to its interest-only strips, which totaled $14.7 million during the first half of 2001 versus $15.4 million during the same period in 2000. For the year 2000, total accretion of the discount on the interest-only strip amounted to $15.9 million, compared to $6.5 million in 1999 and $0.4 million in 1998.

    Gains on sale of loans in the first half of 2001 totaled $33.3 million, compared to $18.8 million during the same period in 2000. The line of business sold $402.0 million in products in the first half of 2001 compared to $356.2 million for the same period in 2000. The line of business securitized $774.6 million of loans in 2000, generating a pre-tax gain of $47.0 million, compared to a $23.7 million pre-tax gain recognized in 1999 on the sale of $430.7 million of loans, and a $18.6 million pre-tax gain recognized in 1998 on the sale of $294.3 million of loans. These improvements include a higher mix of loans originated with early repayment options, a higher risk-adjusted interest rate on the underlying collateral, a lower relative acquisition cost structure due to continued expansion of new distribution channels, an ability to sell a portion of the residual interest at inception of the transaction, and otherwise improved excess spread due to benefits realized from the company's consistent performance history.

    Loan servicing fee income consists of servicing fees applied to the ongoing servicing of our home equity loans, which are approximately one percent of the outstanding principal balance of the securitized loans. The servicing portfolio, which includes loans held on the balance sheet as well as securitized loans, increased to $2.0 billion at June 30, 2001, an increase of 8.8% over December 31, 2000, 135.7% over December 31, 1999 and 241.7% over December 31, 1998. Loan servicing fee income was $6.3 million during the six month period ended June 30, 2001, compared to $3.1 million for the same period in 2000. Servicing fee income increased for the year 2000 to $7.6 million, compared to $4.9 million in 1999 and $3.3 million in 1998. The increase in servicing fees is due to the growth in the servicing portfolio.

    Amortization and impairment of servicing assets are amortization expenses and valuation adjustments relating to the carrying value of servicing assets. Our home equity lending business recognizes on its balance sheet a servicing asset equal to the discounted cash flows of estimated future servicing income and cost. At June 30, 2001, net servicing assets totaled $9.0 million, compared to a balance of $7.7 million at December 31, 2000, $4.5 million at December 31, 1999 and $3.1 million at December 31, 1998. Servicing asset amortization and impairment expense totaled $1.2 million during the first half of 2001, compared to $0.7 million during the same period in 2000. Servicing asset amortization and impairment expense was $1.6 million for the year ended December 31, 2000, compared to $1.4 million in 1999 and $0.8 million in 1998.

    Trading gains (losses) includes adjustments to the carrying values of our interest-only strips and unrealized gains on interest-only strips from securitizations. Interest-only strips had a balance of $189.8 million at June 30, 2001 and $152.6 million at December 31, 2000, compared to $57.8 million at the same date in 1999 and $32.3 million at the same date in 1998. Included in the market valuation assumptions are estimated lives of the loans, expected losses, and appropriate discount rates. Management continually evaluates these assumptions to determine the proper carrying values of these items on the balance sheet. Credit aspects to date have been favorable with respect to the portfolio.

    During the first half of 2001, the line of business recorded an unrealized trading loss of $8.0 million to adjust the carrying value of interest-only strips to their estimated fair values. Also included in trading gains (losses) for the first half of 2001 was an unrealized gain on sale of interest-only strips of $5.4 million. During the first half of 2000, trading gains were $5.5 million and unrealized gains on sale of interest-only strips were $2.7 million. During 2000, the line of business recorded a trading gain of $14.4 million which included an unrealized gain on sale of interest-only strips of $5.6 million. This compares to a trading gain of $2.5 million in 1999 and a trading loss of $3.0 million in 1998 which included unrealized gains on sale of interest-only strips of $2.0 million and $1.7 million, respectively. The decline in 2001 is primarily due to the higher prepayment activity caused by declining interest rate environment and the refinement in loss estimates noted above. The 2000 improvement was the result of an increase in securitization volume, a higher interest rate environment that slowed prepayments and reduced competition. The 1999 improvement over 1998 is a result of efforts made to shift a substantial portion of the home equity loan portfolio into product with less prepayment sensitivity.

  Operating Expenses

    The following table shows operating expenses for our home equity lending line of business for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(dollars in thousands)
Salaries and employee benefits	$30,394	$15,995	$39,180	$21,383	$15,480
Other	18,862	16,690	33,443	14,174	15,129

Total operating expenses	$49,256	$32,685	$72,623	$35,557	$30,609

Number of employees at period end	714	596	614	372	266

    Operating expenses were $49.3 million during the first half of 2001, compared to $32.7 million during the same period in 2000. Operating expenses for the year 2000 increased 104.2% from 1999 and 137.3% from 1998. These increases reflect the growth in the managed portfolio and growth in production.

  Interest-Only Strips

    As a fundamental part of our home equity lending business and financing strategy, we sell substantially all of our loans or other assets through securitization. In a securitization, we sell loans or other assets that we have originated or purchased to a trust for a cash purchase price and an interest in the loans or other assets securitized in the form of the excess spread. The cash purchase price is raised through an offering of bonds by the trust. Following the securitization, the purchasers of the bonds receive the principal collected, and the investor receives the interest rate on the bond, while we receive the excess spread. The excess spread generally represents, over the life of the loans or other assets, the excess of the weighted average coupon on each pool of loans or other assets sold over the sum or the bond interest rate plus a normal servicing fee, a trustee fee, an insurance fee and an estimate of annual future credit losses related to the loans or other assets securitized. These reported cash flows are discounted when computing the value of the interest-only strip.

    A portion of our gross income is recognized as gain on sale of loans or other assets, which represents the present value of the excess spread, less origination and underwriting costs, referred to as the excess spread. We recognize the gain on sale of loans or other assets in the period in which such loans or other assets are sold, although cash (representing the excess spread and servicing fees) is received by us over the lives of the loans or other assets. Concurrent with recognizing such gain on sale, we record the excess spread as an interest-only strip which is indicated on our consolidated balance sheet as part of "trading assets."

    In accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 115, "Accounting for Certain Investments in Debt and Equity Securities", referred to as SFAS 115, we classify these interest-only strips as "trading assets" and, as such, they are recorded at fair value with the resultant unrealized gain or loss recorded in the results of operations in the period of the change in fair value. We determine fair value on a quarterly basis based on a discounted cash flow analysis. These cash flows are projected over the lives of the receivables using prepayment, default, and interest rate assumptions that we believe market participants would use for similar financial instruments subject to prepayment, credit and interest rate risk and are discounted using an interest rate that we believe a purchaser unrelated to the seller of such a financial instrument would demand. In the first quarter of 2001, we began using loss frequency curves instead of static loss assumptions in an effort to project future credit losses, in a manner more aligned with the observed behavior of the loans.

    At June 30, 2001, key economic assumptions and the sensitivity of the current fair value of residuals based on projected cash flows to immediate 10% and 25% adverse changes in those assumptions are as follows:

June 30, 2001
(dollars in thousands)
Balance sheet carrying value of retained interests—fair value	$189,788
Weighted-average life (in years)	2.83
Prepayment speed assumptions (annual rate)	22.87%
Impact on fair value of 10% adverse change	$(3,451)
Impact on fair value of 25% adverse change	(8,078)
Expected credit losses (annual rate)	2.53%
Impact on fair value of 10% adverse change	$(7,543)
Impact on fair value of 25% adverse change	(18,890)
Residual cash flows discount rate (annual)	16.76%
Impact on fair value of 10% adverse change	$(9,955)
Impact on fair value of 25% adverse change	(21,262)

    These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value of residuals based on a variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments but increased credit losses), which might magnify or counteract the sensitivities.

Securitization Transactions and Assumptions

    Detailed information with respect to pool sizes and age as well as the assumptions on loss expectations and prepayment speeds used to value interest-only strips created through securitizations by product is as follows as of June 30, 2001:

	Original Balance Sold	Current Balance	Month Closed	Age of Deal (Months)	Actual Annualized Loss Rate as a % of Original Balance	Actual Cumulative Losses as a % of Original Balance	Original Projected Cumulative Losses (Lifetime) as a % of Original Balance	Original Projected Cumulative Losses (Through June 2001) as a % of Original Balance	Remaining Projected Cumulative Losses (Lifetime) as a % of Original Balance	Weighted avg. constant prepayment rate (CPR)	Weighted Average Coupon (WAC)
	(dollars in thousands)
HELOCs (<=100% CLTV)
95-2 HELOCs	$51,584	$—	Nov-95	68	0.40%	2.24%	1.36%	1.35%	0.01%	26%	12.66%
96-1 HELOCs	76,000	9,574	Oct-95	57	0.27	1.28	1.38	1.29	0.09	25	12.33
97-1 HELOCs	55,000	13,674	Jun-97	49	0.27	1.11	1.31	1.17	0.15	26	12.16
97-2 HELOCs	70,000	26,184	Nov-97	44	0.29	1.06	1.37	1.10	0.26	26	12.25
98-1 HELOCs	124,280	49,169	Jun-98	37	0.26	0.81	1.89	1.01	0.88	25	10.86
2000-1 HELOCs	66,803	56,021	Sep-00	10	0.10	0.08	3.25	0.35	2.91	22	10.26
2001-1 HELOCs	27,719	26,786	Mar-01	4	0.00	0.00	3.23	0.12	3.11	20	10.24

Total/Weighted Average	$471,386	$181,408		40	0.29%	0.96%	1.88%	0.98%	0.90%	25%	10.96%

HELs (<=100% CLTV)
96-1 HELs	$64,000	$4,560	Oct-96	57	0.14%	0.68%	1.30%	1.29%	0.01%	20%	14.18%
97-1 HELs	45,000	5,560	Jun-97	49	0.22	0.91	1.27	1.23	0.04	20	14.41
97-2 HELs	60,000	11,920	Nov-97	44	0.25	0.92	1.24	1.05	0.19	25	13.80
98-1 HELs	70,005	23,269	Jun-98	37	0.14	0.43	1.51	0.94	0.57	27	12.34
99-1 HELs	92,999	38,692	Feb-99	29	0.30	0.72	1.59	0.82	0.77	26	11.70
99-2 HELs	45,000	23,780	Jun-99	23	0.74	1.42	1.64	0.75	0.89	24	11.34
99-3 HELs	107,657	70,037	Nov-99	20	0.32	0.53	1.54	0.65	0.89	22	12.40
2000-1 HELs	123,971	106,002	Sep-00	10	0.13	0.11	3.17	0.35	2.82	20	12.45
2001-1 HELs	120,350	111,615	Mar-01	4	0.00	0.00	3.37	0.12	3.25	20	12.39

Total/Weighted Average	$728,982	$395,435		26	0.24%	0.51%	2.07%	0.69%	1.37%	22%	12.37%

First Mortgages (<=100% CLTV)
98-1 First	$7,495	$4,518	Jun-98	36	0.00%	0.00%	1.16%	0.64%	0.52%	10%	8.77%
99-1 First	60,001	45,689	Feb-99	28	0.09	0.21	1.50	0.51	1.03	10	8.54
99-2 First	15,021	10,455	Jun-99	24	0.00	0.00	0.97	0.45	0.52	9	8.62
99-3 First	25,246	20,650	Nov-99	19	0.08	0.12	1.00	0.36	0.63	10	9.18
2001-1 First	4,058	3,547	Mar-01	4	0.00	0.00	1.10	0.06	1.03	20	9.80

Total/Weighted Average	$111,821	$84,859		25	0.07%	0.14%	1.30%	0.46%	0.84%	10%	8.77%

HELOCs (<=125%CLTV)
98-1 HELOC 125s	$7,499	$3,173	Jun-98	36	1.18%	3.54%	8.60%	4.44%	4.16%	18%	13.20%
99-3 HELOC 125s	38,320	28,092	Nov-99	20	2.02	3.37	8.64	2.73	5.92	17	13.57
2000-LB1 HELOC 125s	29,919	26,739	Jun-00	11	0.59	0.54	13.61	1.85	11.77	15	13.40
2001-1 HELOC 125s	30,812	29,888	Mar-01	4	0.00	0.00	9.61	0.49	9.12	20	13.83

Total/Weighted Average	$106,550	$87,892		14	1.39%	1.61%	10.31%	1.95%	8.36%	17%	13.59%

HELs (<=125% CLTV)
99-2 HEL 125s	$119,178	$78,379	Jun-99	25	1.60%	3.34%	6.98%	3.20%	3.78%	19%	13.66%
99-3 HEL 125s	70,658	53,487	Nov-99	20	1.17	1.95	7.88	2.71	5.17	17	14.75
2000-A1 HEL 125s	122,243	95,716	Jun-00	13	1.00	1.08	5.85	1.81	4.04	17	13.64
2000-1 HEL 125s	166,330	151,653	Sep-00	10	0.43	0.36	12.05	1.41	10.65	15	15.26
2001-1 HEL 125s	219,765	209,338	Mar-01	4	0.11	0.04	11.09	0.49	10.60	15	14.98

Total/Weighted Average	$698,174	$588,573		12	1.03%	1.05%	9.38%	1.63%	7.75%	16%	14.63%

Purchased PNB 99-1 HELOCs (<=100% CLTV)	$500,000	$225,919		26	0.98%	2.11%	5.58%	2.33%	3.08%	35%	11.84%

Immediate Credit (Program Discontinued)
99-3 HEL ImmedCredit	$524	$306	Nov-99	20	2.48%	4.13%	21.86%	5.10%	16.76%	23%	14.90%
99-3 HELOC ImmedCredit	13,903	7,541	Nov-99	20	7.41	12.35	19.35	5.23	14.12	20	15.04
2000-LB1 HELOC ImmedCredit	69,267	52,080	Jun-00	12	3.52	3.52	16.33	3.24	12.91	27	14.47

Total/Weighted Average	$83,694	$59,927		13	4.48%	4.99%	16.87%	3.73%	13.14%	26%	14.55%

  Home Equity Servicing

    The following table shows certain information about our home equity servicing portfolio at the dates indicated:

		December 31,
	June 30, 2001	2000	1999	1998
	(dollars in thousands)
Balance	$1,985,946	$1,825,527	$842,403	$581,243
Delinquency ratio	4.5%	4.3%	2.7%	1.3%

    Our home equity lending business continues to service loans it has securitized. The servicing portfolio, which includes loans held on the balance sheet as well as securitized loans, increased to $2.0 billion at June 30, 2001, an increase of 8.8% over December 31, 2000, 135.7% over December 31, 1999 and 241.7% over December 31, 1998. The business earns a servicing fee equal to approximately one percent of the outstanding principal balance of the securitized loans. Servicing fee income was $6.3 million during the six-month period ended June 30, 2001, compared to $3.1 million for the same period in 2000. Servicing fee income increased for the year 2000 to $7.6 million, compared to $4.9 million in 1999 and $3.3 million in 1998. The increase in servicing fees is due to the growth in the servicing portfolio.

Equipment Leasing

    The following table shows selected financial information for our equipment leasing line of business for the periods indicated:

	Six Months Ended June 30,				Year Ended December 31,
	2001		2000		2000	1999
	(dollars in thousands)
Selected Income Statement Data:
Net interest income	$3,879		$492		$3,196	$(18)
Provision for loan and lease losses	(1,408)		(509)		(1,513)	—
Noninterest income	705		11		799	—

Total net revenues	3,176		(6)		2,482	(18)
Salaries, pension, and other employee expense	2,890		1,124		—	—
Other expense	1,465		669		5,045	825

Income before taxes and minority interest	(1,179)		(1,799)		(2,563)	(843)
Minority interest	211		—		—	—

Loss before taxes	$(968)		$(1,799)		$(2,563)	$(843)

Selected Balance Sheet Data at End of Period:
Total assets	$201,686		$51,170		$159,773	$543
Leases	196,005		50,798		154,934	—
Allowance for lease losses	(2,451)		(509)		(2,441)	—
Shareholders' equity	12,046		(181)		20,291	386
Net charge-offs	1,494		—		961	n/a
Net interest margin	4.55	%(1)	3.17	%(1)	4.50%	n/a
Total fundings of loans and leases (includes Onset since July 14, 2000)	73,628		46,188		113,323	n/a

(1)
Annualized.

    During the first half of 2001, the equipment leasing line of business incurred a pre-tax loss of $1.0 million, compared to pre-tax losses of $1.8 million during the same period in 2000. Our equipment leasing line of business incurred a pre-tax loss for the year 2000 of $2.6 million, compared to a pre-tax loss of $0.8 million in 1999. These losses reflect expenses related to staffing, systems development and portfolio growth initiatives in excess of portfolio revenues. The domestic business, which began funding leases in January 2000, broke even on a monthly basis by the end of the fourth quarter of 2000. Management does not anticipate that the equipment leasing line of business will break even until mid-2002. This line of business originated $73.6 million in leases during the first half of 2001, compared to $46.2 million during the same period in 2000. The line of business originated $113.3 million in leases in 2000 and had a portfolio at year end of $154.9 million. The line of business total lease portfolio was $196.0 million at June 30, 2001.

    We had nonperforming leases at June 30, 2001 totaling $4.1 million, compared to non-performing leases at December 31, 2000 totaling $2.7 million. Allowance for lease losses at June 30, 2001 was $2.5 million, representing 1.25% of total leases, compared to a balance at December 31, 2000 of $2.4 million, representing 1.58% of total leases. Net charge-offs recorded by the leasing line of business during the first half of 2001 were $1.5 million. Net charge-offs for the year ended December 31, 2000 were $0.9 million.

    The following table provides certain information about our lease portfolio since the creation of our leasing line of business at the dates shown:

	June 30,		December 31,
	2001	2000	2000
	(dollars in thousands)
Domestic leases	$124,136	$50,798	$91,946
Weighted average yield	10.91%	10.68%	10.84%
Delinquency ratio	1.70%	1.28	0.66%
Canadian leases(1)	$71,869	—	$62,988
Weighted average yield	12.05%	—	12.52%
Delinquency ratio	1.37%	—	1.61%

(1)
In U.S. dollars.

Venture Capital

    The following table shows selected financial information for our venture capital line of business for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999
	(in thousands)
Selected Income Statement Data:
Net interest expense	$(261)	$(360)	$(598)	$(109)
Mark-to-market adjustment on investments	(4,702)	7,452	5,202	1,306
Noninterest income	385	168	364	—

Total net revenues	(4,578)	7,260	4,968	1,197
Operating expense	415	189	431	78

Income before taxes	(4,993)	7,071	4,537	1,119
Income taxes (benefit)	(1,986)	2,828	1,814	463

Net income (loss)	$(3,007)	$4,243	$2,723	$656

Selected Balance Sheet Data at End of Period:
Investment in portfolio companies (cost)	$8,080	$3,614	$5,206	$1,759
Mark-to-market adjustment	2,070	8,758	6,508	1,306

Carrying value of portfolio companies	$10,150	$12,372	$11,714	$3,065

    During the first half of 2001, the venture capital line of business recorded a net loss of $3.0 million, compared to net income of $4.2 during the same period in 2000. For the year 2000, this line of business recorded net income of $2.7 million, compared to net income of $0.7 million in 1999. The results from 2000 and 1999 are primarily due to valuation adjustments to reflect the company's portfolio investments at market value.

    We have private investments in the companies shown in the table below:

		Investment At Cost		Carrying Value
Company	Year of Initial Investment	June 30, 2001	December 31, 2000	June 30, 2001	December 31, 2000
	(in millions)
LiveCapital.com	1997	$1.94	$1.94	$4.40	$8.69
Bremer Associates	2000	2.52	1.60	2.52	1.60
DocuTouch and NetUpdate	2000	2.00	1.00	1.61	0.75
Zoologic	2000	0.67	0.67	0.67	0.67
PayCycle	2001	0.95	—	0.95	—

Total		$8.08	$5.21	$10.15	$11.71

Other

    Results at our other businesses totaled a net loss of $1.1 million during the first half of 2001, compared to a loss of $1.8 million during the same period in 2000. Results at our other businesses totaled a net loss in 2000 of $3.1 million, compared to a net loss of $9.7 million in 1999 and a net loss of $1.8 million in 1998. The components of these other results are as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998
	(in thousands)
Parent company operating results	$(1,754)	$(2,605)	$(4,375)	$(6,269)	$(3,722)
Income tax benefit (expense) generated at home equity line of business	—	—	—	(3,601)	2,667
Income tax benefit generated at equipment leasing line of business	387	720	1,025	335	n/a

Total parent company	(1,367)	(1,885)	(3,350)	(9,535)	(1,055)
Medical equipment leasing(1)	(35)	(8)	21	(257)	2,898
Other, net	269	80	245	121	(34)

	$(1,133)	$(1,813)	$(3,084)	$(9,671)	$1,809

(1)
We exited this line of business in 1998. Amount shown for 1998 includes a gain on sale of certain assets of the business. For periods subsequent to 1998, reflects results of the remaining assets.

    Our operating losses have declined in 2001 and 2000 primarily because of allocations to our subsidiaries of interest expense related to our interest-bearing capital obligations. During the first half of 2001, we allocated $4.3 million of these expenses to our subsidiaries, compared to $1.7 million during the same period in 2000. For the entire year 2000, we allocated $5.4 million of these expenses to our subsidiaries. Before 2000, we did not allocate these expenses to our subsidiaries. Partly offsetting this improvement to our earnings was a $2.7 million compensation expense recorded during the fourth quarter of 2000 to reflect the increase in minority ownership interests at the home equity line of business. This minority interest expense will continue to grow as the fair value of certain of our subsidiaries increases, reflecting the ownership positions of senior subsidiary management in their lines of business. There are currently minority interests in the home equity, venture capital, and leasing lines of business and similar long-term incentive plans are contemplated for other lines of business as necessary to attract and retain key executives.

    Each subsidiary pays taxes to us at the statutory rate. Subsidiaries also pay fees to us to cover direct and indirect services. In addition, services are provided from one subsidiary to another. Intercompany income and expenses are calculated on an arm's-length, external market basis and are eliminated in consolidation.

Consolidated Income Statement Analysis

  Net Income

    We recorded net income of $22.0 million for the six-month period ended June 30, 2001, up 29.4% from the same period in 2000. Net income was $35.7 million for the year ended December 31, 2000, compared to $33.2 million in 1999, and $30.5 million in 1998. Net income per share (diluted) was $0.97 during the first half of 2001, up from $0.80 during the same period a year earlier. Net income per share (diluted) was $1.67 for the year ended December 31, 2000, up from $1.51 per share and $1.38 per share in 1998. Annualized return on equity for the six months ended June 30, 2001 was 22.51%, compared to 20.64% for the same period in 2000. Return on equity was 20.83% for the year ended

December 31, 2000, 21.51% in 1999 and 22.84% in 1998. The effective income tax rate for the first half of 2001 as well as 2000 was 40%, compared to 37% in 1999, and 40% in 1998. The lower rate in 1999 was the result of a change in the Indiana Financial Institutions Tax which took effect in 1999. The change in tax law resulted in a reduction in our deferred Indiana income tax liability.

  Net Interest Income

    Net interest income during the first half of 2001 totaled $63.0 million, compared to $40.0 million during the same period in 2000. For the year 2000, net interest income totaled $91.0 million, up 35.6% from 1999 and 53.7% from 1998. Annualized net interest margin during the first half of 2001 was 5.10% compared to 5.22% during the same period in 2000. The net interest margin for the year 2000 was 5.36%, compared to 5.01% in 1999 and 4.09% in 1998. These improvements in margin from 1998 to 2000 were primarily due to a shift in composition of mortgage loans held for sale from a concentration in first mortgage loans to a greater share of higher-yielding second mortgage loans. The decline in margin in 2001 was related to the declining interest rate environment during 2001. This decline resulted in the commercial bank being negatively impacted by repricing a significant portion of its commercial loan portfolio which is tied to the prime lending rate in advance of corresponding declines in its funding base which is more closely tied to LIBOR and similar market-driven rate indices.

    The following tables show our daily average consolidated balance sheet, interest rates and interest differential at the dates indicated:

	June 30,
	2001			2000
	Average Balance	Interest	Yield/ Rate(3)	Average Balance	Interest	Yield/ Rate(3)
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$68,914	$1,446	4.20%	$27,845	$558	4.01%
Federal funds sold	4,154	88	4.24	3,016	93	6.17
Trading assets	166,459	14,738	17.71	70,429	5,166	14.67
Taxable investment securities	28,433	1,158	8.15	32,098	1,370	8.54
Tax-exempt investment securities(1)	4,877	194	7.96	4,979	193	7.75
Loans held for sale	867,841	47,604	10.97	529,564	31,649	11.95
Loans and leases, net of unearned income(1)(2)	$1,332,013	$60,572	9.09	$847,074	$39,568	9.34

Total interest-earning assets	$2,472,691	$125,800	10.18%	$1,515,005	$78,597	10.38%

Noninterest-earning assets:
Cash and due from banks	$67,373			$45,848
Premises and equipment, net	30,421			25,430
Other assets	291,346			241,441
Less allowance for loan and lease losses	(13,901)			(9,231)

Total assets	$2,847,930			$1,818,493

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Money market checking	$95,225	$664	1.39%	$99,629	$702	1.41%
Money market savings	328,544	7,335	4.47	147,498	3,694	5.01
Regular savings	52,253	1,060	4.06	55,356	1,106	4.00
Time deposits	918,265	28,844	6.28	481,224	14,508	6.03
Short-term borrowings	590,441	16,253	5.51	475,597	15,499	6.52
Long-term debt	27,517	1,160	8.43	28,642	1,162	8.11
Trust preferred securities distribution	153,500	7,407	9.65	50,000	2,349	9.40

Total interest-bearing liabilities	$2,165,745	$62,723	5.79%	$1,337,946	$39,020	5.83%

Noninterest-bearing liabilities:
Demand deposits	$356,343			$242,515
Other liabilities	128,443			72,554
Shareholders' equity	197,399			165,478

Total liabilities and shareholders' equity	$2,847,930			$1,818,493

Net interest income		$63,077			$39,577

Net interest income to average interest-earning assets			5.10%			5.22%

(1)
Interest is reported on a fully taxable equivalent basis using a federal income tax rate of 35%.

(2)
For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

(3)
Annualized for interim periods.

	December 31,
	2000			1999			1998
	Average Balance	Interest	Yield/ Rate(3)	Average Balance	Interest	Yield/ Rate(3)	Average Balance	Interest	Yield/ Rate(3)
	(dollars in thousands)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$31,654	$1,567	4.95%	$22,334	$771	3.45%	$15,462	$707	4.57%
Federal funds sold	2,265	143	6.31	12,293	652	5.30	13,317	731	5.49
Trading assets	91,334	15,584	17.06	45,637	6,275	13.75	32,920	311	0.94
Taxable investment securities	32,068	2,594	8.09	39,208	2,984	7.61	42,988	3,655	8.50
Tax-exempt investment securities(1)	4,974	378	7.60	4,916	410	8.34	5,291	453	8.56
Loans held for sale	578,758	71,141	12.29	575,592	66,682	11.58	758,640	65,155	8.59
Loans and leases, net of unearned income(1)(2)	960,848	93,342	9.71	642,435	49,063	7.64	585,025	52,443	8.96

Total interest-earning assets	$1,701,901	$184,749	10.86%	$1,342,415	$126,837	9.45%	$1,453,643	$123,455	8.49%

Noninterest-earning assets:
Cash and due from banks	$47,752			$44,775			$50,754
Premises and equipment, net	27,412			22,077			18,944
Other assets	256,807			251,251			135,693
Less allowance for possible loan and lease losses	(10,892)			(9,508)			(8,650)

Total assets	$2,022,980			$1,651,010			$1,650,384

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Money market checking	$96,028	$1,334	1.39%	$104,641	$1,430	1.37%	$89,158	$1,845	2.07%
Money market savings	6,428	201	3.13	6,801	165	2.43	7,281	197	2.70
Regular savings	207,823	10,665	5.13	135,438	5,183	3.83	45,414	1,500	3.30
Time deposits	629,179	40,616	6.46	339,934	18,442	5.43	355,431	19,827	5.57
Short-term borrowings	465,353	32,608	7.01	406,488	28,425	6.99	568,772	35,106	6.17
Long-term debt	29,629	2,433	8.21	13,631	1,149	8.43	10,245	814	7.94
Trust preferred securities distribution	64,885	5,677	8.75	48,044	4,697	9.78	47,972	4,697	9.79

Total interest-bearing liabilities	$1,499,325	$93,534	6.24%	$1,054,977	$59,491	5.64%	$1,124,273	$63,986	5.69%

Noninterest-bearing liabilities:
Demand deposits	$260,348			$357,771			$381,343
Other liabilities	92,111			132,163			59,177
Shareholders' equity	171,196			154,143			133,563

Total liabilities and shareholders' equity	$2,022,980			$1,699,054			$1,698,356

Net interest income		$91,215			$67,346			$59,469

Net interest income to average interest-earning assets			5.36%			5.01%			4.09%

(1)
Interest is reported on a fully taxable equivalent basis using a federal income tax rate of 35%.

(2)
For purposes of these computations, nonaccrual loans are included in daily average loan amounts outstanding.

(3)
Annualized for interim periods.

    The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in volume and rates for the major components of interest-earning assets and interest-bearing liabilities on a fully taxable equivalent basis:

	Six months ended June 30,			Twelve months ended December 31,
	2001 over 2000			2000 over 1999			1999 over 1998
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(in thousands)
Interest Income
Loans and leases	$45,293	$(24,289)	$21,004	$24,327	$19,952	$44,279	$5,144	$(8,524)	$(3,380)
Mortgage loans held for sale	40,424	(24,469)	15,955	367	4,092	4,459	(15,723)	17,250	1,527
Taxable investment securities	(313)	101	(212)	(543)	153	(390)	(321)	(350)	(671)
Tax-exempt securities	(8)	9	1	5	(37)	(32)	(32)	(11)	(43)
Trading assets	14,088	(4,516)	9,572	6,283	3,026	9,309	120	5,844	5,964
Interest-bearing deposits with financial institutions	1,647	(759)	888	322	474	796	314	(250)	64
Federal funds sold	70	(75)	(5)	(531)	22	(509)	(56)	(23)	(79)

Total	101,201	(53,998)	47,203	30,230	27,682	57,912	(10,554)	13,936	3,382

Interest Expense
Money market checking	(62)	24	(38)	(118)	22	(96)	320	(735)	(415)
Money market savings	9,070	(5,429)	3,641	(9)	45	36	(13)	(19)	(32)
Regular savings	(124)	78	(46)	2,772	2,710	5,482	2,971	712	3,683
Time deposits	26,354	(12,018)	14,336	15,706	6,468	22,174	(863)	(522)	(1,385)
Short-term borrowings	7,488	(6,734)	754	4,115	68	4,183	(10,013)	3,332	(6,681)
Long-term debt	(91)	89	(2)	1,349	(65)	1,284	269	66	335
Trust preferred securities distribution	9,729	(4,671)	5,058	1,647	(667)	980	7	(7)	—

Total	52,364	(28,661)	23,703	25,462	8,581	34,043	(7,322)	2,827	(4,495)

Net interest income	$48,837	$(25,337)	$23,500	$4,768	$19,101	$23,869	$(3,232)	$11,109	$7,877

    The variance not due solely to rate or volume has been allocated on the basis of the absolute relationship between volume and rate variances.

  Provision for Loan and Lease Losses

    The consolidated provision for loan and lease losses during the first half of 2001 was $4.4 million, compared to $2.3 million during the same period in 2000. The consolidated provision for the year 2000 was $5.4 million, up 21.6% from 1999 and down 9.9% from 1998. More information on this subject is contained in the section on credit risk.

  Noninterest Income

    Noninterest income during the first half of 2001 totaled $130.2 million, compared to $102.5 million during the same period in 2000. Noninterest income for the year 2000 totaled $211.7 million, compared to $204.1 million in 1999 and $218.9 million in 1998. The increase in 2001 versus 2000 was primarily a result of higher revenues at the mortgage banking line of business due to the lower interest rate environment, which increased loan production activity. Also contributing to the increase in noninterest income were higher revenues at the home equity line of business resulting from increased production and increased loan sales.

  Noninterest Expense

    Noninterest expenses during the first half of 2001 totaled $153.0 million, compared to $112.0 million during the same period in 2000. Noninterest expenses in 2000 totaled $238.0 million, up 11.1% from 1999, and up 7.6% from 1998. The increase in consolidated other expense is a result of the growth at each of our asset generating lines of business.

Consolidated Balance Sheet Analysis

    Total assets at June 30, 2001 were $3.3 billion, up 34.6% from December 31, 2000, and up 94.0% from December 31, 1999. However, we believe that changes in the average balance sheet are a more accurate reflection of the actual changes in the level of activity on the balance sheet. Average assets during the first half of 2001 were $2.8 billion up 39.8% from December 31, 2000, and up 71.3% from December 31, 1999. The growth in the consolidated balance sheet reflects increases in portfolio loans and leases at the commercial banking and equipment leasing lines of business. Also, there was significant growth in loans held for sale at the mortgage banking and home equity lending lines of business. Loans held for sale totaled $1.0 billion at June 30, 2001, a 75.4% increase over December 31, 2000, related to a $0.4 billion increase at the mortgage banking line of business.

  Loans

    Our commercial loans are extended primarily to Midwest regional businesses. We also extend credit to consumers nationally through mortgages, installment loans and revolving credit arrangements. The majority of the remaining portfolio consists of residential mortgage loans (1-4 family dwellings) and mortgage loans on commercial property. Loans by major category for the periods presented were as follows:

    The following table shows our loans by category for the periods indicated:

	Six Months Ended June 30,	Year Ended December 31,
	2001	2000	1999	1998	1997	1996
	(in thousands)
Commercial, financial and agricultural	$880,138	$677,066	$443,985	$278,834	$212,095	$179,650
Real estate construction	228,547	220,485	121,803	97,253	73,279	48,991
Real estate mortgage	136,330	122,301	115,265	123,980	222,818	214,696
Consumer	42,837	56,785	48,936	51,730	39,985	38,371
Direct lease financing:
Domestic	166,782	116,867	3,890	6,375	78,079	62,372
Canadian	71,869	72,864	—	—	—	—
Unearned income:
Domestic	(27,930)	(21,570)	(455)	(1,181)	(15,163)	(11,030)
Canadian	(12,187)	(9,876)	—	—	—	—

Total	$1,486,386	$1,234,922	$733,424	$556,991	$611,093	$533,050

    The following table shows our maturity distribution of loans at the dates indicated:

	June 30, 2001
	Within One Year	After One But Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$239,042	$341,099	$299,997	$880,138
Real estate construction	118,625	66,338	43,584	228,547
Real estate mortgage	20,020	27,073	89,237	136,330
Consumer loans	6,236	23,486	13,115	42,837
Direct lease financing:
Domestic	1,603	116,525	8,537	126,665
Canadian	16,801	50,000	5,068	71,869

Total	$402,327	$624,521	$459,538	$1,486,386

Loans due after one year with:
Fixed interest rates				$505,381
Variable interest rates				578,678

Total				$1,084,059

	December 31, 2000
	Within One Year	After One But Within Five Years	After Five Years	Total
	(in thousands)
Commercial, financial and agricultural	$188,018	$242,964	$246,084	$677,066
Real estate construction	114,075	66,121	40,289	220,485
Real estate mortgage	12,975	32,176	77,150	122,301
Consumer loans	5,061	27,073	24,651	56,785
Direct lease financing:
Domestic	1,603	83,810	9,884	95,297
Canadian	9,425	48,397	5,166	62,988

Total	$331,157	$500,541	$403,224	$1,234,922

Loans due after one year with:
Fixed interest rates				$451,886
Variable interest rates				451,879

Total				$903,765

  Investment Securities

    The following table shows the composition of our investment securities at the dates indicated:

		December 31,
	June 30, 2001
		2000	1999	1998
	(dollars in thousands)
U.S. Treasury and government obligations	$22,299	$25,999	$26,172	$34,254
Obligations of states and political subdivisions	4,461	4,586	4,706	5,207
Mortgage-backed securities	4,975	5,152	6,051	8,555
Other	913	1,358	579	39

Total	$32,648	$37,095	$37,508	$48,055

    The following table shows maturity distribution of our investment securities at the dates indicated:

	June 30, 2001
	Within One Year	After One But Within Five Years	Five to Ten Years	After Ten Years	Total
	(dollars in thousands)
U.S. Treasury and government obligations	$—	$2,995	$—	$19,304	$22,299
Obligations of states and political subdivisions	135	1,131	1,215	1,980	4,461
Mortgage-backed securities	18	378	4,381	198	4,975
Other	913	—	—	—	913

Total	$1,066	$4,504	$5,596	$21,482	$32,648

Weighted average yield:
Held-to-maturity	8.22%	6.87%	7.33%	8.42%
Available-for-sale	6.76%	5.94%	n/a	n/a

    Average yield represents the weighted average yield to maturity computed based on average historical cost balances. The yield information on available-for-sale securities does not give effect to changes in fair value that are reflected as a component of shareholders' equity. The yield on state and municipal obligations has been calculated on a fully taxable equivalent basis, assuming a 35% tax rate. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

  Deposits

    Total deposits during the first half of 2001 averaged $1.8 billion compared to average deposits in 2000 of $1.2 billion, and average deposits in 1999 and 1998 of $0.9 billion. Demand deposits at June 30, 2001 averaged $356.3 million, a 36.9% increase over the December 31, 2000 balance. Demand deposits in 2000 were down 27.2% on average, or $97.4 million, from 1999 and 31.7%, or $121.0 million, from 1998. A significant portion of demand deposits is related to deposits at Irwin Union Bank and Trust, which are associated with escrow accounts held on loans in the servicing portfolio of Irwin Mortgage. During the first half of 2001, these escrow accounts averaged $246.2 million compared to a 2000 average of $175.8 million, and a 1999 average of $283.9 million. The bank utilizes broker-sourced deposits as funding from time to time to supplement deposits solicited through branches and other wholesale funding sources.

    The following table shows maturities of certificates of deposit of $100,000 or more and brokered deposits at the dates indicated:

	June 30,	December 31,
	2001	2000	1999	1998
	(dollars in thousands)
Under 3 months	$273,361	$133,804	$92,965	$81,850
3 to 6 months	128,740	164,904	28,387	17,107
6 to 12 months	142,548	120,476	40,292	17,807
after 12 months	238,868	243,860	78,872	25,207

Total CDs	$783,517	$663,044	$240,516	$141,971

Brokered deposits	$468,257	$494,316	$89,236	$10,000

  Short-Term Borrowings

    Short-term borrowings during the first half of 2001 averaged $590.4 million compared to an average of $465.4 million in 2000, $406.5 million in 1999 and $568.8 million in 1998. The increase in 2001 and 2000 relates to the growth at the home equity lending line of business and the increased production at the mortgage lending line of business, while the decrease in 1999 was due to the decrease in mortgage loan closings in 1999 compared to 1998.

    The following table shows the distribution of our short-term borrowings and the weighted average rates at the dates shown. Also provided are the maximum amount of borrowings and the average amounts of borrowings as well as weighted average interest rates.

	Repurchase Agreements & Drafts Payable Related to Mortgage Loan Closings	Commercial Paper	Federal Home Loan Bank Borrowings and Federal Funds	Lines of Credit and Other
	(dollars in thousands)
Outstanding at period end:
June 30, 2001	$174,907	$27,965	$370,400	$203,654
December 31, 2000	64,557	11,346	173,000	226,599
December 31, 1999	46,796	21,894	173,000	231,413
December 31, 1998	172,126	26,617	266,000	180,118
Weighted average interest rates at period end:
June 30, 2001	4.12%	4.76%	4.24%	5.28%
December 31, 2000	7.35	6.85	6.32	7.19
December 31, 1999	5.35	6.00	5.46	6.02
December 31, 1998	5.43	5.78	4.93	6.01
Maximum amount outstanding at any month end during the period:
June 30, 2001	$179,812	$27,965	$402,700	$283,120
December 31, 2000	95,094	31,774	250,000	293,100
December 31, 1999	162,251	28,215	249,500	308,422
December 31, 1998	301,849	29,691	316,200	249,519
Average amount outstanding during the period:
June 30, 2001	$176,984	$19,387	$220,814	$173,255
December 31, 2000	68,028	20,786	148,975	227,564
December 31, 1999	105,591	24,810	108,422	167,665
December 31, 1998	218,342	26,166	115,479	208,785
Weighted average interest rate during the period:
June 30, 2001	5.53%	5.48%	5.11%	5.95%
December 31, 2000	6.86	6.60	6.54	6.95
December 31, 1999	5.40	5.82	5.40	5.45
December 31, 1998	5.84	6.05	5.63	6.20

  Capital

    Shareholders' equity averaged $197.4 million during the first half of 2001, up 15.0% compared to 2000, up 27.7% from 1999 and 47.3% from 1998. Shareholders' equity balance of $210.3 million at June 30, 2001 represented $9.86 per common share, compared to $8.97 per common share at December 31, 2000, and compared to $7.55 and $6.70 per common share at year end 1999 and 1998, respectively. We paid an aggregate of $2.8 million in dividends during the first half of 2001, compared to $2.5 million during the same period in 2000. For the year 2000, we paid $5.0 million in dividends on our common stock.

    Before the adoption of a new mortgage banking accounting standard in the second quarter of 1995, mortgage banking accounting did not allow the full value of mortgage servicing rights to be reflected on the balance sheet. Since a portion of our mortgage servicing portfolio was generated before the adoption of the new accounting standard, it represents economic value that is not recorded on the balance sheet. Our management estimated this value to be approximately $8.6 million after-tax or $0.40 per common share at June 30, 2001, compared to $15.4 million after-tax or $0.73 per common share at December 31, 2000. This estimate was based on the market value of servicing assets related to loans with similar interest rates and servicing fees. With the implementation of the new accounting standard in 1995, this off-balance sheet value will decline over future periods and eventually be reduced to zero as the servicing rights are sold, the underlying loans pay off, servicing fees are collected, and the income from servicing the loans is fully accreted into earnings.

    The following table sets forth our capital and capital ratios at the dates indicated:

	June 30,	December 31,
	2001	2000	1999	1998
	(dollars in thousands)
Tier 1 capital	$278,018	$250,825	$207,627	$191,806
Tier 2 capital	128,603	133,319	38,556	11,505
Total risk-based capital	406,621	384,144	246,183	203,311
Risk-weighted assets	3,560,177	2,826,908	1,823,633	1,649,227
Risk-based ratios:
Tier 1 capital	7.81%	8.87%	11.39%	11.63%
Total capital	11.42	13.59	13.50	12.25
Tier 1 leverage ratio	9.84	12.41	12.77	10.51
Ending shareholders' equity to assets	6.45	7.84	9.48	7.46
Average shareholders' equity to assets	6.96	8.46	9.33	8.09

    At June 30, 2001, our total risk-adjusted capital ratio was 11.42% compared to 10.0%, which is required to be considered "well-capitalized" by the regulators. At year-end 2000, our total risk-adjusted capital ratio was 13.59%. Our ending equity to assets ratio at June 30, 2001 was 6.45% compared to 7.84% at December 31, 2000. However, as previously discussed, temporary conditions that existed at year end make the average balance sheet ratio a more accurate measure of capital. Our average equity to assets for the six-month period ended June 30, 2001 was 6.96% compared to 8.46% for the year 2000.

    In July 2001, we issued $15.0 million of trust preferred securities through IFC Capital Trust IV. The trust is a statutory business trust created under the laws of Delaware. We own all of the common securities of Capital Trust IV, which exists for the purpose of issuing preferred securities and investing the proceeds from the sale of the preferred securities in an equivalent amount of our 10.25% subordinated debentures. These subordinated debentures will mature on July 25, 2031, which date may be shortened to a date not before July 25, 2006, if certain conditions are met. The preferred securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the common securities of the trust owned by us. Holders of preferred securities receive preferential cumulative cash distributions, at the annual rate of 10.25% of the liquidation amount of $1,000 per preferred security accruing from the date of original issuance and payable quarterly in arrears on January 25 and July 25 of each year, beginning January 25, 2002. These funds are Tier-1 qualifying capital.

    In November 2000, we issued $51.75 million of trust preferred securities through IFC Capital Trust II and $51.75 million of convertible trust preferred securities through IFC Capital Trust III. Each trust is a wholly-owned financing subsidiary of us. The securities were issued at $25 per share with cumulative dividend rates of 10.50% and 8.75%, respectively, payable quarterly. They have a maturity of 30 years. The trust preferred securities of IFC Capital Trust II are not convertible into our common shares. The convertible trust preferred securities of IFC Capital Trust III have an initial conversion ratio of 1.261 common shares for each convertible preferred security (equivalent to an initial conversion price of $19.825 per common share). The securities are shown on our balance sheet net of capitalized issuance costs. The sole assets of IFC Capital Trusts II and III are our subordinated debentures with principal balances of $53.35 million each, interest rates of 10.5% and 8.75%, respectively, and an initial maturity of 30 years. Both issues are Tier-1 qualifying capital elements.

    In July 1999, we raised $30 million of 7.58%, 15-year subordinated debt which is callable in 10 years at par, to strengthen and add flexibility in the management of our capital base. The debt was privately placed. These funds qualify as Tier 2 capital. The securities are not convertible into our common shares.

    To assist Irwin Union Bank and Trust in generating deposits in new markets, we began a program in 1999 to issue our non-coupon, convertible preferred shares to certain qualified investors thought to be in a position to support deposit growth. Under the program, each preferred share is issued for cash at approximately the market price of one common share. A preferred share automatically converts into one common share at a determined future date. If a banking branch reaches a specified level of deposits prior to the conversion date, the number of common shares into which a preferred share converts is increased by as much as 25%, depending upon the date on which the deposit level was attained. A maximum of approximately 400,000 shares of preferred stock are issuable under the program. Approximately $1.4 million in non-coupon bearing convertible preferred shares of our stock have been issued under this program. These funds are Tier-1 qualifying capital.

    In January 1997, we issued $50 million of 9.25% trust preferred securities through IFC Capital Trust I, a statutory business trust created under the laws of Delaware, and our wholly-owned subsidiary. The securities have an initial maturity of 30 years with a 19-year extension option which we can exercise at any point during the first 30 years. The securities are callable at par after five years, or immediately, in certain cases. The securities are not convertible into our common shares. These funds are Tier-1 qualifying capital.

    During the first six months of 2001, we repurchased approximately 94,000 common shares at an average price of $23.09 per share. In 2000, we repurchased approximately 219,000 common shares at an average price of $15.78 per share. Over the past three years, we made repurchases totaling $34 million of common stock in an effort to restructure capital to reach a more optimal mix between common equity and less expensive, hybrid forms of capital.

  Inflation

    Since substantially all of our assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changes in interest rates. We attempt to control the impact of interest rate fluctuations by managing the relationship between interest rate sensitive assets and liabilities. See "Management's Discussion and Analysis of

Financial Condition and Results of Operations—Risk Management" on page 66 for a further discussion.

  Recently Issued Accounting Standards

    In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the standard were effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001 and the disclosure requirements were effective December 31, 2000. Adoption of this statement did not have a material impact on our financial position or results of operations.

    On June 29, 2001 the FASB approved its proposed Statements of Financial Accounting Standards (SFAS) No. 141, "Business Combinations" and No. 142 "Goodwill and Other Intangible Assets". SFAS 141 eliminates the pooling-of-interest method of accounting—requiring that purchase accounting, with its recognition of intangible assets separately from goodwill, be applied to all business combinations initiated after June 30, 2001. Unallocated negative goodwill is required to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

    Under the provisions of SFAS 142, goodwill will no longer be amortized against earnings. Instead, goodwill and intangible assets deemed to have an indefinite life will be reviewed for impairment at least annually. The amortization period of intangible assets with finite lives will no longer be limited to forty years. This standard will be effective for fiscal years beginning after December 15, 2001. Management does not believe the implementation of SFAS 141 or 142 will have a material effect on the earnings or equity of the company.

  Risk Management

    We are engaged in businesses which involve the assumption of financial risks including:

  •
  Credit risk

  •
  Liquidity risk

  •
  Interest rate risk

    Each line of business that assumes financial risk uses a formal process to manage this risk. In all cases, the objectives are to ensure that risk is contained within prudent levels and that we are adequately compensated for the level of risk assumed. Our Chairman, President, and Chief Financial Officer participate in each of our subsidiaries' risk management process.

    Credit Risk.  The assumption of credit risk is a key source of earnings for the home equity lending, commercial banking and equipment leasing lines of business. In addition, the mortgage banking line of business assumes some credit risk although its mortgages typically are insured.

    The credit risk in the loan portfolios of the home equity lending line of business and commercial bank have the most potential to have a significant effect on our consolidated financial performance. These lines of business manage credit risk through the use of lending policies, credit analysis and approval procedures, periodic loan reviews, and personal contact with borrowers. Loans over a certain size are reviewed by a loan committee prior to approval.

    An allowance for loan and lease losses is established as an estimate of the probable credit losses on the loans and leases held by us. A specific allowance is determined by evaluating those loans which are either substandard or have the potential to become substandard. In general, commercial loans, mortgage loans, and leases are evaluated individually to determine the appropriate allowance. Consumer loans, including home equity loans, generally are evaluated as a group. A specific allowance is set at a level which management considers sufficient to cover probable losses on these loans. An unallocated allowance is determined by analyzing historical loss experience by loan type and then adjusting these loss factors for current conditions not reflected in prior experience. The allowance for loan losses is an estimate based on management's judgment combined with a quantitative process of evaluation and analysis. For interest-only strips, a loss estimate is embedded in the residual value of the asset; therefore, no amount is included in the allowance.

    Loans and leases that are determined by management to be uncollectible are charged against the allowance. The allowance is increased by provisions against income and recoveries of loans and leases previously charged off. The table on page 68 analyzes the consolidated allowance for loan and lease losses over the periods presented.

    Net charge-offs during the first six months of 2001 were $2.4 million compared to $0.8 million during the same period in 2000. Higher net charge-offs in 2001 relate to the loan growth at the commercial bank and $0.8 million of net charge-offs at Onset Capital Corporation. Onset was acquired by Irwin in July 2000 and had an existing portfolio of seasoned leases. Net charge-offs for the year 2000 were $2.7 million, up 56.4% from 1999, and up 39.1% from 1998. Net charge-offs to average loans and leases at June 30, 2001 were 0.18% annualized, compared to 0.28% for the year 2000, compared to 0.27% in 1999 and 0.33% in 1998. At June 30, 2001, the allowance for loan and lease losses was 1.02% of outstanding loans and leases, compared to 1.06% at year end 2000, 1.17% at year end 1999 and 1.78% at the same date in 1998.

    Total nonperforming loans and leases at June 30, 2001, were $9.9 million, compared to $7.2 million at December 31, 2000, $4.3 million at December 31, 1999 and $12.0 million at December 31, 1998. Nonperforming loans and leases as a percent of total loans and leases at June 30, 2001 were 0.66%, compared to 0.58% at December 31, 2000, 0.59% in 1999 and 2.15% in 1998. The 1999 decline occurred primarily at our mortgage banking line of business in connection with a change in the classification of nonperforming loans to the "loans held for sale" category to reflect more accurately management's intent regarding ultimate disposition of these assets. These loans are carried at the lower of their cost or market value. Any impairment provision is recorded through the markdown of the loans to their market value.

    Other real estate we owned totaled $6.0 million at June 30, 2001, up from $2.8 million at December 31, 2000, which was down from $3.8 million at the same date in 1999, and from $3.5 million at the same date in 1998. The increase in 2001 was primarily attributable to the home equity lending line of business. Total nonperforming assets at June 30, 2001 were $15.9 million, or 0.49% of total assets. Nonperforming assets at December 31, 2000, totaled $10.1 million, or 0.42% of total assets, compared to $8.1 million, or 0.48%, in 1999 and $15.5 million, or 0.78%, in 1998.

    The following table shows an analysis of our consolidated allowance for loan and lease losses:

	At or For the Six Months Ended June 30, 2001	At or For the Year Ended December 31,
		2000	1999	1998	1997	1996
	(dollars in thousands)
Loans and leases outstanding at end of period, net of unearned income	$1,486,386	$1,234,922	$733,425	$556,991	$611,093	$533,050

Average loans and leases for the period, net of unearned income	$1,313,069	$960,848	$642,435	$585,025	$569,325	$496,729

Allowance for loan and lease losses:
Balance beginning of period	$13,129	$8,555	$9,888	$8,812	$6,875	$5,033
Charge-offs:
Commercial, financial and agricultural loans	286	1,210	646	246	800	495
Real estate mortgage loans	—	—	—	232	356	37
Consumer loans	714	818	813	761	734	959
Lease financing:
Domestic	770	363	772	1,263	1,255	883
Canadian	1,310	777	—	—	—	—

Total charge-offs	3,080	3,168	2,231	2,502	3,145	2,374

Recoveries:
Commercial, financial and agricultural loans	77	76	32	14	32	133
Real estate mortgage loans	—	—	—	—	1	—
Consumer loans	115	221	307	362	246	214
Lease financing:
Domestic	35	84	164	183	259	246
Canadian	495	85	—	—	—	—

Total recoveries	722	466	503	559	538	593

Net charge-offs	(2,358)	(2,702)	(1,728)	(1,943)	(2,607)	(1,781)
Acquisition of Onset Capital	1,908	—	—	—	—
Reduction due to sale of loans	(6)	—	(3,126)	(2,976)	(1,694)	(930)
Reduction due to reclassification of loans	101	(16)	(922)	—	—	—
Foreign currency adjustment	(5)	(19)	—	—	—	—
Provision charged to expense	4,357	5,403	4,443	5,995	6,238	4,553

Balance end of period	$15,218	$13,129	$8,555	$9,888	$8,812	$6,875

Allowance for loan and lease losses:
By category of loans and leases Commercial, financial and agricultural loans	$5,427	$4,370	$5,634	$4,240	$5,118	$3,676
Real estate mortgage loans	2,630	2,462	1,194	3,299	2,170	281
Consumer loans	2,265	2,226	1,270	1,747	446	1,974
Lease financing:
Domestic	2,305	2,325	457	602	1,078	944
Canadian	2,591	1,746	—	—	—	—

Totals	$15,218	$13,129	$8,555	$9,888	$8,812	$6,875

Ratios(1)
Net charge-offs to average loans and leases	0.18%	0.28%	0.27%	0.33%	0.46%	0.36%
Allowance for loan losses to loans and leases outstanding	1.02%	1.06%	1.17%	1.78%	1.44%	1.29%

(1)
For the period ended June 30, 2001, ratios are annualized.

    The following table shows information about our nonperforming assets at the dates shown:

		December 31,
	June 30, 2001
		2000	1999	1998	1997	1996
	(dollars in thousands)
Accruing loans past due 90 days or more:
Commercial, financial and agricultural loans	$787	$324	$58	$252	$382	$256
Real estate mortgages	—	—	—	291	534	234
Consumer loans	113	510	89	89	86	205
Leases financing:
Domestic	277	627	—	—	—	—
Canadian	27	—	—	—	—	—

	1,204	1,461	147	632	1,002	695

Nonaccrual loans and leases:
Commercial, financial and agricultural loans	1,093	752	748	1,052	777	2,739
Real estate mortgages	2,897	1,922	3,049	9,710	5,333	2,481
Consumer loans	873	918	273	174	63	—
Lease financing:
Domestic	2,180	960	88	426	506	1,261
Canadian	1,617	1,209	—	—	—	—

	8,660	5,761	4,158	11,362	6,679	6,481

Total nonperforming loans and leases	9,864	7,222	4,305	11,994	7,681	7,176

Other real estate owned:
Other real estate owned	6,008	2,833	3,752	3,506	1,828	2,239

Total nonperforming assets	$15,872	$10,055	$8,057	$15,500	$9,509	$9,415

Nonperforming loans and leases to total loans and leases	0.66%	0.58%	0.59%	2.15%	1.26%	1.35%
Nonperforming assets to total assets	0.49%	0.42%	0.48%	0.78%	0.64%	0.72%

    Loans which are past due 90 days or more are placed on nonaccrual status unless, in management's opinion, there is sufficient collateral value to offset both principal and interest.

    For the periods presented, the year-end balances of any restructured loans are reflected in the table above either in the amounts shown for "accruing loans past due 90 days or more" or in the amounts shown for "nonaccrual loans and leases."

    Interest income of approximately $300,000 would have been recorded during the first six months of 2001 on nonaccrual and renegotiated loans if such loans had been accruing interest throughout the year in accordance with their original terms. The amount of interest income actually recorded during the first half of 2001 on nonaccrual and restructured loans was approximately $57,000.

    No loan concentrations existed of more than 10% of total loans to borrowers engaged in similar activities that would be similarly affected by economic or other conditions.

    Generally, the accrual of income is discontinued when the full collection of principal or interest is in doubt, or when the payment of principal or interest has become contractually 90 days past due unless the obligation is both well secured and in the process of collection.

    Liquidity Risk.  Liquidity is the availability of funds to meet the daily requirements of our business. For financial institutions, demand for funds results principally from extensions of credit and withdrawal of deposits. Liquidity is provided by asset maturities or sales and through deposits and short-term borrowings.

    The objectives of liquidity management are to ensure that funds will be available to meet current and future demands and that funds are available at a reasonable cost. We manage liquidity via daily interaction with the lines of business and periodic liquidity planning sessions.

    Since loans are less marketable than securities, the ratio of total loans to total deposits is a traditional measure of liquidity for banks and bank holding companies. At June 30, 2001, the ratio of loans and loans held for sale to total deposits was 129.8%. We are comfortable with this relatively high level due to its position in mortgage loans held for sale. These loans carry an interest rate at or near current market rates for first and second lien mortgage loans. Since we securitize and sell nearly all these mortgage loans within a 90-day period, our liquidity is significantly higher than the ratio would suggest by traditional standards. Excluding mortgage loans held for sale, the loan-to-deposit ratio was 77.1% at June 30, 2001.

    Interest Rate Risk.  Because assets are not perfectly match funded with like-term liabilities, our earnings are affected by interest rate changes. Interest rate risk is measured by the sensitivity of both net interest income and fair market value of net interest sensitive assets to changes in interest rates.

    An asset/liability management committee at each of our lines of business monitors the repricing structure of assets, liabilities and off-balance sheet items and uses a financial simulation model to measure interest rate risk over multiple interest rate scenarios. Our asset/liability management committee oversees the interest rate risk profile of all of our lines of business as a whole; similar committees exist at each line of business, represented by the parent company and the line of business. Many factors are incorporated into the financial model, including prepayment speeds, net interest margin, fee income and a comprehensive mark-to-market valuation process. Risk measures and assumptions are reevaluated regularly and modeling tools are enhanced as needed.

    Our commercial banking, home equity, and leasing lines of business assume interest rate risk in the pricing of their loans and leases, and manage this risk by adjusting the duration of their interest sensitive liabilities and through the use of off-balance sheet hedging.

    Our mortgage banking line of business assumes interest rate risk by entering into commitments to extend loans to borrowers at a fixed rate for a limited period of time. Closed loans are held only temporarily until a pool is formed and sold in a securitization or under a flow sale arrangement. To mitigate the risk that interest rates will rise between loan origination and securitization, the mortgage bank buys commitments to deliver loans at a fixed price.

    Our mortgage and home equity lines of business also are exposed to the risk that interest rates will decline, increasing prepayment speeds on loans and decreasing the value of servicing assets and interest-only strips. Some offsets to these exposures exist in the form of a strong production operation, selective sales of servicing rights, match funded asset-backed securities sales and the use of financial instruments to hedge the economic performance of the assets.

    The following tables reflect our management's estimate of the present value of interest sensitive assets, liabilities, and off-balance sheet items at December 31, 2000 and June 30, 2001. In addition to showing the estimated fair market value at current rates, they also provide estimates of the fair market values of interest sensitive items based upon a hypothetical move both up and down 100 and 200 basis points in the entire yield curve.

    The first set of tables is an economic analysis showing the present value impact of changes in interest rates, assuming a comprehensive mark-to-market environment. The second set of tables is an accounting analysis showing the same net present value impact, adjusted for expected GAAP treatment. Neither analysis takes into account the book values of the noninterest sensitive assets and liabilities (such as cash, accounts receivable, and fixed assets), the values of which are not directly determined by interest rates.

    The analyses are based on discounted cash flows over the remaining estimated lives of the financial instruments. The interest rate sensitivities apply only to transactions booked as of December 31, 2000 and June 30, 2001, respectively. The net asset value sensitivities do not necessarily represent the changes in the lines of business' net asset value that would actually occur under the given interest rate scenarios, as sensitivities do not reflect changes in value of the companies as a going concern nor consider potential rebalancing or other hedging actions that might be taken in the future under asset/liability management.

Economic Value Change Method

	Present Value at December 31, 2000, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets	$1,415,887	$1,390,869	$1,366,583	$1,342,990	$1,320,689
Loans held for sale	580,992	576,053	570,841	565,260	559,493
Mortgage servicing rights	66,814	95,893	139,520	168,911	177,494
Interest-only strips	141,524	147,431	154,547	162,406	169,974

Total interest sensitive assets	2,205,217	2,210,246	2,231,491	2,239,567	2,227,650

Interest Sensitive Liabilities
Deposits	(954,577)	(949,485)	(944,492)	(939,590)	(934,784)
Short-term borrowings	(765,977)	(763,233)	(760,531)	(757,874)	(755,263)
Long-term debt	(206,054)	(197,539)	(188,277)	(177,805)	(165,955)

Total interest sensitive liabilities	(1,926,608)	(1,910,257)	(1,893,300)	(1,875,269)	(1,856,002)

Interest sensitive off-balance sheet items	24,834	12,288	704	(11,028)	(23,142)

Net market value as of December 31, 2000	$303,443	$312,277	$338,895	$353,270	$348,506

Potential change	$(35,452)	$(26,618)	$—	$14,375	$9,611

Net market value as of December 31, 1999	$271,837	$315,927	$334,983	$333,872	$327,353

Potential change	$(63,146)	$(19,056)	$—	$(1,111)	$(7,630)

	Present Value at June 30, 2001, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets	$1,834,986	$1,802,967	$1,772,451	$1,743,305	$1,715,345
Loans held for sale	881,929	874,752	867,800	860,949	853,838
Mortgage servicing rights	90,026	134,336	206,823	245,684	262,526
Interest-only strips	176,972	183,342	191,905	200,654	209,421

Total interest sensitive assets	2,983,913	2,995,397	3,038,979	3,050,592	3,041,132

Interest Sensitive Liabilities
Deposits	(1,326,411)	(1,317,170)	(1,308,380)	(1,300,032)	(1,292,068)
Short-term borrowings	(1,163,567)	(1,160,359)	(1,157,196)	(1,154,077)	(1,151,005)
Long-term debt	(211,249)	(202,820)	(193,664)	(182,745)	(170,823)

Total interest sensitive liabilities	(2,701,227)	(2,680,349)	(2,659,240)	(2,636,854)	(2,613,896)

Interest sensitive financial derivatives	9,806	4,311	(1,115)	(6,468)	(11,744)

Net market value as of June 30, 2001	$292,492	$319,359	$378,624	$407,270	$415,492

Potential change	$(86,132)	$(59,265)	$—	$28,647	$36,868

Net market value as of December 31, 2000	$303,443	$312,277	$338,895	$353,270	$348,506

Potential change	$(35,452)	$(26,618)	$—	$14,375	$9,611

GAAP-Based Value Change Method

	Present Value at December 31, 2000, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets(1)	$—	$—	$—	$—	$—
Loans held for sale	570,841	570,841	570,841	565,260	559,493
Mortgage servicing rights	80,384	106,453	130,746	144,119	144,948
Interest-only strips	141,524	147,431	154,547	162,406	169,974

Total interest sensitive assets	792,749	824,725	856,134	871,785	874,415

Interest Sensitive Liabilities
Deposits(1)	—	—	—	—	—
Short-term borrowings(1)	—	—	—	—	—
Long-term debt(1)	—	—	—	—	—
Total interest sensitive liabilities(1)	—	—	—	—	—

Interest sensitive off-balance sheet items	25,573	12,447	298	(11,984)	(24,632)

Net market value as of December 31, 2000	$818,322	$837,172	$856,432	$859,801	$849,783

Potential change	$(38,110)	$(19,260)	$—	$3,369	$(6,649)

Net market value as of December 31, 1999	$490,111	$509,774	$518,647	$521,421	$524,034

Potential change	$(28,536)	$(8,873)	$—	$2,774	$5,387

(1)
Value does not change in GAAP presentation.

	Present Value at June 30, 2001, Instantaneous Change in Interest Rates of:
	-2%	-1%	Current	+1%	+2%
	(in thousands)
Interest Sensitive Assets
Loans and other assets(1)	$—	$—	$—	$—	$—
Loans held for sale	867,801	867,800	867,800	860,949	853,837
Mortgage servicing rights	94,041	138,725	184,012	184,930	187,694
Interest-only strips	175,741	181,657	189,788	198,294	206,949

Total interest sensitive assets	1,137,583	1,188,182	1,241,600	1,244,173	1,248,480

Interest Sensitive Liabilities
Deposits(1)	—	—	—	—	—
Short-term borrowings(1)	—	—	—	—	—
Long-term debt(1)	—	—	—	—	—
Total interest sensitive liabilities(1)	—	—	—	—	—
Interest sensitive financial derivatives	11,393	5,358	(592)	(6,453)	(12,221)

Net market value as of June 30, 2001	$1,148,976	$1,193,540	$1,241,008	$1,237,720	$1,236,259

Potential change	$(92,031)	(47,467)	$—	$(3,287)	$(4,748)

Net market value as of December 31, 2000	$818,322	$837,172	$856,432	$859,801	$849,783

Potential change	$(68,110)	$(19,260)	$—	$3,369	$(6,649)

(1)
Value does not change in GAAP presentation.

  Derivative Financial Instruments

    We utilize certain derivative instruments which do not qualify for hedge accounting treatment under SFAS No. 133. These derivatives are accounted for as trading securities and marked to market on the income statement.

    We economically hedge our interest rate risk on mortgage loans held for sale using mandatory commitments to sell the loans at a future date. We hedge the fixed versus floating component of certain of our interest-only strips with interest rate caps, which had a fair value of $0.2 million and a notional amount of $19.6 million at June 30, 2001. We classify interest rate caps as trading securities on the balance sheet and carry them at their fair values. We record adjustments to fair values as trading gains or losses on the income statement. We recorded minor losses in both 2001 and 2000 related to these derivative products.

    We also engaged in economically hedging our mortgage servicing rights through the use of Eurodollar and U.S. Treasury futures contracts. For the first six months of 2001, we recorded $0.2 million of realized gains and $1.0 million of unrealized losses on these economic hedges. The futures contracts were marked-to-market as trading securities with changes in value recorded in the income statement. We held $2.5 billion in notional amount of Eurodollar contracts at June 30, 2001, with expiration ranging from the third quarter of 2001 to the first quarter of 2008. At December 31, 2000, the futures contract we held had a fair value of less than $0.1 million on a notional amount of $200.0 million. We did not hold any Eurodollar or US Treasury futures contracts at June 30, 2000.

    Onset Capital Corporation uses two interest rate swaps to reduce repricing risk associated with a funding source. The interest rate risk is created due to a repricing mismatch between the fixed-rate payment stream from leasing assets and floating rate funding. The notional amounts of the swaps were $27.1 million and $26.0 million as of June 30, 2001. The notional values of both interest rate swaps amortize on a schedule designed to approximate the principal pay down of the loan portfolio, and have a final maturity date of May 25, 2004. Onset can reduce the notional value of the swaps by up to 10% if early prepayments on the loans are greater than originally anticipated.

    We had foreign currency contracts to protect the value of intercompany loans made to Onset Capital against changes in the exchange rate. We had a nominal amount of $25.5 million in forward contracts outstanding as of June 30, 2001. Gains and losses associated with these contracts are included in other expense on the income statement.

LEGAL PROCEEDINGS

Culpepper Class Action Litigation

    Borrowers purporting to represent a nationwide class have filed numerous class action lawsuits against mortgage lenders, including our subsidiary, Irwin Mortgage (formerly known as Inland Mortgage Corporation), alleging that certain payments to mortgage brokers by those lenders violate the federal Real Estate Settlement Procedures Act, commonly known as RESPA. These lawsuits have generally alleged that various forms of direct and indirect payments to mortgage brokers are referral fees or unearned fees, which are prohibited under RESPA, or that consumers were not informed of the brokers' compensation, in violation of law.

    Our subsidiary, Irwin Mortgage, is a defendant in litigation alleging that it violated RESPA in connection with mortgages originated by mortgage brokers. The name of this litigation is Culpepper v. Inland Mortgage Corporation. The initial action was filed in April 1996, in the United States District Court, Northern District of Alabama. In January 1997, the federal district court granted summary judgment in favor of Irwin Mortgage and denied the plaintiff's motion to certify the case as a class action. The plaintiff appealed, and in January 1998, the United States Court of Appeals for the 11th Circuit reversed the district court's grant of summary judgment. The court of appeals sent the case back to the district court to decide the merits of the case and the class certification issue. A second lawsuit was filed against Irwin Mortgage in August 1998 alleging similar RESPA violations and was consolidated with the first case. In June 1999, the district court certified a limited class of borrowers.

    Irwin Mortgage appealed and submitted the class certification issue to the court of appeals for review in December 1999. On June 15, 2001, a panel of the United States Court of Appeals for the 11th Circuit denied the appeal of Irwin Mortgage, and upheld the district court's certification of the borrower class in an opinion unfavorable to us. On July 11, 2001, Irwin Mortgage filed a motion seeking a rehearing before the court of appeals. On August 15, 2001, the court of appeals denied this motion.

    The case is now proceeding in the federal district court. We have not yet determined all the borrowers meeting the criteria of the class in Culpepper, although we expect that the number will be substantial. In July 2001, the plaintiffs filed a motion for partial summary judgment asking the court to find that our subsidiary is liable for violating RESPA. We have filed our motion in opposition, and the motions have been fully briefed by the parties. The court could rule on these motions at any time.

    The Culpepper case is the only case to date alleging similar RESPA violations in which a federal court of appeals has upheld a lower court's grant of class action certification in favor of the plaintiffs. While we continue to believe that the plaintiffs should not prevail on the merits of the case and that Irwin Mortgage has available numerous defenses to the alleged RESPA violations and we intend to defend this lawsuit vigorously, we could lose this lawsuit. Although we are unable at this stage of the litigation to determine a reasonable estimate of the amount of potential loss we could suffer, we expect that an adverse outcome in this litigation could subject us to substantial monetary damages which could be material to our financial position. We have not established any reserves related to this case.

Other Litigation

    In January, 2001, we, Irwin Leasing Corporation (formerly Affiliated Capital Corp.) and Irwin Equipment Finance Corporation (for purposes of this paragraph, the Irwin companies) were served as defendants in United States ex rel. Paranich v. Sorgnard et. al, an action filed in the U.S. District Court for the Middle District of Pennsylvania. The suit alleges that a manufacturer/importer of certain medical devices (Matrix Biokinetics, Inc., and others) made misrepresentations to health care professionals and to government officials to improperly obtain Medicare reimbursement for treatments using the devices, and that the Irwin companies, through Affiliated Capital's financing activities, aided in making the alleged misrepresentations. The Irwin companies filed a motion to dismiss on February 12, 2001. On August 10, 2001, the court granted our motion in part by dismissing us and Irwin Equipment Finance as defendants in the suit. Irwin Leasing remains a defendant. Because the case is in the early stages of litigation, we are unable at this time to form a reasonable estimate of the amount of potential loss, if any, that we could suffer. We intend to defend this lawsuit vigorously.

    On May 9, 2001, Irwin Union Bank and Trust and Irwin Home Equity, for purposes of this paragraph, Irwin, received notice that they were named as defendants in Thompson v. Irwin Union Bank and Trust Company and Irwin Home Equity Corporation, a lawsuit filed in the U.S. District Court for the District of Rhode Island. The suit alleges that Irwin's disclosures and closing procedure for certain home equity loans did not comply with certain provisions of the Truth in Lending Act. The suit also requests that the court certify a plaintiff class in this action. On June 18, 2001, Irwin filed a motion with the court to compel arbitration pursuant to the provisions in the home equity loan agreement. Because the case has only recently been filed, we have not formed a reasonable estimate of the amount of potential loss, if any, that we could suffer.

    We and our subsidiaries are engaged in various matters of litigation including, but not limited to, the matters described above, and we have a number of unresolved claims pending. In addition, a part of the ordinary course of business, we and our subsidiaries are parties to litigation involving claims to the ownership of funds in particular accounts, the collection of delinquent accounts, challenges to security interests in collateral, and foreclosure interests, that is incidental to our regular business activities. While the ultimate liability with respect to these other litigation matters and claims cannot be determined at this time, except as described above, we believe that damages, if any, and other amounts relating to pending matters are not likely to be material to our consolidated financial position or results of operations.

SUPERVISION AND REGULATION

General

    Banking is a highly regulated industry. The following is a summary of several applicable statutes and regulations that apply to us and to our subsidiaries. These summaries are not complete, and you should refer to the statutes and regulations for more information. Also, these statutes and regulations may change in the future, and we cannot predict what effect these changes, if made, will have on our operations. You should note that the supervision, regulation and examination of banks and bank holding companies by bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of banks and bank holding companies. Consequently, you should not rely on the bank regulatory system to protect your investment.

Bank Holding Company Regulation

    We are registered as a "bank holding company" with the Board of Governors of the Federal Reserve under the Bank Holding Company Act of 1956, as amended and the related regulations, referred to as the BHC Act. We are subject to regulation, supervision and examination by the Federal Reserve and as part of this process, we must file reports and additional information with the Federal Reserve.

  Minimum Capital Requirements

    The Federal Reserve has adopted risk-based capital guidelines for assessing bank holding company capital adequacy. These standards define capital and establish minimum capital ratios in relation to assets, both on an aggregate basis and as adjusted for credit risks and off-balance sheet exposures. Under the Federal Reserve's risk-based guidelines, which apply to us, capital is classified into two categories for bank holding companies:

    Tier 1 capital, or core capital, consists of:

    •
    common stockholder's equity;

    •
    qualifying noncumulative perpetual preferred stock;

    •
    qualifying cumulative perpetual preferred stock (subject to some limitations); and

    •
    minority interests in the common equity accounts of consolidated subsidiaries;

    less

    •
    goodwill; and

    •
    specified intangible assets.

    Tier 2 capital, or supplementary capital, consists of:

    •
    allowance for loan and lease losses;

    •
    perpetual preferred stock and related surplus;

    •
    hybrid capital instruments;

    •
    unrealized holding gains on equity securities;

    •
    perpetual debt and mandatory convertible debt securities;

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    term subordinated debt, including related surplus; and

    •
    intermediate-term preferred stock, including related securities.

    The Federal Reserve's capital adequacy guidelines require bank holding companies to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least 4% of which must be in the form of Tier 1 capital. The Federal Reserve has established a minimum ratio of Tier 1 capital (less any intangible capital items) to total assets (less any intangible assets), or leverage ratio, of 3% for strong bank holding companies (those rated a composite "1" under the Federal Reserve's rating system). For all other bank holding companies, the minimum ratio of Tier 1 capital to total assets is 4%. Also, the Federal Reserve continues to consider the Tier 1 leverage ratio in evaluating proposals for expansion or new activities.

    In its capital adequacy guidelines, the Federal Reserve emphasizes that the standards discussed above are minimums and that banking organizations generally are expected to operate well above these minimum levels. These guidelines also state that banking organizations experiencing growth, whether internally or by making acquisitions, are expected to maintain strong capital positions substantially above the minimum levels.

    As of June 30, 2001, we had regulatory capital in excess of the Federal Reserve's minimum levels. Our ratio of total capital to risk weighted assets at June 30, 2001 was 11.42% and our Tier 1 leverage ratio was 9.84%.

  Acquisitions

    The BHC Act requires prior Federal Reserve approval for, among other things, a bank holding company's acquisition of direct or indirect ownership or control of 5% or more of the voting shares or substantially all the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With limited exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company that is not a bank or bank holding company and from engaging, directly or indirectly, in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities that the Federal Reserve has determined, by regulation or order, to be so closely related to banking or managing or controlling banks as to be a proper incident to those banking activities. Banking activities include, but are not limited to, owning and operating a savings association, performing functions or activities that may be performed by a trust company, or acting as an investment or financial advisor. The passage of the Gramm-Leach-Bliley Act, however, allows bank holding companies to become financial holding companies. Financial holding companies may engage in a broader range of activities than bank holding companies. We are not a financial holding company. See the discussion of the Gramm-Leach-Bliley Act below.

    Under the BHC Act and Federal Reserve regulations, we may not engage in tie-in arrangements in connection with an extension of credit, lease, sale of property, or furnishing of services. Except with respect to traditional banking products, we may not condition a client's purchase of one of our services on the purchase of another service.

    Under Indiana law, any company or bank holding company that seeks to merge or consolidate with, or acquire all or substantially all of the assets of an Indiana bank holding company must obtain the prior approval of the Indiana Department of Financial Institutions, or the DFI.

  Ownership Limitations

    Under Indiana law, any company or bank holding company is required to obtain the prior regulatory approval of the DFI before acquiring the power to control our management, operations or policies, or before acquiring the power to vote 25% or more of the voting shares of our stock. Under the federal Change in Bank Control Act, a person may be required to obtain the prior regulatory approval of the Federal Reserve before acquiring the power to directly or indirectly control our management, operations or policies or before acquiring control of 10% or more of any class of our outstanding voting stock.

  Dividends

    The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In this policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends (1) exceeding its net income or (2) that only could be funded in ways that would weaken a bank holding company's financial health, such as by borrowing. Also, the Federal Reserve possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to prohibit or limit the payment of dividends by banks and bank holding companies.

    The Federal Reserve also expects us to act as a source of financial strength to our banking subsidiaries and to commit resources to support them. In implementing this policy, the Federal Reserve takes the position that it may require us to provide financial support when we otherwise would not consider ourselves able to do so.

    In addition to the restrictions on dividends imposed by the Federal Reserve, Indiana law also places limitations on our ability to pay dividends. For example, we may not pay dividends to our shareholders if after giving effect to the dividend, we would not be able to pay our debts as they became due in the ordinary course of business. Because a major source of our revenue could be dividends from our banking subsidiaries, our ability to pay dividends will depend on the amount of dividends paid by our banking subsidiaries. We cannot be sure that our banking subsidiaries will pay those dividends to us. See the discussion under "Dividend Limitations" below.

Bank and Thrift Regulation

    Under Indiana law, Irwin Union Bank and Trust is subject to supervision and examination by the DFI. Irwin Union Bank and Trust is a member of the Federal Reserve System and also is subject to examination by the Federal Reserve. The Federal Reserve also supervises Irwin Union Bank and Trust's compliance with federal law and regulations that restrict loans by member banks to their directors, executive officers, and other controlling persons. Irwin Union Bank, F.S.B. is a federally chartered savings bank. Accordingly, it is governed by and subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, or the OTS, and is required to comply with the rules and regulations of the OTS under the Home Owners' Loan Act, or HOLA.

    The deposits of Irwin Union Bank and Trust are insured by the Bank Insurance Fund, or the BIF, and the deposits of Irwin Union Bank, F.S.B. are insured by the Savings Association Insurance Fund, or SAIF, under the provisions of the Federal Deposit Insurance Act, or the FDIA. As a result, Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. also are subject to supervision and examination by the FDIC. The FDIA requires that the appropriate federal regulatory authority approve any merger and/or consolidation by or with an insured bank or an insured savings association, and the establishment or relocation of any bank or branch office. The FDIA also gives the Federal Reserve, the OTS and the other federal bank regulatory agencies power to issue cease and desist orders against either banks, savings associations, holding companies or persons regarded as "institution affiliated parties." A cease and desist order either can prohibit engaging in certain unsafe and unsound bank activities or can require certain affirmative action to be taken.

  Transactions with Affiliates

    Transactions between a bank and its holding company or other affiliates, and a savings association and its holding company or other affiliates, are subject to various restrictions imposed by state and federal regulatory agencies. These transactions include loans and other extensions of credit, purchases of securities and other assets, and payments of fees or other distributions. In general, these restrictions limit the amount of transactions between a bank, or savings association, and any one affiliate of the bank, or savings association, and between a bank, or savings association, and all of its affiliates. The restrictions also impose collateral requirements for extensions of credit to affiliates, and require transactions with affiliates to be on terms comparable to the terms for transactions with unaffiliated entities.

  Dividend Limitations

    As a state member bank, Irwin Union Bank and Trust may not, without the approval of the Federal Reserve, declare a dividend if the total of all dividends declared in a calendar year exceeds the total of its net income for that year, combined with its retained net income of the preceding two years, less any required transfers to the surplus account. Under Indiana law, Irwin Union Bank and Trust must obtain the approval of the DFI to pay a dividend if the total of all dividends declared by Irwin Union Bank and Trust during the calendar year, including the proposed dividend, would exceed the sum of the retained net income for the year to date combined with its retained net income for the previous two years. Irwin Union Bank and Trust may also be required by order of the DFI to increase its capital or reduce the amount of its deposits.

    In most cases Irwin Union Bank, F.S.B. is required either to apply to or to provide notice to the OTS regarding the payment of dividends. Savings associations must apply for approval to the OTS if the savings association either does not meet the requirements for expedited treatment under OTS regulations or if the total amount of all capital distributions for the applicable calendar year exceeds net income for that year to date plus retained net income for the preceding two years, or the savings association would not be adequately capitalized following the dividend, or the proposed dividend would violate a prohibition in any statute, regulation or agreement with the OTS. If a savings association is not required to file an application with the OTS, it is still required to file a notice with the OTS concerning a proposed dividend if the savings association would not be well capitalized after the dividend, the proposed dividend would reduce the amount of or retire any common or preferred stock or retire any part of debt instruments included in capital pursuant to OTS regulations, or the savings association is a subsidiary of a savings and loan holding company. The OTS may disapprove a notice or reject an application for a proposed dividend. If a savings association or the proposed dividend do not trigger any of the application or notice requirements, then the savings association need not file an application or notice with the OTS before paying a dividend.

    Our ability and the ability of Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. to pay dividends also may be affected by the various minimum capital requirements and the capital and noncapital standards established under the Federal Deposit Insurance Corporation Improvements Act of 1991, or the FDICIA, as described below. Our rights and the rights of our stockholders and our creditors to participate in any distribution of the assets or earnings of our subsidiaries also is subject to the prior claims of creditors of our subsidiaries including the depositors of a bank subsidiary.

  Capital Requirements

    The Federal Reserve has published regulations applicable to state member banks such as Irwin Union Bank and Trust regarding the maintenance of adequate capital. While retaining the authority to set capital ratios for individual banks, these regulations establish minimum capital standards for most banks.

    The Federal Reserve requires banks to hold capital commensurate with the level and nature of all of the risks, including the volume and severity of problem loans, to which they are exposed. The Federal Reserve requires all state member banks to meet a minimum ratio of qualifying total capital to weighted risk assets of 8 percent, of which at least 4.0 percentage points should be in the form of Tier 1 capital. For purposes of this ratio, Tier 1 capital is defined as the sum of core capital elements less goodwill and other intangible assets.

    The minimum ratio of Tier 1 capital to total assets for strong banking institutions (rated composite "1" under the Federal Reserve's rating system) is 3.0 percent. For all other institutions, the minimum ratio of Tier 1 capital to total assets is 4.0 percent. Banking institutions with supervisory, financial, operational, or managerial weaknesses, as well as institutions that are anticipating or experiencing significant growth, are expected to maintain capital ratios well above the minimum levels. Institutions with high or inordinate levels of risk are expected to operate well above minimum capital standards. Banks experiencing or anticipating significant growth are also expected to maintain capital, including tangible capital positions, well above the minimum levels. For example, most such institutions generally have operated at capital levels ranging from 100 to 200 basis points above the stated minimums. Higher capital ratios could be required if warranted by the particular circumstances to risk profiles of individual banks. Further, the standards set forth above specify minimum supervisory ratios based primarily on broad credit risk considerations, and the risk-based ratio does not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

    The OTS has promulgated the following capital requirements for federal savings associations, such as Irwin Union Bank, F.S.B. Although the OTS has retained authority to set capital ratios for individual associations, the following capital ratios apply to most federal savings associations. A savings association's minimum total risk-based capital requirement is an amount equal to 8% of its risk-weighted assets. In addition, a savings association must have a minimum leverage ratio of 3%, if it has a composite rating of "1" and is not experiencing or anticipating significant growth, or 4% otherwise. Finally, a savings association must have tangible capital in an amount equal to at least 1.5% of adjusted total assets. Tangible capital includes common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock, nonwithdrawable accounts and pledged deposits qualifying as core capital under OTS regulations and minority interests in equity accounts of fully consolidated assets. Excluded from tangible capital are intangible assets and servicing assets, as well as some equity and debt investments in subsidiaries.

    The Federal Reserve, the OTS, the FDIC and other federal banking agencies also have adopted a final rule that modifies the risk-based capital standards to provide for consideration of interest rate risk when assessing capital adequacy of a bank or savings association. Under this rule, the Federal Reserve, the OTS and the FDIC must explicitly include a bank or savings association's exposure to declines in the economic value of their capital due to changes in interest rates as a factor in evaluating capital adequacy of a bank or savings association. The Federal Reserve, the OTS, the FDIC and other federal banking agencies also have adopted a joint agency policy statement providing guidance for managing interest rate risk. The policy statement emphasizes the importance of adequate management oversight and a sound risk management process. This assessment of interest rate risk management made by the banks' examiners will be incorporated into the banks' overall risk management rating and used to determine management's effectiveness.

  Standards for Safety and Soundness

    The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe and adopt safety and soundness regulations or guidelines relating to operations and management, asset growth, asset quality, earnings, stock valuation, and compensation of banks and savings associations generally. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage specified risks and exposures. The guidelines also prohibit excessive compensation as an unsafe and unsound practice, describing compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal shareholder. The Federal Reserve and the OTS have adopted regulations that allow these regulatory agencies to order an institution to submit a compliance plan if the institution has been given notice that it is not satisfying any of the safety and soundness standards. If an institution fails to submit or implement an acceptable compliance plan, the regulatory agencies must issue an order directing action to correct the deficiency and may issue an order directing other actions under the "prompt corrective action" provisions of FDICIA (as defined below). If an institution fails to comply with the deficiency order, the regulatory agencies may seek enforcement through judicial proceedings and imposition of civil money penalties. The federal bank regulatory agencies also have adopted guidelines for asset quality and earnings standards.

  Other FDICIA Requirements

    A range of other provisions in FDICIA include requirements that apply to: branch closings; additional disclosures to depositors about terms and interest rates on deposit accounts; regulations for extensions of credit secured by real estate; restrictions on activities of and investments by state-chartered banks; modification of accounting standards to conform to generally accepted principles including the reporting of off-balance sheet items and supplemental disclosure of estimated fair market value of assets and liabilities in financial statements filed with the banking regulators; increased penalties in making or failing to file assessment reports with the FDIC; greater restrictions on extensions of credit to directors, officers and principal stockholders; and increased reporting requirements on agricultural loans to small businesses.

    Prompt Corrective Action.  FDICIA requires the federal banking regulators, including the Federal Reserve, the OTS and the FDIC, to take prompt corrective action with respect to depository institutions that fall below minimum capital standards and prohibits any depository institution from making any capital distribution that would cause it to be undercapitalized. The capital ratios and capital categories used for purposes of prompt corrective action are:

    Well capitalized:

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    Total risk based capital of 10% or greater;

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    Tier 1 risk based capital of 6% or greater; and

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    Leverage ratio of 5% or greater.

    Adequately capitalized:

    •
    Total risk based capital of 8% or greater;

    •
    Tier 1 risk based capital of 4% or greater; and

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    Leverage ratio of 4% or greater (3% or greater if for the most highly rated institutions)

    Undercapitalized:

    •
    Total risk based capital is less than 8%;

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    Tier 1 risk based capital is less than 4%; or

    •
    Leverage ratio is less than 4% (except as allowed above).

    Significantly undercapitalized:

    •
    Total risk based capital is less than 6%;

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    Tier 1 risk based capital is less than 3%; or

    •
    Leverage ratio of less than 3%.

    Critically undercapitalized:

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    Tangible equity to total assets is equal to less than 2%.

    At June 30, 2001, Irwin Union Bank and Trust had a total risk-based capital ratio of 10.10%, a Tier 1 capital ratio of 9.69%, and a leverage ratio of 12.53% and was considered well capitalized.

    Institutions that are not well capitalized or adequately capitalized may be subject to a variety of supervisory actions including, but not limited to, restrictions on growth, investment activities, capital distributions and affiliate transactions. The federal regulators will require these institutions to submit a capital restoration plan that, to be accepted by the regulators, must be guaranteed in part by any company that controls the institution (such as our control of Irwin Union Bank and Trust and Irwin Union Bank, F.S.B.). Any institution that fails to maintain its plan may be deemed to be engaged in an unsafe and unsound banking practice and may become subject to a cease and desist proceeding and, should its Tier 1 capital to total assets fall below 2%, become subject to a proceeding to terminate its FDIC insurance. FDICIA provides for further enhanced supervisory authority, including greater authority for the appointment of a conservator or receiver, for undercapitalized institutions. The capital-based prompt corrective action provisions of FDICIA and their implementing regulations apply to FDIC-insured depository institutions. FDICIA includes other provisions that significantly restrict undercapitalized and critically undercapitalized institutions in paying compensation to senior executive officers, participating in material transactions and making payments on subordinated debt. In addition, federal banking agencies have indicated that they may take appropriate action at the holding company level based on an assessment of the effectiveness of supervisory actions imposed upon subsidiary insured depository institutions pursuant to the prompt corrective action provisions of FDICIA.

    Insurance of Deposit Accounts.  Under FDICIA, as FDIC-insured institutions, Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. must pay deposit insurance premiums based on the risk they pose to BIF and SAIF, respectively. The FDIC also has authority to raise or lower assessment rates on insured deposits to achieve the statutorily required reserve ratios in insurance funds and to impose special additional assessments. Each depository institution is assigned to one of three capital groups: "well capitalized," "adequately capitalized" or "undercapitalized." An institution is considered well capitalized if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any order or written directive to meet and maintain a specific capital level. An "adequately capitalized" institution has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, has a leverage ratio of 4% or greater and does not meet the definition of a well capitalized bank. An institution is considered "undercapitalized" if it does not meet the definition of "well capitalized" or "adequately capitalized." Within each capital group, institutions are assigned to one of three supervisory subgroups: "A" (institutions with few minor weaknesses), "B" (institutions which demonstrate weaknesses which, if not corrected, could result in significant deterioration of the institution and increased risk of loss to the insurance funds), and "C" (institutions that pose a substantial probability of loss to the insurance funds unless effective corrective action is taken). There are nine combinations of capital groups and supervisory subgroups to which varying assessment rates may apply. An institution's assessment rate depends on its capital category and supervisory category classifications.

    The FDIC may terminate deposit insurance upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Terminations can occur, if contested, only following judicial review through the federal courts. The management of Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. does not know of any practice, condition or violation that might lead to termination of deposit insurance.

  Federal Reserve System

    Irwin Union Bank and Trust and Irwin Union Bank F.S.B. are subject to Federal Reserve regulations requiring depository institutions to maintain noninterest-earning reserves against their transaction accounts, primarily NOW and regular checking accounts. The Federal Reserve regulations generally require 3% reserves on the first $42.8 million of transaction accounts and 10% on the remainder of transaction accounts. The first $5.5 million of otherwise reservable balances, subject to adjustments by the Federal Reserve, are exempted from the reserve requirements. Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. are in compliance with these requirements.

  Community Reinvestment

    Under the Community Reinvestment Act, or the CRA, a financial institution has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, or limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community that are consistent with the CRA. Institutions are rated on their performance in meeting the needs of their communities. Performance is tested in three areas: (a) lending to evaluate the institution's record of making loans in its assessment areas; (b) investment to evaluate the institution's record of investing in community development projects, affordable housing and programs benefiting low or moderate income individuals and businesses; and (c) service to evaluate the institution's delivery of services through its branches, ATMs and other offices. The CRA requires each federal banking agency, in connection with its examination of a financial institution, to assess and assign one of four ratings to the institution's record of meeting the credit needs of its community and to take this record into account in evaluating certain applications by the institution, including applications for charters, branches and other deposit facilities and relocations, mergers, consolidations, acquisitions of assets or assumptions of liabilities. The CRA also requires that all institutions publicly disclose their CRA ratings. Both Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. have a CRA rating of "satisfactory."

  Brokered Deposits

    Well-capitalized institutions are not subject to limitations on brokered deposits, while an adequately capitalized institution may accept, renew or rollover brokered deposits only with a waiver from the FDIC and subject to certain restrictions on the yield paid on such deposits. Undercapitalized institutions are not permitted to accept brokered deposits. Irwin Union Bank and Trust is permitted to accept brokered deposits.

  Enforcement Actions

    Federal and state statutes and regulations provide financial institution regulatory agencies with great flexibility to undertake enforcement action against an institution that fails to comply with regulatory requirements, particularly capital requirements. Possible enforcement actions range from the imposition of a capital plan and capital directive to imposition of civil money penalties, cease and desist orders, receivership, conservatorship, or the termination of deposit insurance. Enforcement actions are not meant to benefit investors. Some enforcement actions could have a negative effect on investors, such as a prohibition on dividends, a restriction on growth, or a requirement that new capital be raised.

  Interstate Banking and Branching Legislation

    Under the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Interstate Banking Act, adequately capitalized and adequately managed bank holding companies may acquire banks across state lines subject to various limitations. In addition, banks are permitted, subject to being adequately or better capitalized, in compliance with CRA requirements and in compliance with state law requirements (such as age of bank limits and deposit caps), to merge with one another across state lines and to create a main bank with branches in separate states. After establishing branches in a state through an interstate merger transaction, a bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger could have established or acquired branches under applicable federal and state law.

    As a federally chartered savings bank, Irwin Union Bank, F.S.B. has greater flexibility in pursuing interstate branching than an Indiana state bank. Irwin Union Bank, F.S.B. is not subject to the same interstate branching regulations as Irwin Union Bank and Trust. A federal savings association may establish or operate a branch outside of the state in which it has its home office, provided the association either qualifies as a domestic building and loan association under the Internal Revenue Code, meets the asset composition test of the Internal Revenue Code, or meets the qualified thrift lender, or QTL, requirements of HOLA. These requirements for interstate branching do not apply if the law of the state where the branch is or will be located would permit the establishment of the branch if the savings association was a savings association or savings bank chartered by the state where its home office is located. Under this regulation and supervision, Irwin Union Bank, F.S.B. must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals before establishing branches or entering into certain transactions such as mergers with, or acquisitions of, other financial institutions.

  Qualified Thrift Lender Requirement of Irwin Union Bank, F.S.B.

    Irwin Union Bank, F.S.B. also is required to be a QTL. The HOLA requires savings institutions to meet a QTL test, where the institution must either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less (1) specified liquid assets up to 20% of total assets; (2) intangibles, including goodwill; and (3) the value of property used to conduct business) in certain "qualified thrift investments," (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least nine months out of each twelve-month period. A savings institution that fails the QTL test is subject to certain operating restrictions and may be required to convert to a bank charter.

  Gramm-Leach-Bliley Act

    On November 12, 1999, the Gramm-Leach-Bliley Act, or the GLB Act, was enacted, which amended or repealed certain provisions of the Glass-Steagall Act and other legislation that restricted the ability of bank holding companies, securities firms and insurance companies to affiliate with one another. The GLB Act establishes a comprehensive framework to permit affiliations among commercial banks, insurance companies and securities firms. The GLB Act contains provisions intended to safeguard consumer financial information in the hands of financial service providers by, among other things, requiring these entities to disclose their privacy policies to their customers and allowing customers to "opt out" of having their financial service providers disclose their confidential financial information to non-affiliated third parties, subject to certain exceptions. Final regulations implementing the new financial privacy regulations became effective during 2001. Similar to most other consumer-oriented laws, the regulations contain some specific prohibitions and require timely disclosure of certain information. We have devoted what we believe are sufficient resources to comply with these new requirements. We do not anticipate that the GLB Act will have a material adverse effect on our operations or prospects or those of our subsidiaries. However, to the extent the GLB Act permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. This consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than we currently offer and that can aggressively compete in the markets we currently serve.

Compliance with Consumer Protection Laws

    Our subsidiaries also are subject to many federal consumer protection statutes and regulations including the Equal Credit Opportunity Act, the Fair Housing Act, the Truth in Lending Act, the Truth in Savings Act, the Real Estate Settlement Procedures Act and the Home Mortgage Disclosure Act. Among other things, these acts:

  •
  require banks to disclose credit terms in meaningful and consistent ways;

  •
  prohibit discrimination against an applicant in any consumer or business credit transaction;

  •
  prohibit discrimination in housing-related lending activities;

  •
  require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

  •
  require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

  •
  prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

  •
  prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

  Equal Credit Opportunity Act

    The Equal Credit Opportunity Act prohibits discrimination against an applicant in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs or good faith exercise of any rights under the Consumer Credit Protection Act. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test is used to determine whether a violation of the act has occurred. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable, even when there is no intent to discriminate. In addition to actual damages, the Equal Credit Opportunity Act permits regulatory agencies to take enforcement action and provides for punitive damages. Successful complainants also may be entitled to an award of court costs and attorneys' fees.

  Fair Housing Act

    The Fair Housing Act regulates many lending practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. The Fair Housing Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the Fair Housing Act, including some that are not specifically mentioned in the act itself. Among those practices that have been found to be, or may be considered, illegal under the Fair Housing Act are the following: declining a loan for the purposes of racial discrimination; making excessively low appraisals of property based on racial considerations; pressuring, discouraging, or denying applications for credit on a prohibited basis; using excessively burdensome qualification standards for the purpose or with the effect of denying housing to minority applicants; imposing on minority loan applicants more onerous interest rates or other terms, conditions, or requirements; and racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

    The Fair Housing Act allows a person who believes that he or she has been discriminated against to file a complaint with the Department of Housing and Urban Development. Aggrieved persons also may initiate a civil action. The Fair Housing Act also permits the Attorney General of the United States to commence a civil action if there is reasonable cause to believe that a person has been discriminated against in violation of the Fair Housing Act. Penalties for violation of the Fair Housing Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The courts also may assess civil penalties.

  Truth in Lending Act

    The Truth in Lending Act is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the act, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule.

    Violations of the Truth in Lending Act may result in regulatory sanctions and in the imposition of both civil and, in the case of willful violations, criminal penalties. Under certain circumstances, the Truth in Lending Act and Federal Reserve Regulation Z also provide a consumer with a right of rescission, which relieves the consumer of the obligation to pay amounts to the creditor or to a third party in connection with the offending transaction, including finance charges, application fees, commitment fees, title search fees and appraisal fees. Consumers may also seek actual and punitive damages for violations in the Truth in Lending Act.

  Home Mortgage Disclosure Act

    The Home Mortgage Disclosure Act grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of the Home Mortgage Disclosure Act is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The Home Mortgage Disclosure Act also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. The Home Mortgage Disclosure Act requires institutions to report data regarding applications for loans for the purchase or improvement of one-to-four family and multifamily dwellings, as well as information concerning originations and purchases of such loans.

Federal bank regulators rely, in part, upon data provided under the Home Mortgage Disclosure Act to determine whether depository institutions engage in discriminatory lending practices.

    Compliance with the Home Mortgage Disclosure Act and implementing its regulations is enforced by the appropriate federal banking agency (that is, the Federal Reserve for Irwin Union Bank and Trust and the OTS for Irwin Union Bank, F.S.B.), or in some cases, by the Department of Housing and Urban Development. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations of this act.

  Real Estate Settlement Procedures Act

    The Real Estate Settlement Procedures Act requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. It also prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Violations of the Real Estate Settlement Procedures Act may result in imposition of penalties, including: (1) civil liability equal to three times the amount of any charge paid for the settlement services or civil liability of up to $1,000 per claimant, depending on the violation; (2) awards of court costs and attorneys' fees; and (3) fines of not more than $10,000 or imprisonment for not more than one year, or both. A significant number of individual claims and purported consumer class action claims have been commenced against financial institutions and other mortgage lending companies, including Irwin Mortgage, alleging violations of the escrow account rules and the prohibition against kickbacks and seeking civil damages, court costs and attorneys' fees. See "Legal Proceedings" beginning on page 74.

    In addition to the federal consumer protection laws discussed above, our subsidiaries are also subject to state consumer protection laws that highly regulate the mortgage origination and lending businesses of these subsidiaries. Also, some of our subsidiaries engage in home equity lending. As part of this business, Irwin Union Bank and Trust funds home equity loans, which are originated in various states, through its branch in Nevada. Irwin Union Bank and Trust uses interest rates and loan terms that are authorized by Nevada law, but might not be authorized by the laws of the states in which home equity loans are originated, in connection with its home equity lending. As a FDIC-insured, state member bank, Irwin Union Bank and Trust is authorized by Section 27 of the FDIA to charge interest at rates allowed by the laws of the state where the bank is "located" regardless of any inconsistent state law, and to apply these rates to loans to borrowers in other states. The FDIC has issued an opinion which states that a state bank with branches outside of the state in which it is chartered may also be "located" in a state in which it maintains an interstate branch. Irwin Union Bank and Trust relies on Section 27 of the FDIA and the FDIC opinion in conducting its home equity lending business described above. Any change in Section 27 of the FDIA or in the FDIC's interpretation of this provision could require that we change the terms of some of our loans or the manner in which we conduct our home equity line of business.

Monetary Policy and Economic Conditions

    General economic conditions and the fiscal and monetary policies of federal regulatory agencies, such as the Federal Reserve, affect the earnings of banks and bank holding companies. Through open market transactions, variations in the discount rate and the establishment of reserve requirements, the Federal Reserve exerts considerable influence over the cost and availability of funds obtainable for lending or investing.

    The above monetary and fiscal policies and resulting changes in interest rates have affected the operating results of all commercial banks in the past and are expected to do so in the future. We cannot fully predict the nature or the extent of any effects that fiscal or monetary policies may have on our business and earnings.

MANAGEMENT

Security Ownership of Management

    The following information regarding the beneficial ownership of our common shares is provided as of August 18, 2001, for each of our directors and certain executive officers, individually, and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(3)(4)		% of Class Before the Offering	% of Class After the Offering
William I. Miller(2)(6)	10,771,773(1)		50.65%
Sally A. Dean(2)	18,885		*
David W. Goodrich(2)	18,562		*
John T. Hackett(2)	35,463		*
William H. Kling(2)	14,729		*
Brenda J. Lauderback(2)	9,534		*
John C. McGinty, Jr.(2)	18,660		*
John A. Nash(2)(6)	535,073		2.49%
Lance R. Odden(2)	20,549		*
Theodore M. Solso(2)	36,687		*
Elena Delgado(6)(7)	11,684		*
Thomas D. Washburn(6)	119,470		*
Directors and Executive Officers as a Group (24 persons)	11,902,176	(5)	55.92%

*
Less than 1%

(1)
See Footnotes 1 and 2 to the table under "Principal Shareholders."

(2)
Director.

(3)
For directors, Dean (3,188 shares), Hackett (4,723 shares), Kling (4,354 shares), McGinty (5,472 shares), Odden (4,829 shares) and Solso (4,354 shares), includes shares as to which the director holds sole voting power but no investment power under our Outside Director Restricted Stock Compensation Plans.

(4)
Includes shares that the following directors and executive officers have the right to acquire within 60 days of August 15, 2001 through the exercise of stock options: William Miller (278,825 shares), Nash (215,825 shares), other directors (41,224 shares), and named executive officers (106,415 shares).

(5)
Includes shares that the other executive officers have a right to acquire within 60 days of August 15, 2001 through the exercise of stock options (232,057 shares). See also Footnote 4 above.

(6)
Executive officer.

(7)
Ms. Delgado is the President of Irwin Home Equity. She owns 5% of the common stock of Irwin Home Equity. The ownership includes an interest in the home equity line of business conducted jointly by Irwin Home Equity and Irwin Union Bank and Trust.

Our Directors

    The following sets forth, as of August 18, 2001, the name, age, principal occupation for the past five years and year in which each director was first elected as a director, as well as all other directorships held by each director in other corporations subject to the reporting requirements of the

Securities Exchange Act of 1934 and in any investment company. There are no family relationships among any of the directors or executive officers.

    Sally A. Dean (53). Ms. Dean, a director since 1995, is a retired Senior Vice President of Dillon, Read & Co. Inc. (investment bank). She serves as Chairman of the Paideia School Endowment Board and is former President of the Board of Trustees, Randolph-Macon Woman's College, where she is a member of the investment committee.

    David W. Goodrich (53). Mr. Goodrich, a director since 1986, has been President and Chief Executive Officer of Central Indiana Corporate Partnership since June 1999. He was the former President of the Indianapolis, Indiana Colliers Turley Martin Tucker Company (realty company) from May 1998 to July 1999. He is a Vice President of the Board of Citizens, Gas and Coke Utility and a director of Clarian Health Partners, Inc., American United Life Insurance Company, and Colliers Turley Martin Tucker Company.

    John T. Hackett (68). Mr. Hackett, a director since 1981, has been Managing General Partner of CID Equity Partners, L.P. (a private equity investment partnership) since 1991. He is a director of Meridian Insurance Group, Inc., the Wabash National Corp., the Ball Corporation, and Waterlink, Inc.

    William H. Kling (59). Mr. Kling, a director since 1993, is President and Chief Executive Officer of the American Public Media Group ("APMG"). APMG is the parent company of Minnesota Public Radio, Southern California Public Radio and the Greenspring Company (a diversified media company). Mr. Kling became President of Minnesota Public Radio in 1966 (a regional network of 29 public radio stations). In 1987, he became the President of the Greenspring Company. He is a director of The St. Paul Companies, The Wenger Corporation, Media One of St. Paul and several funds of the American Funds family of the Capital Group.

    Brenda J. Lauderback (51). Ms. Lauderback, a director since 1996, was former President of the Retail and Wholesale Group of the Nine West Group, Inc. from May 1995 until January 1998. She is a director of Consolidated Stores and Louisiana-Pacific Corporation. She is a trustee for the Hord Foundation.

    John C. McGinty, Jr. (51). Mr. McGinty, a director since 1991, has been the President of Peregrine Associates, Inc. (healthcare, governance, and leadership consulting firm) since 1997. He has been the Managing Director of The Greeley Company (healthcare leadership consulting, strategic planning, education, and publications firm) since 1997, and was a part-time faculty member at Indiana University from 1997 to 2001. From 1986 to 1997, Mr. McGinty was the President and Chief Executive Officer of Southeastern Indiana Health Management, Inc. and Columbus Regional Hospital.

    William I. Miller (45). Mr. Miller, a director since 1985, has been our Chairman since August 1990. He is a director of Cummins Inc., The Tennant Company, the New Perspective Fund, Inc. and the New World Fund, Inc. of the American Funds family of the Capital Group. He is a trustee of EuroPacific Growth Fund of the American Funds family of the Capital Group. He also serves as a trustee of The Taft School and of the National Building Museum.

    John A. Nash (63). Mr. Nash, a director since 1972, is Chairman of the Executive Committee and has been our President since August 1990. He is chairman of the Board of Trustees of Columbus Regional Hospital.

    Lance R. Odden (61). Mr. Odden, a director since 1991, retired as Head Master of The Taft School (private educational institution) in June 2001, having served in that capacity since 1972. Mr. Odden is a trustee of the National Association of Independent Schools, The Gunnery School, and Chancellor Academies.

    Theodore M. Solso (54). Mr. Solso, a director since 1993, has been the Chairman and Chief Executive Officer of Cummins Inc. since January 2000. He served as President and Chief Operating

Officer of Cummins from 1995 to 2000. He is a director of the Ashland Company and Cummins Inc., and a trustee of DePauw University.

Our Executive Officers

    Our executive officers are elected annually by the Board of Directors and serve for a term of one year or until their successors are elected and qualified.

    Claude E. Davis (40) has been President of Irwin Union Bank and Trust since January, 1996. He has been an officer since 1988.

    Elena Delgado (46) has been President and Chief Executive Officer of Irwin Home Equity since September, 1994.

    Gregory F. Ehlinger (38) has been our Senior Vice President and Chief Financial Officer since August of 1999. He has been one of our officers since August 1992.

    Jose M. Gonzalez (43) has been our Vice President—Internal Audit since October 1995.

    Robert H. Griffith (43) has been President and Chief Executive Officer of Irwin Mortgage since January, 2001. He has been an officer of Irwin Mortgage since 1993.

    Theresa L. Hall (49) has been our Vice President—Human Resources since 1988 and has been one of our officers since 1980.

    Bradley J. Kime (41) has been President of Irwin Union Bank F.S.B. since December 2000, and is also Chief Operating Officer and Executive Vice President of Irwin Union Bank and Trust. He has been an officer of Irwin Union Bank and Trust since 1987, and one of our officers since 1986.

    Jody A. Littrell (33) has been our Vice President and Controller since March 2000. He was employed with Arthur Andersen LLP from September 1990 to March 2000.

    David S. Meyercord (34) has been Senior Vice President of Irwin Ventures LLC and Irwin Ventures SBIC LLC (and their predecessor corporations Irwin Ventures Incorporated and Irwin Ventures Incorporated SBIC) since 1999. He served as our Corporate Development Officer from 1998 to 1999, and as our Assistant to Executive Management from 1997 to 1998.

    Ellen Z. Mufson (52) has been our Vice President-Legal and Assistant Secretary since September 1997. She was Vice President-Legal Counsel of Irwin Union Bank and Trust from July 1996 through August 1997, and our Corporate Counsel from January 1995 through June, 1996.

    Matthew F. Souza (44) has been our Senior Vice President-Ethics since August 1999 and our Secretary since 1986. He has been one of our officers since 1986.

    Michael E. Taft (60) has been President of Irwin Business Finance since April 1999. From August 1998 to April 1999, he was Executive Vice President of General Electric Capital Business Asset Funding Corp., a subsidiary of General Electric Capital Corporation. From September 1984 to August 1998, he was Executive Vice President of MetLife Capital Corporation, a subsidiary of Metropolitan Life Insurance Company (General Electric Capital Corporation acquired MetLife Capital in August 1998).

    Thomas D. Washburn (54) has been our Executive Vice President since August 1999 and has been one of our officers since 1976. From 1976 to August, 1999 he served as our Senior Vice President and Chief Financial Officer.

    Brett R. Vanderkolk (35) has been our Vice President-Treasurer since September 2000. From August 1996, to September 2000, he served as Manager, Corporate Finance for Arvin Industries, Inc. (manufacturer of automotive products).

Board of Directors

    Our Board of Directors currently consists of 10 members divided into three classes of directors who are elected to hold office for staggered terms of one, two or three years, as provided in our by-laws. Directors Miller, Nash and Solso currently are serving a one-year term, which expires in 2002; Directors Goodrich, Hackett, Lauderback and McGinty are serving a two-year term, which expires in 2003; and Directors Dean, Kling and Odden are serving a three-year term, which expires in 2004. The Board held four meetings during 2000.

    We have appointed certain members of our Board to serve on various committees of our Board of Directors. Our Board of Directors has established four standing committees: (1) the Audit Committee; (2) the Compensation Committee; (3) the Governance Committee; and (4) the Executive Committee.

  Audit Committee

    The Audit Committee has primarily responsibility for the discharge of the following functions: recommendation of the firm to be employed as our independent auditors; consultation with the independent auditors regarding the plan of audit; review, in consultation with the independent auditors, of the report of audit, or proposed report of audit, and the accompanying management letter, if any; review and direction of the work performed by our internal audit department; review of regulatory examination reports received by us and our subsidiaries; and consultation with the independent and internal auditors with regard to the adequacy of internal controls. The members of the Audit Committee are directors Dean, Hackett, Lauderback and McGinty. The Committee held four meetings during 2000.

  Compensation Committee

    The Compensation Committee reviews and considers recommendations from management concerning our executive compensation policies, employee benefit plans, and salary administration program, including an annual review of the total compensation and recommended adjustments for all officers of us and our subsidiaries. This committee administers the short-term and long-term management incentive plans. This committee also administers existing stock option and employee savings plans. The deliberations of the committee are reported to the Board of Directors for review and approval. The members of this committee are directors Dean, Goodrich and Kling. The Compensation Committee held two meetings in 2000.

  Governance Committee

    The Governance Committee makes recommendations to the Board of Directors regarding general qualifications for nominees as directors, desired areas of community and business representation, size of the Board of Directors and the terms of its members, director compensation, and the retirement policy for directors. On the basis of these general determinations, this committee recommends qualified individuals to serve as directors. Shareholder recommendations for nominees will be accepted by this committee; however, no formal procedures have been developed to consider such recommendations. The members of the Governance Committee are directors Goodrich, McGinty, Miller, Nash and Odden. The Governance Committee held two meetings in 2000.

  Executive Committee

    The Executive Committee acts on the Board of Directors' behalf at such times as may be designated by the Board of Directors pursuant to the conduct of the business of the Board of Directors. The members of the Executive Committee are directors Hackett, McGinty, Miller, Nash and Solso. The Executive Committee held one meeting in 2000.

Director Compensation

    Under the outside directors' fee schedule, from January 1, 2000 to December 31, 2000, each of our outside directors earned a retainer of $45,000, $25,000 of which was paid in the form of stock options. The remainder of the retainer is payable in cash, additional stock options, or in common shares issued under our 1999 Outside Director Restricted Stock Compensation Plan.

    In addition to the annual retainer described above, in 2000 and 2001, our outside directors received $1,000 for attending each meeting of our Board of Directors and $1,000 for attendance at each meeting of a committee of our Board of Directors. The committee chairpersons also received an additional retainer of $3,000.

    The outside director plan covers only our non-employee directors and the non-employee directors of our subsidiaries, allowing an outside director to elect to receive the remainder of his or her annual retainer fees ($20,000) and/or meeting attendance fees (collectively, director fees) in the form of common shares rather than in cash, with a market value equivalent to the cash value of the fees. The outside director plan allows the grant of up to 100,000 common shares through December 31, 2009. Grants under the outside director plan may be for one or more years of future service. The common shares granted under the outside director plan are subject to forfeiture on a pro rata basis if the outside director recipient does not serve until the end of the outside director plan year to which the common shares apply. Forfeited common shares will revert to us.

    A committee, appointed by the Board of Directors administers the plan. Except for an election for a calendar year in which a person first becomes an outside director, each election is effective for not less than one calendar year but may be made for additional calendar years subject to any limitation imposed by the committee at the time an election is made. A grant of common shares for multiple years of service will be equal to the value of the cash retainer and/or meeting fees earned during the number of years covered by the grant.

    Before delivery to outside directors, certificates issued by the outside director committee under the plan will be held by our Secretary for one year after the last date covered by the election under which the common shares were issued, or an earlier date determined by the outside director committee.

    An outside director has only limited rights as a shareholder with respect to common shares subject to an election until the certificates representing those shares are issued. When a certificate is issued, the outside director will have the power to vote the common shares represented by the certificate on all matters presented to a vote of our shareholders and will be entitled to receive all dividends and other distributions declared or paid by us on those shares. An outside director will have no right to sell, pledge, encumber, or otherwise dispose of any common shares issued under the outside director plan during the time the certificates representing common shares are held by our Secretary, other than for transactions between the outside director and us or any director of us or an affiliate.

    As of August 15, 2001, a total of 26,525 common shares are registered under the outside director plan in the names of the participating director nominees. A total of 28,841 shares have been granted to participants in the outside director plan. Grants made under the previous outside director plan since its inception in 1989 total 102,402 common shares. During 2000, directors Dean, Hackett, Kling, McGinty, Odden, and Solso participated in the outside director plan.

    No fees other than director fees are paid to directors for services rendered in that capacity. Directors who are officers of us or any of our subsidiaries do not receive any director fees.

Compliance with Section 16(a) of the Securities Act

    Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common shares and our other equity securities. Executive officers, directors, and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

    To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our executive officers, directors, and greater than 10% shareholders for fiscal 2000 were met.

Compensation Committee Interlocks and Insider Participation

    No member of the Compensation Committee of our Board of Directors was, during 2000, an officer or employee of us or of any of our subsidiaries.

Executive Compensation and Other Information

  Summary of Cash and Certain Other Compensation

    The following table provides certain summary information concerning compensation paid or accrued by us and our subsidiaries to or on behalf of our Chairman (we do not formally use the title of chief executive officer) and each of our four other most highly compensated executive officers for the fiscal years ended December 31, 1998, 1999 and 2000:

Summary Compensation Table

Annual Compensation(1)(4)
Name & Principal Position				Long-Term Compensation Awards Option/SAR(#)	All Other Compensation(6)(7)
	Year	Salary(2)	Bonus(3)
William I. Miller Chairman	2000 1999 1998	$469,333 440,000 393,000	$665,400 644,855 440,000	99,900 49,600 28,020	$81,400 152,507 80,624	(5) (5) (5)
John A. Nash President	2000 1999 1998	$316,667 306,667 295,000	$313,096 327,793 240,000	41,500 25,700 16,760	$188,137 398,255 192,988	(5) (5) (5)
Rick L. McGuire Vice Chairman-Irwin Mortgage Corporation	2000 1999 1998	$250,000 250,000 213,333	$262,961 322,458 289,007	8,200 4,800 2,420	$7,400 10,172 10,172	(8) (8) (8)
Elena Delgado President-Irwin Home Equity Corporation	2000 1999 1998	$216,667 193,333 176,667	$310,457 195,911 36,000	5,000 4,000 —	$5,100 2,484 2,534
Thomas D. Washburn Executive Vice President	2000 1999 1998	$230,000 203,333 186,667	$222,488 196,164 133,000	12,800 9,700 6,140	$5,100 3,382 3,269

(1)
Amounts other than salary are reported on an accrual basis.

(2)
Includes amounts directed by the executive officer to be contributed on a pre-tax basis to our savings plans.

(3)
Includes short-term bonus payments from us and certain subsidiaries.

(4)
With respect to each individual named in the Summary Compensation Table there were no perquisites or other personal benefits, securities or property which, in the aggregate, exceeded either $50,000 or 10% of the total of such individual's annual salary and bonus.

(5)
Includes accruals made under a supplemental retirement benefit plan. See "Supplemental Retirement Benefit Plan." (See Note 7.)

(6)
Includes contributions by us or certain subsidiaries to qualified savings plans. (See Note 7.)

(7)
Detailed information relevant to the "All Other Compensation" column in the Summary Compensation Table above is shown in the following table.

(8)
Excludes compensation payable to Rick L. McGuire under the terms of the Irwin Mortgage Long-Term Incentive Plan disclosed elsewhere herein. See "Long-Term Incentive Plans".

Name	SERP 2000	Qualified Savings Plan 2000
William I. Miller	$76,300	$5,100
John A. Nash	183,037	5,100
Rick L. McGuire	—	7,400
Elena Delgado	—	5,100
Thomas D. Washburn	—	5,100

  Stock Options and Stock Appreciation Rights

    The following table contains information concerning the grant of stock options under our 1997 Stock Option Plan to each named executive officer during 2000:

Option/SAR Grants in Last Fiscal Year

Name	Options/ SARs Granted(1)#	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/SH)	Expiration Date	Grant Date Value Grant Date Present Value(2)
William I. Miller	99,900	30.74%	$16.96875	4/26/2010	$931,068
John A. Nash	41,500	12.77	16.96875	4/26/2010	386,780
Rick L. McGuire	8,200	2.52	16.96875	4/26/2010	76,424
Elena Delgado	5,000	1.54	16.96875	4/26/2010	46,600
Thomas D. Washburn	12,800	3.94	16.96875	4/26/2010	119,296

(1)
All grants are subject to a vesting schedule where 25% of each grant is vested on the date of the grant and 25% of each grant vests on the anniversary date of each grant in each of the three years following the grant.

(2)
Total option values shown in the far right-hand column were derived using the Binomial option pricing model. Assumptions used in the valuation included an expected volatility factor of .40, an expected future dividend yield of .01, and a risk-free rate of return of .0613. The Binomial model suggests a valuation of $9.32 per share under these assumptions. The Black-Scholes option pricing model would suggest a valuation of $9.28 per share under these same assumptions. The use of a single value as shown in the table above implies a precision to stock option valuation which we do not believe exists and which therefore may cause the above table to be misleading. Accordingly, there is no assurance that the value realized on the options, if any, will be at or near the value estimated by the Binomial option pricing model. Future compensation resulting from option grants is based solely upon the performance of our stock price.

  Option/SAR Exercises and Holdings

    The following table provides information, with respect to each named executive officer, concerning the exercise of options and/or SARs during 2000 and unexercised options and SARs held as of the end of 2000:

Aggregated Options/SARS Exercised in Last Fiscal Year
and Fiscal Year-End Option/SAR Values

					Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
			Number of Unexercised Options/SARs at Fiscal Year-End(#)
Name	Shares Acquired on Exercise(#)	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
William I. Miller	—	—	275,570	106,730	$2,618,144	$316,090
John A. Nash	—	—	312,435	48,165	4,105,263	131,309
Rick L. McGuire	9,000	$136,035	42,185	9,155	482,223	25,945
Elena Delgado	—	—	6,250	5,750	27,773	15,820
Thomas D. Washburn	—	—	97,355	15,985	1,123,288	40,500

(1)
The closing price of our common shares on December 29, 2000 was $21.1875 per share.

  Long-Term Incentive Plans

    The following table provides information concerning an award made during 2000 under the Irwin Mortgage's Long-Term Incentive Plan to named executive officer Rick McGuire. The award represents an accrued liability. This award is performance based with targets established by the Board of Directors of Irwin Mortgage.

Long-Term Incentive Plan Awards In Last Fiscal Year

Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non- Stock Price-Based Plans ($ or #)
Rick L. McGuire	$130,056	Deferrable Compensation under Terms of the Plan	$130,056

  Pension Plans

    We and certain of our subsidiaries maintain a non-contributory qualified defined benefit Employees' Pension Plan. This plan provides for retirement benefits to most of the officers and employees of these companies. Under the provisions of this plan, participating companies will contribute assets sufficient to pay all benefits to plan participants. Contributions to this plan are actuarially determined to fund the current service cost on a current basis and to fund initial past service costs over a period of 30 years. Employees who have completed one year of service (1,000 hours worked during a 12-month period) are eligible for participation. Benefits vest after five years of credited service. In addition to benefits paid to retiring employees, death and deferred termination benefits are available to employees who meet certain conditions under this plan.

    The table below shows the estimated annual benefits payable, based upon reasonable assumptions, under this plan as in effect on December 31, 2000. Basic wages considered for this plan are for the five consecutive plan years of highest compensation, and include basic compensation, commissions, and payments from short-term bonus plans. In accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, basic wages above $170,000 are not used in the calculation of plan benefits.

	Years of Service
Remuneration
	15	20	25	30	35
$ 50,000	$11,200	$14,900	$18,700	$19,200	$19,600
75,000	18,500	24,700	30,900	32,200	33,500
100,000	25,800	34,400	43,000	45,200	47,300
125,000	33,100	44,200	55,200	58,200	61,100
150,000	40,500	53,900	67,400	71,200	74,900
175,000	46,300	61,700	77,200	81,600	85,900
200,000	46,300	61,700	77,200	81,600	85,900
225,000	46,300	61,700	77,200	81,600	85,900
250,000	46,300	61,700	77,200	81,600	85,900
275,000	46,300	61,700	77,200	81,600	85,900
300,000	46,300	61,700	77,200	81,600	85,900
350,000	46,300	61,700	77,200	81,600	85,900
400,000	46,300	61,700	77,200	81,600	85,900
450,000	46,300	61,700	77,200	81,600	85,900
500,000	46,300	61,700	77,200	81,600	85,900

    The current years of service at December 31, 2000, for the individuals named in the compensation tables above, are as follows: Mr. Nash (34), Mr. Washburn (24), and Mr. Miller (10). Mr. McGuire and Ms. Delgado are not covered by the Plan.

    Benefits listed in the pension plan table are payable under various annuity options and are not subject to any deduction for Social Security or other offset amounts. This plan was amended effective January 1, 1994. For service after January 1, 1994, Mr. Washburn received an additional benefit accrual equal to 75% of his usual benefit. In 1999, Mr. Washburn received a one-time benefit accrual equal to 225% of his usual benefit. This increase brings Mr. Washburn into parity with other executives. For service after January 1, 1994, Mr. Miller received an additional benefit accrual equal to 75% of his usual benefit.

  Supplemental Retirement Benefit Plan

    On May 19, 1992, the Board of Directors approved our compensation committee's recommendation to provide a supplemental executive retirement benefit to William I. Miller. A similar benefit was approved prior to 1992 for John A. Nash. The benefit provides Mr. Miller with an amount of company-provided benefits not provided under the pension plan because of the limitations imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended. Criteria used to determine amounts payable under this benefit are the same as those used by our pension plan; that is, service with us, age at retirement, and earnings. Benefits are measured in the same manner as under the pension plan, using credited service with us. Method of payment of the supplemental benefit is a monthly annuity payable for life, with a guarantee of 180 payments.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Certain of our directors, officers and associates were customers of and had transactions with our subsidiaries in the ordinary course of business during the past year, including insurance services, corporate and personal trust services, and general commercial and mortgage banking business. Other transactions may be expected to take place between such persons and these subsidiaries. All outstanding loans and commitments included in such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. See also "Principal Shareholders" on page 98 of this prospectus.

    Companies controlled by Irwin Miller, the Estate of Clementine M. Tangeman, and William I. Miller purchased commercial paper from us from time to time. The maximum amount outstanding was $23,354,766 during 2000, $20,489,234 during 1999 and $21,602,536 during 1998, and the amount outstanding was $5,735,119 at year end 2000, $15,594,192 at year end 1999 and $18,807,537 at year end 1998. In the opinion of management, the rates paid by us on these commercial paper transactions were comparable to the prevailing rates for such transactions at the time of the respective transactions.

    In addition to corporate and personal trust services and general banking business, companies owned or controlled by Mr. Irwin Miller and the Estate of Clementine M. Tangeman purchased insurance services (offered by a subsidiary of Irwin Union Bank and Trust, Irwin Union Insurance, Inc., to the companies and to the public, generally, as a regular service) for the sale of which Irwin Union Insurance, Inc. received gross commissions of approximately $20,721 in 2000, $18,047 in 1999 and $26,004 in 1998. The commissions paid were at the same rate as those prevailing on comparable sales to the general public.

    During 2001, Irwin Ventures entered into a management arrangement with certain senior management, including Chairman Miller, Executive Vice President Washburn, and the Senior Vice President of Irwin Ventures. Under the arrangement, these individuals have a carried interest entitling them to, in the aggregate, up to 20% of the profits earned on venture investments made by Irwin Ventures. In addition, certain of our executive officers participate in a private fund organized to co-invest with Irwin Ventures. We have the ability to make non-recourse loans to these individuals to fund up to 50% of any investments the individuals may make in the co-investment fund.

    We made payments totaling $51,000 in 2000, $47,424 in 1999 and $45,600 in 1998 to a company controlled by Mr. Irwin Miller and the Estate of Clementine M. Tangeman in exchange for the administrative and support services of an employee of such company. In the opinion of management, such payment was comparable to, or more favorable to us than, the cost of hiring an additional employee.

    In 1998, we purchased a 12.5% interest in a Hawker 800 aircraft owned by Cummins Inc. Cummins also provides maintenance and flight services for the aircraft. We paid management fees of $46,805 in 2000, $53,300 in 1999 and paid $1,176,888 in 1998 for our ownership interest. We paid $70,261 in 2000, $92,776 in 1999 and $139,984 in 1998 in operating costs to Cummins in connection with the aircraft. We also have a timeshare agreement with Cummins for the use of a substitute aircraft when the jointly-owned aircraft is undergoing major maintenance. The costs and terms associated with the ownership interest and operation of the aircraft were considered at least as favorable as other alternative aircraft arrangements. The costs charged under the timeshare agreement are those permitted by Federal Aviation Regulations. Chairman Miller is also a director of Cummins Inc. Mr. Solso, one of our directors, is Chairman, Chief Executive Officer and a director of Cummins Inc.

    In 1979, Irwin Union Insurance, Inc., as an independent property/casualty insurance agency, was appointed to represent and offer property/casualty and liability products of The St. Paul Companies to its customers. Mr. Kling, one of our directors, is also a director of The St. Paul Companies. Irwin Union Insurance, Inc. received gross agency commissions of $68,694 in 2000, $94,762 in 1999 and $77,221 in 1998 from The St. Paul Companies. Mr. Hackett, one of our directors, is a director of Meridian Insurance Group, Inc. Irwin Union Insurance, Inc. received gross agency commissions of $95,363 in 2000, $122,758 in 1999 and $103,226 in 1998 from Meridian Insurance Group, Inc.

PRINCIPAL SHAREHOLDERS

    The following information is given as of August 28, 2001, for persons known by management to beneficially own more than 5% of our common shares. All of the shares listed are beneficially owned through voting and investment power held solely by the reported owner, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Ownership
IFC Trust Under Trust Agreement dated 6/29/90, Clementine M. Tangeman, Donor, Irwin Miller, Trustee 301 Washington Street Columbus, Indiana	5,160,592	(1)	24.28%
Irwin Miller 301 Washington Street Columbus, Indiana	5,310,358	(1)(2)	24.97%
William I. Miller 500 Washington Street Columbus, Indiana	10,771,773	(1)(3)	50.65%

(1)
Certain shares owned by the IFC Trust (5,160,592 shares which were donated to the Trust by the Estate of Mrs. Clementine Tangeman) and Mr. Irwin Miller (5,160,544 shares) are subject to an irrevocable proxy held by Mr. William I. Miller to vote such shares. Mr. William I. Miller holds a right to acquire these same 10,321,136 shares, pursuant to options purchased by Mr. Miller from Mrs. Clementine Tangeman and Mr. Irwin Miller, within 60 days of August 15, 2001 but subject to certain contingencies.

(2)
Includes 132,535 shares owned by Mr. Irwin Miller's wife, Xenia S. Miller, as to which Mr. Miller holds no voting or investment power and for which Mr. Miller expressly disclaims any beneficial interest; 15,310 shares as to which Mr. Miller holds voting and investment power; and 1,969 shares which Mr. Miller has the right to acquire within 60 days of August 15, 2001 through the exercise of stock options.

(3)
See Footnote 1 above. Includes 141,333 shares as to which Mr. Miller holds voting and investment power; 22,812 shares for which Mr. Miller is the custodian of on behalf of his children and for which Mr. Miller expressly disclaims any beneficial interest; 7,667 shares that are held in the 1998 William I. Miller Annual Exclusion Trust, Lynne M. Maguire, Trustee, for which Mr. Miller expressly disclaims any beneficial interest; and 278,825 shares which Mr. Miller has the right to acquire within 60 days of August 15, 2001 through the exercise of stock options.

PROPERTIES

    Our main office and the main offices of Irwin Ventures LLC, Irwin Ventures SBIC LLC, and Irwin Union Credit Insurance Corporation are located at 500 Washington Street, Columbus, Indiana, in space leased from Irwin Union Bank and Trust. The location and general character of the materially important physical properties and our subsidiaries as of September 7, 2001 are as follows:

Irwin Mortgage

  •
  The main office, where administrative and servicing activities are centered, is located at 9265 Counselor's Row, Indianapolis, Indiana, and a servicing facility is located at 11800 Exit Five Parkway, Indianapolis, Indiana.

  •
  Loan production and satellite offices are located in:

  •
  Arizona—Mesa, Phoenix, and Scottsdale;

  •
  California—Arroyo Grande, Avalon, Bakersfield, Carson, Citrus Heights, Concord (two offices), Covina, LaMesa, Oxnard, Richmond, Sacramento, Salinas, San Diego, Stockton, Temecula, Ventura, Visalia, Walnut South, Yreka and Yuba City;

  •
  Colorado—Castle Rock, Colorado Springs, Denver, Englewood, and Westminster;

  •
  Connecticut—Rocky Hill;

  •
  Delaware—Newark;

  •
  Florida—Apopka, Boca Raton, Clearwater, Jacksonville, and Orlando;

  •
  Georgia—Atlanta;

  •
  Hawaii—Honolulu;

  •
  Illinois—Chicago, Decatur, Oak Forest and Springfield;

  •
  Indiana—Carmel, Fishers, Ft. Wayne, Greenwood, Indianapolis (five offices), Kokomo, Schererville, and South Bend;

  •
  Louisiana—Baton Rouge;

  •
  Michigan—Bay City, Frankenmuth, Grandville, Kalamazoo, Lansing and Roscommon;

  •
  Minnesota—Arden Hills, Burnsville and Minneapolis;

  •
  Nevada—Reno;

  •
  New Jersey—Deptford and Medford Township;

  •
  North Carolina—Greensboro, Raleigh and Wilmington;

  •
  Ohio—Columbus (two offices), Dayton and Reynoldsburg;

  •
  Oklahoma—Oklahoma City and Tulsa;

  •
  Oregon—Clackamas and Portland;

  •
  Pennsylvania—Mechanicsburg and York;

  •
  Tennessee—Brentwood;

  •
  Texas—Corpus Christi, El Paso, Houston (two offices) and Irving;

  •
  Utah—Salt Lake City;

    •
    Virginia—Newport News;

    •
    Washington—Battle Ground, Everett (two offices) and Mount Lake Terrace;

    •
    West Virginia—Morgantown; and

    •
    Wisconsin—Madison.

  •
  All offices occupied by Irwin Mortgage are leased.

Irwin Union Bank and Trust

  •
  The main office is located in four connected buildings at 500 and 520 Washington Street, Columbus, Indiana. Irwin Union Realty Corporation, a wholly-owned subsidiary of Irwin Union Bank and Trust, owns these buildings in fee and leases them to Irwin Union Bank and Trust.

  •
  One or the other of Irwin Union Bank and Trust or Irwin Union Realty owns the following branch properties in fee:

  •
  State Street and Eastbrook in Columbus, Indiana;

  •
  Hope, Taylorsville, and Franklin, Indiana (the Franklin building and a portion of the land are owned; the remaining land is leased).

  •
  The other branches lease their offices:

  •
  Indiana—Avon, Bloomington (three offices), Carmel, Columbus (three offices), Greensburg, Greenwood, Indianapolis, Seymour (two offices) and Shelbyville;

  •
  Michigan—Grandville (near Grand Rapids), Kalamazoo, and Traverse City; and

  •
  Nevada—Carson City.

  •
  The loan production office in Lansing, Michigan leases its space. The properties owned by Irwin Union Bank and Trust or Irwin Union Realty have no major encumbrances.

Irwin Union Bank, F.S.B.

  •
  The main office is located at 9300 Shelbyville Road, Louisville, Kentucky.

  •
  Branch offices are located in:

  •
  Arizona—Phoenix;

  •
  Missouri—Brentwood (near St. Louis);

  •
  Nevada—Las Vegas; and

  •
  Utah—Salt Lake City.

  •
  Irwin Union Bank, F.S.B. leases these offices.

Irwin Home Equity

  •
  The main office is located at 12677 Alcosta Boulevard, Suite 500, San Ramon, California. Irwin Home Equity also occupies three other offices in San Ramon, California. Irwin Home Equity leases all of it its offices.

Irwin Capital Holdings Corporation

  •
  The main office of Irwin Capital Holdings Corporation is located at 500 Washington Street, Columbus, Indiana. The office location is leased.

  •
  The main office of Irwin Business Finance is located at 330 120th Avenue NE, Suite 110, Bellevue, Washington. The office location is leased.

  •
  The main office of Onset Capital Corporation is located at 666 Burrard Street, Suite 300, Vancouver, British Columbia, Canada. All of the Onset locations are leased and branches are located in Canada in:

  •
  Alberta—Calgary and Edmonton;

  •
  Manitoba—East St. Paul (near Winnipeg);

  •
  Ontario—Toronto (two offices); and

  •
  Quebec—St. Laurent (near Montreal) and Quebec City.

  •
  The main office of Irwin Franchise Capital Corporation will be located at 2700 Westchester Avenue, Purchase, New York.

DESCRIPTION OF CAPITAL STOCK

    The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, our Restated Articles of Incorporation and our Code of By-Laws, as amended to date.

Common Shares

    We are authorized to issue 40,000,000 common shares, no par value, of which 21,268,515 common shares were outstanding as of August 28, 2001. As of August 31, 2001, approximately 2,357,971 common shares were reserved for issuance upon the exercise of employee stock options (of which options to purchase an aggregate of 906,455 common shares currently were exercisable). An additional 416,663 common shares are reserved for issuance upon conversion of our convertible preferred shares and 2,610,270 shares are currently issuable upon conversion of our convertible trust preferred securities. The outstanding common shares currently are, and the common shares to be issued in the offering will be, fully paid and non-assessable. Each common share has the same relative rights as, and is identical in all respects with, each other common share.

  Dividend Rights

    Holders of our common shares are entitled to receive such dividends as may be declared by our Board of Directors out of legally available funds, and to receive pro rata any assets distributable to holders of our common shares upon our liquidation.

  Voting Rights

    Holders of our common shares are entitled to vote for the election of directors and upon all other matters, which may be submitted to a vote of shareholders generally, with each share being entitled to one vote. Our common shareholders do not possess cumulative voting rights. This means that holders of more than 50% of our common shares (on a fully diluted basis) voting for the election of directors can elect all of the directors, and holders of the remaining shares will not be able to elect any directors. At present, Chairman Miller, who currently votes more than 50% of our common shares, can elect all of our directors.

  Liquidation Rights

    In the event of any liquidation, dissolution or winding up of the company, the holders of our common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. Holders of our preferred stock may have a priority over the holders of common stock in the event of any liquidation or dissolution.

  Other Rights

    Common shareholders have no preemptive rights to purchase additional securities that may be issued by us in the future, although our common shareholders do have certain contingent preferred share purchase rights that may be triggered under our shareholder rights plan as discussed below. There are no redemption or conversion provisions applicable to our common stock and common shareholders are not liable for any further capital call or assessment.

Preferred Shares

    Our Board of Directors is authorized, pursuant to our amended Restated Articles of Incorporation, to issue 4,000,000 preferred shares, no par value, in one or more series with respect to which the Board of Directors, without shareholder approval, may determine voting, conversion and other rights which could adversely affect the rights of the holders of our common stock.

  Convertible Preferred Stock

    Currently, an aggregate of 333,330 shares of our authorized preferred shares have been designated convertible preferred stock, Series A, B, C or D. Each convertible preferred share is convertible into, at a minimum, one common share. Each series relates to a particular geographic market of Irwin Union Bank and Trust and the preferred shares will be convertible into a greater number of common shares if that banking office achieves specified deposit growth goals. In the aggregate, the shares designated Series A, Series B, Series C and Series D convertible preferred stock would be convertible into a maximum of 416,663 common shares, subject to adjustment in the event of certain capital changes, such as stock splits, if all of the shares designated were to be issued. Prior to conversion, we have the right to redeem the preferred shares of each series for cash in an amount equal to the price at which we sold them. Our Board of Directors has authorized the designation of other similar series of convertible preferred stock as part of the Irwin Union Bank and Trust and Irwin Union Bank, F.S.B. deposit development program, up to a maximum number of preferred shares issuable under the program of 400,000 shares.

    As of August 28, 2001, there were outstanding: 14,208 shares of Series A convertible preferred shares, 26,317 shares of Series B convertible preferred shares, 55,811 shares of Series C convertible preferred shares, and no shares of Series D convertible preferred shares.

    The following are the dividend rights, voting rights and liquidation rights with respect to our Series A, B, C and D convertible preferred shares.

    Dividend Rights.  Holders of the Series A, B, C and D convertible preferred shares are not entitled to receive any dividends.

    Voting Rights.  Holders of the Series A, B, C and D convertible preferred shares have no voting rights except as may be required by the Indiana Business Corporation Law.

    Liquidation Rights.  Prior to conversion into our common shares, each share of Series A, B, C and D convertible preferred shares will have a liquidation preference out of assets available for distribution to equity shareholders equal to the per share purchase price ($14.78125 for the shares currently outstanding of each of Series A, Series B and Series C), before any distribution to holders of our common shares, subject to certain adjustments to reflect changes in our capital structure. No shares of Series D have been sold yet.

    Junior Participating Preferred Stock.  Our Board of Directors also has designated, and reserved for issuance, 400,000 shares of junior participating Series A preferred stock in connection with the implementation of our shareholder rights plan. These preferred shares are issuable only in accordance with the rights agreement, and none of these shares currently are outstanding. See the description of the plan and the terms of these shares below.

Shareholder Rights Plan

  Overview

    In March, 2001, our Board of Directors implemented a shareholder rights plan that provides each holder of common shares the right to purchase shares of preferred stock under certain circumstances. The plan is designed to prevent an acquirer from gaining control of us without offering a fair price to all of our shareholders. This plan gives the Board of Directors, on behalf of us, and all of our shareholders, the time and opportunity to evaluate any takeover bid and its effects, to seek out alternative bidders and to explore, develop and evaluate other ways of maximizing shareholder value.

Because of the plan, any bidder will be more likely to negotiate the terms of a bid with the Board of Directors. As described more fully below, the "rights," if triggered, entitle holders (other than an acquirer) to purchase additional shares at a considerable discount.

    Except as described below, each right, when exercisable, entitles the registered holder to purchase from us 1/100 of a share of junior participating Series A preferred stock, no par value, at a purchase price of $100 per one 1/100 share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and National City Bank, as rights agent.

    Issuance of preferred shares or, more likely, common shares upon exercise of the rights will be subject to any necessary regulatory approvals. Until a right is exercised, the holder of the right will have no rights as a shareholder of us under the plan. This includes, without limitation, the right to vote or to receive dividends.

    The provisions of the rights agreement may be amended by us, except that any amendment adopted after the time a person or group of affiliated or associated persons, other than Chairman Miller, and his family, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares may not adversely affect the interests of holders of rights.

    The rights have certain anti-takeover effects. The overall effects of the plan may be to render more difficult or to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a larger block of our shares and the removal of incumbent management even if such removal would be beneficial to shareholders generally. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired, and under certain circumstances, the rights beneficially owned by the person or group may become void. The plan also may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers whether or not such transactions are favored by incumbent management. In addition, our executive officers may be more likely to retain their positions with us as a result of the plan, even if their removal would be beneficial to shareholders generally.

    The rights should not interfere with any merger or other business combination approved by the Board of Directors because, if the rights would become exercisable as a result of such merger or business combination, the Board of Directors may, at its option, at any time prior to the time that any person or entity acquires 15% or more of our common shares, redeem all (but not less than all) of the then outstanding rights at the redemption price.

  Certificates

    Initially, the rights will be attached to all certificates representing outstanding common shares, and no separate right certificates will be distributed. Until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons, other than the Miller family, has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our outstanding shares or (2) 15 business days after the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation of the offer, the person or group would be the beneficial owner of 15% or more of the outstanding common shares, the rights will not be exercisable and will be evidenced by the common stock certificates.

    The rights agreement also provides that, until the rights become exercisable, the rights will be transferred with and only with the common shares. When the rights become exercisable (or subject to earlier redemption, expiration or termination of the rights), the transfer of any certificates for common shares also will constitute the transfer of the rights associated with the common shares. As soon as practicable after rights become exercisable, separate certificates evidencing the rights will be mailed to holders of record of the common shares, and the separate right certificates alone will evidence the rights.

  Expiration

    The rights will expire at the earliest of (1) March 1, 2011, (2) the redemption of the rights by us as described below, or (3) the exchange of all rights for common stock as described below.

  Flip-in and Flip-over Features

    In the event that a person (other than us, the Miller family or any person receiving newly issued shares directly from us) becomes the beneficial owner of 15% or more of our then outstanding common shares, each holder of a right will then have the right to purchase, at the exercise price of the right, common shares (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of the right, causing significant dilution of the acquiror's equity interest in us.

    In the event that, at any time after any person (other than us, the Miller family or any person receiving newly-issued common shares directly from us) becomes the beneficial owner of 15% or more of our then outstanding shares, we are acquired in a merger or other business combination transaction or 50% or more of our assets or earning power are sold each holder of a right will then have the right to receive, at the exercise price of the right, common stock of the acquiring or surviving company having a value equal to two times the exercise price of the right, causing significant dilution to the interests of the acquiring entity's shareholders.

    Following the occurrence of any of the events set forth in the two paragraphs above, any rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquirer immediately will become null and void.

  Protection Against Dilution

    The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights, are subject to adjustment from time to time to prevent dilution, among other circumstances, in the event of a stock dividend on, or a subdivision, split, combination, consolidation or reclassification of, our preferred shares or our common shares, or a reverse split of the outstanding shares of our preferred shares or our common shares.

  Exchange Feature

    Any time after the acquisition by a person or group of affiliated or associated persons (other than the Miller Family) of beneficial ownership of 15% or more of our outstanding common shares and before the acquisition by the person or group of 50% or more of our outstanding common shares, the Board of Directors may exchange the rights (other than rights owned by the acquiring person or group owning 15%, which have become void), in whole or in part, at an exchange ratio of one common share per right (subject to adjustment).

  Adjustment to Purchase Price

    With certain exceptions, no adjustment in the purchase price for the rights will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. We will not be required to issue fractional preferred shares or common shares (other than fractions in multiples of one 1/100 of a preferred share) and, we may make an adjustment in cash based on the market price of the preferred shares or common shares on the last trading date before the date the rights are exercised.

  Redemption of Rights

    At any time after the date of the Rights Agreement until the time that any person (other than us, the Miller Family or any person receiving newly-issued common shares directly from us) becomes the beneficial owner of 15% or more of our then outstanding common shares, our Board of Directors may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment, which may (at our option) be paid in cash, common shares of or other consideration deemed appropriate by our Board of Directors. Upon the effectiveness of any action of our Board of Directors ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

  Terms of the Junior Participating Series A Preferred Stock

    Four hundred thousand (400,000) preferred shares will be reserved for issuance in the event of exercise of the rights. Holders of this series of shares may receive quarterly cash dividends when and as declared by the Board of Directors out of legally available funds. Each share entities the holder to one hundred (100) votes on all matters submitted to our shareholders and the holders of this series will vote together as a class with the common shares. Upon our dissolution, liquidation or winding up, holders of these preferred shares will receive a liquidation preference out of assets available for distribution to shareholders of the greater of (1) $100 per share plus unpaid dividends or distributions or (2) one hundred times the aggregate per share amount received by common shareholders.

Certain Anti-Takeover Effects of Our Articles and By-Laws and Indiana Law

  General

    In addition to the anti-takeover effects of the shareholder rights plan discussed above, certain provisions of our articles, by-laws and the Indiana corporate statute may have the effect of impeding the acquisition of control of the company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our Board of Directors.

    These provisions may have the effect of discouraging a future takeover attempt that is not approved by our Board of Directors but that individual shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions also will render the removal of our current Board of Directors or management more difficult.

    The provisions of the articles and by-laws described below are designed to reduce, or have the effect of reducing, our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt that is unfair to our shareholders.

    The following description of certain of the provisions of our articles and by-laws is necessarily general and is qualified in its entirety by reference to our articles and by-laws and the Indiana law.

    Authorized Shares.  Our articles authorize the issuance of 40,000,000 common shares and 4,000,000 preferred shares. The common and preferred shares have been authorized in an amount that provides our Board of Directors with flexibility to effect, among other things, transactions, financings, stock dividends, stock splits, employee stock options and the rights plan. However, these authorized shares also may be used by our Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of us, as can be seen in the creation of the junior participating Series A preferred stock for our rights plan.

    Board of Directors.  Our Board of Directors is divided into three classes, each of which contains approximately one-third of the whole number of the members of the Board of Directors. Each class serves a staggered term, with approximately one-third of the total number of directors being elected each year. The staggered board is intended to provide for continuity of our Board of Directors and make it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of our Board of Directors without consent of the incumbent Board of Directors. The articles and by-laws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. Under our articles, only directors may remove directors and then only for cause. Only our Board of Directors, and not our shareholders, may adopt, alter, amend and repeal our by-laws.

    Shareholder Vote Required to Approve Business Combinations.  Under Indiana law, a plan of merger or share exchange must be approved by each voting group entitled to vote separately on the transaction by a majority of all votes entitled to be cast on the plan by that voting group. Our articles provide that if provided in the agreement of merger or consideration, any class of shares may vote as a class if it otherwise would be permissible in an amendment to our articles.

  Business Combinations Under Indiana Law

    Shareholder Vote Required to Approve Business Combinations with Interested Shareholders.  Under Indiana law, a company may not engage in a business combination with interested shareholders (as defined below) for five years after that person became an interested shareholder except: (1) in cases where the proposed transaction has been approved in advance by a majority of the members of a company's Board of Directors; (2) if an affirmative vote of the holders of a majority of the outstanding voting shares not owned by the interested shareholder or its affiliates or associates, approves the transaction five years after the interested shareholder became an interested shareholder; or (3) if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares (as more fully described below).

    The term "interested shareholder" is defined to include any individual, corporation, partnership or other entity (other than the company or any subsidiary) that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of a company's voting stock. A "business combination," is defined by Indiana law to include (1) any merger or consolidation of a company or any of its subsidiaries with or into any interested shareholder or its affiliate or associate; (2) any sale, lease, exchange, mortgage, transfer, or other disposition to or with any interested shareholder or its affiliate or associate of 10% or more of the assets, shares earning power or net income of the company; (3) the issuance or transfer to any interested shareholder or its affiliate or associate by a company (or any subsidiary) of any securities of a company in exchange for any assets, cash or securities the value of which equals or exceeds 5% of the aggregate market value of a company's shares; (4) the adoption of any plan for the liquidation or dissolution of the company proposed by or on behalf of any interested shareholder or its affiliate or associate; and (5) any reclassification of securities, recapitalization, merger, consolidation or other transaction of the company that has the effect of increasing the proportionate common share or any class of equity or convertible securities of the company owned, directly or indirectly, by an interested shareholder or its affiliate or associate; and (6) any receipt by the interested shareholder or affiliate or associate of the benefit of any loans, advances, guarantees, pledges or other financial assistance or tax credit provided by or through the company.

    Fair Price.  In a business combination involving cash or other consideration being paid to the company's shareholders, the consideration would be required to be either in cash or the same type of consideration used by the interested shareholder in acquiring the largest portion of shares previously acquired by it.

    In a business combination involving payment of consideration to holders of common shares other than in cash, the per share market value of these payments generally must be at least equal in value to the higher of (i) the highest per share price paid by the interested shareholder in acquiring any common shares during the five-year period before the first public announcement of the proposed business combination or in the transaction in which it became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest; or (ii) the market value per common share on the announcement date or on the date the interested shareholder became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest.

    In a business combination involving cash or other consideration being paid to the holders of a company's shares other than in common shares, the consideration must be at least equal in value to the higher of (i) the highest per share price paid by the interested shareholder in acquiring any common shares during the five-year period before to the announcement date of the proposed business combination or in the transaction in which it became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest; or (ii) the highest preferential amount per share to which the holders of shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the company plus the aggregate amount of any dividends due; or (iii) the market value per common share on the announcement date or the date the interested shareholder became an interested shareholder, whichever is higher, plus interest, less the aggregate amount of any cash dividends paid and the market amount of non-cash dividends, up to the amount of interest.

    These price provisions are designated to impede two-step takeover transactions that might otherwise result in disparate treatment of our shareholders.

    The provisions described above are intended to reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by members of our Board of Directors.

    Attempts to take over corporations have recently become increasingly common. An unsolicited non-negotiated proposal can seriously disrupt the business and management of a corporation and cause it great expense. We are committed to managing our company with a long-term orientation and believe our ability to do this is a competitive strength. For these reasons, our Board of Directors believes it is in our best interest and the best interest of our shareholders to encourage potential acquirors to negotiate directly with management. We believe these provisions will encourage such negotiations and discourage non-negotiated takeover attempts. It is also the view of our Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at a price that reflects the true value of the company and that otherwise is in the best interest of all shareholders.

  Indiana Control Share Provisions

    Indiana law also provides that once an acquirer obtains a "control share" in a company (essentially, from one-fifth to a majority voting power in the company) those control shares will have no voting power unless that voting power is approved by a majority of the company's shareholders. Under Indiana law we are permitted and have decided to specifically opt out of these control share provisions in our by-laws.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

    Since the completion of our audit for the year 2000, our last fiscal year, we made a change in our selection of independent accountants. In June 2001, however, we decided to re-engage our previous independent accountants, PricewaterhouseCoopers LLP, as more fully explained below:

  •
  On May 2, 2001, we dismissed PricewaterhouseCoopers LLP as our independent accounts.

  •
  PricewaterhouseCoopers LLP reported on our financial statements for the fiscal years December 31, 2000 and December 31, 1999.

  •
  The report of PricewaterhouseCoopers LLP on our financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

  •
  Our Audit Committee recommended, and our Board of Directors approved, effective as of May 2, 2001, the decision to change independent accountants.

  •
  In connection with its audits for the fiscal years ended December 31, 2000 and December 31, 1999, and through May 2, 2001: (1) we had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference thereto in its reports on the financial statements for such periods; and (2) there has been no matter that was the subject of a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)).

  •
  Effective as of May 8, 2001, we engaged Deloitte & Touche LLP as our new independent accountants to audit our financial statements. During our two most recent fiscal years ended December 31, 2000 and December 31, 1999, and through May 2, 2001, we did not consult with Deloitte & Touche LLP regarding the application of accounting principles to any transaction or the type of audit opinion that might be rendered on our financial statements or any matter that was the subject of a disagreement or reportable event with the former auditor.

  •
  During its review of our financial statements for the first quarter of 2001, Deloitte & Touche LLP advised us that it did not agree with our accounting treatment under SFAS 125 for a portion of a securitization program that contained a recourse provision. We historically had delayed revenue recognition with respect to a portion of the securitization until the recourse provision had expired and our legal counsel rendered an opinion that such securitization would be treated as a sale by our special purpose subsidiary. We submitted this accounting issue for review to the staff of the Securities and Exchange Commission on May 31, 2001. After discussion with staff of the SEC, we determined and communicated to Deloitte & Touche LLP on June 20, 2001 that it was appropriate to account for our securitization programs consistent with our historical financial statements. Deloitte & Touche LLP was offered the opportunity to accept our position as to the treatment of our financial statements or to resign. On June 22, 2001, Deloitte & Touche LLP resigned as our independent accountants.

  •
  Deloitte & Touche LLP has not, since its appointment by us on May 8, 2001, reported on any financial statements or reports filed on behalf of us;

  •
  Our Audit Committee recommended, and our Board of Directors approved, effective as of June 26, 2001, the decision to change independent accountants;

  •
  Since Deloitte & Touche LLP's engagement on May 8, 2001, we have had no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference thereto in its reports on the financial statements for such period, except Deloitte & Touche LLP did not agree with (1) our position to delay recognizing a sale under SFAS 125 on a portion of a securitization program until the recourse provision related to such portion of the securitization program had expired and we had received a legal opinion that the securitization would be treated as a sale by our special purpose subsidiary, as more fully discussed above; and (2) our preliminary position to treat the stock plan for certain officers of our home equity line of business as a "fixed" plan for purposes of expense recognition rather than as a "variable" plan. On June 20, 2001, we confirmed to Deloitte & Touche LLP that we would account for the interest as a "variable" plan, consistent with its advice. No matter was the subject of a reportable event (as defined in Regulation S-K, Item 304(a)(1)(v)).

  •
  We engaged PricewaterhouseCoopers LLP as our new independent accountants as of June 26, 2001. Prior to that date, we had engaged PricewaterhouseCoopers LLP as our independent accountants from 1987 through May 2, 2001.

UNDERWRITING

    Subject to the terms and conditions of the purchase agreement among us and the underwriters named below, for whom Keefe, Bruyette & Woods, Inc., Stifel, Nicolaus & Company, Incorporated, J.J.B. Hilliard, W.L. Lyons, Inc. and Howe Barnes Investments, Inc. are acting as representatives, the underwriters named below have severally agreed to purchase from us the following respective numbers of common shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Name	Number of Shares
Keefe, Bruyette & Woods, Inc.
Stifel, Nicolaus & Company, Incorporated
J.J.B. Hilliard, W.L. Lyons, Inc.
Howe Barnes Investments, Inc.

Total

    The purchase agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including that the underwriters will purchase all of the common shares if any such shares are purchased. The underwriters are obligated to take and pay for all of the common shares offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters) at this price, less a concession not in excess of $         per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $         per share to certain other dealers. After the shares are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

    The underwriters have been granted an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to      additional shares at the same price per share to be paid by the underwriters for the other shares being offered, solely to cover over-allotments. To the extent the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to the underwriter's name in the table above bears to the total number of shares in such table.

    The table below shows the price and proceeds on a per share and aggregate basis.

	Per Share	Total
Public offering price	$	$
Proceeds to us	$	$
Expenses	$	$

    We have agreed to indemnify the several underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933.

    We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any share of our common stock, options to acquire common shares, or any related security or instrument, for a period of 90 days after the date of this prospectus, without the prior written consent of Keefe, Bruyette & Woods, Inc., except in limited circumstances. Our directors and certain executive officers have made the same agreement, except that our chairman, William I. Miller, has agreed to these restrictions for a period of 180 days after the date of this prospectus.

    In connection with this offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales.

    Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange or otherwise.

    Neither we nor the representative make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the representative make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us and our affiliates in the ordinary course of business and have received fees from us for their services.

EXPERTS

    Our consolidated financial statements included in this prospectus have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in the report accompanying the financial statements. These financial statements are included herein in reliance upon this report given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

LEGAL MATTERS

    Certain legal matters relating to the common shares offered by this prospectus, including the validity of the common shares, are being passed on for us by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Certain legal matters are also being passed upon for us by Ellen Z. Mufson, Vice President—Legal. Certain legal matters are being passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

TRANSFER AGENT

    The transfer agent for our common stock is National City Bank, 1990 East Ninth Street, Cleveland, Ohio 44114.

WHERE YOU CAN FIND MORE INFORMATION

    This prospectus is a part of a Registration Statement on Form S-1 filed by us with the SEC under the Securities Act, with respect to the common shares being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus concerning the provisions of these documents are necessarily summaries of these documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

    We furnish our shareholders annual reports that include consolidated financial statements certified by independent public accountants and we will be furnishing quarterly reports with unaudited interim financial information as well. We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

IRWIN FINANCIAL CORPORATION

Interim Consolidated Financial Statements (unaudited):
Consolidated Balance Sheet as of June 30, 2001 and December 31, 2000	F-2
Consolidated Statement of Income for the six months ended June 30, 2001 and 2000	F-3
Consolidated Statement of Changes in Shareholders' Equity for the six months ended June 30, 2001 and 2000	F-4
Consolidated Statement of Cash Flows for the six months ended June 30, 2001 and 2000	F-5
Notes to Interim Consolidated Financial Statements	F-6
Annual Consolidated Financial Statements (audited):
Report of PricewaterhouseCoopers LLP, Independent Accountants	F-13
Consolidated Balance Sheet as of December 31, 2000 and 1999	F-14
Consolidated Statement of Income for the years ended December 31, 2000, 1999 and 1998	F-15
Consolidated Statement of Changes in Shareholders' Equity for the years ended December 31, 2000, 1999 and 1998	F-16
Consolidated Statement of Cash Flows for the years ended December 31, 2000, 1999 and 1998	F-17
Notes to Consolidated Financial Statements	F-18
Selected Quarterly Statistical Data	F-43

F–1

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	June 30, 2001	December 31, 2000
	(unaudited)
	(In thousands, except for shares)
Assets:
Cash and cash equivalents	$128,853	$83,493
Interest-bearing deposits with financial institutions	84,446	36,400
Trading assets	191,947	154,921
Investment securities (Market value: $32,855 in 2001 and $37,163 in 2000)—Note 2	32,648	37,095
Loans held for sale	1,016,792	579,788
Loans and leases, net of unearned income—Note 3	1,486,386	1,234,922
Less: Allowance for loan and lease losses—Note 4	(15,218)	(13,129)

	1,471,168	1,221,793
Servicing assets—Note 5	181,329	130,522
Accounts receivable	46,681	69,224
Accrued interest receivable	16,003	12,979
Premises and equipment	31,977	29,409
Other assets	59,813	66,805

Total assets	$3,261,657	$2,422,429

Liabilities and Shareholders' Equity:
Deposits
Noninterest-bearing	$398,186	$263,159
Interest-bearing	747,183	517,127
Certificates of deposit over $100,000	783,517	663,044

	1,928,886	1,443,330
Short-term borrowings—Note 6	776,926	475,502
Long-term debt—Note 7	29,631	29,608
Other liabilities	168,756	136,897
Company-obligated mandatorily redeemable preferred securities of subsidiary trust—Note 8	147,193	147,167

Total liabilities	3,051,392	2,232,504

Commitments and contingencies—Note 9
Shareholders' equity
Preferred stock, no par value—authorized 4,000,000 shares; issued 96,336 shares as of June 30, 2001 and December 31, 2000	1,386	1,386
Common stock; no par value—authorized 40,000,000 shares; issued 23,402,080 shares as of June 30, 2001 and December 31, 2000; including 2,210,486 and 2,376,119 shares in treasury as of June 30, 2001 and December 31, 2000, respectively	29,965	29,965
Additional paid-in capital	4,206	4,331
Minority interest	813	1,055
Accumulated other comprehensive loss net of deferred income tax asset of ($290) and ($305) in 2001 and 2000, respectively	(890)	(962)
Retained earnings	220,955	201,729

	256,435	237,504
Less treasury stock, at cost	(46,170)	(47,579)

Total shareholders' equity	210,265	189,925

Total liabilities and shareholders' equity	$3,261,657	$2,422,429

The accompanying notes are an integral part of the consolidated financial statements.

F–2

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Six Months Ended June 30,
	2001	2000
	(In thousands, except for per share)
Interest income:
Loans and leases	$60,514	$40,088
Investment securities:
Taxable	2,604	1,928
Tax-exempt	128	127
Loans held for sale	47,603	31,648
Trading account	14,738	5,166
Federal funds sold	89	93

Total interest income	125,676	79,050

Interest expense:
Deposits	37,904	20,010
Short-term borrowings	16,251	15,499
Long-term debt	1,160	1,163
Preferred securities distribution	7,408	2,348

Total interest expense	62,723	39,020

Net interest income	62,953	40,030
Provision for loan and lease losses—Note 4	4,356	2,254

Net interest income after provision for loan and lease losses	58,597	37,776

Other income:
Loan origination fees	28,214	16,875
Gain from sales of loans	81,061	40,011
Loan servicing fees	31,627	29,923
Amortization and impairment of servicing assets	(16,405)	(12,809)

Net loan administration income	15,222	17,114

Gain on sale of mortgage servicing assets	5,781	5,722
Trading gains (losses)	(3,300)	8,291
Other	3,248	14,448

	130,226	102,461

Other expense:
Salaries	84,406	55,482
Pension and other employee benefits	14,121	10,923
Office expense	7,678	6,513
Premises and equipment	14,858	13,105
Marketing and development	2,975	8,713
Other	28,938	17,235

	152,976	111,971

Income before income taxes	35,847	28,266
Provision for income taxes	14,254	11,279

Income before minority interest	21,593	16,987
Minority interest	(211)	—

Income before cumulative effect of change in accounting principle	21,804	16,987
Cumulative effect of change in accounting principle, net of tax	175	—

Net income	$21,979	$16,987

Earnings per share before cumulative effect of change in accounting principle:
Basic—Note 10	$1.03	$0.81

Diluted—Note 10	$0.96	$0.80

Dividends per share of common stock	$0.13	$0.12

The accompanying notes are an integral part of the consolidated financial statements.

F–3

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES
IN SHAREHOLDERS' EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000

(Unaudited)

	Total	Retained Earnings	Accumulated Other Comprehensive Income	Preferred Stock	Common Stock	Additional Paid in Capital	Treasury Stock	Minority Interest
Balance at January 1, 2001	$189,925	$201,729	$(962)	$1,386	$29,965	$4,331	$(47,579)	$1,055
Net income	21,979	21,979
Unrealized gain on investment securities net of $59 tax liability	89		89
Foreign currency adjustment net of $43 tax credit	(65)		(65)
Deferred compensation	48		48

Total comprehensive income	22,051

Cash dividends	(2,753)	(2,753)
Tax benefit on stock option exercises	1,631					1,631
Treasury stock:
Purchase of 93,760 shares	(2,220)						(2,220)
Sales of 259,393 shares	1,873	—				(1,756)	3,629
Minority Interest	(242)							(242)

Balance at June 30, 2001	$210,265	$220,955	$(890)	$1,386	$29,965	$4,206	$(46,170)	$813

Balance at January 1, 2000	$159,296	$171,101	$(70)	$—	$29,965	$4,250	$(45,950)	$—
Net income	16,987	16,987
Unrealized loss on investment securities net of $23 tax credit	(35)		(35)

Total comprehensive income	16,952

Cash dividends	(2,518)	(2,518)
Treasury stock:
Purchase of 218,914 shares	(3,384)						(3,384)
Sales of 85,723 shares	1,085					84	1,001
Issuance of 96,336 shares of preferred stock	1,386			1,386

Balance at June 30, 2000	$172,817	$185,570	$(105)	$1,386	$29,965	$4,334	$(48,333)	$—

The accompanying notes are an integral part of the consolidated financial statements.

F–4

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2001	2000
	(in thousands)
Adjustments to reconcile net income to cash provided by operating activities:
Net income	$21,979	$16,987
Depreciation and amortization	4,922	4,031
Amortization and impairment of servicing assets	16,405	12,809
Provision for loan and lease losses	4,356	2,254
Increase in loans held for sale	(437,004)	(34,676)
Gain on sale of mortgage servicing assets	(5,781)	(5,722)
Net increase in trading assets	(37,026)	(37,069)
Decrease (increase) in accounts receivable	22,543	(4,601)
Other, net	33,621	(4,819)

Net cash used by operating activities	(375,985)	(50,806)

Lending and investing activities:
Proceeds from maturities/calls of investment securities:
Held-to-maturity	3,270	802
Available-for-sale	2,000	17
Purchase of investment securities:
Held-to-maturity	(83)	(51)
Available-for-sale	(595)	—
Net increase in interest-bearing deposits with financial institutions	(48,046)	(7,810)
Net increase in loans, excluding sales	(306,892)	(213,609)
Sale of loans	53,160	7,253
Additions to mortgage servicing assets	(67,983)	(27,655)
Proceeds from sale of mortgage servicing assets	6,553	19,193
Other, net	(5,532)	(6,969)

Net cash used by lending and investing activities	(364,148)	(228,829)

Financing activities:
Net increase in deposits	485,556	360,181
Net increase (decrease) in short-term borrowings	301,424	(62,132)
Repayments of long-term debt	—	(199)
Issuance of preferred stock	—	1,386
Purchase of treasury stock for employee benefit plans	(2,220)	(3,384)
Proceeds from sale of stock for employee benefit plans	3,504	1,085
Dividends paid	(2,753)	(2,518)

Net cash provided by financing activities	785,511	294,419
Effect of exchange rate changes on cash	(18)	—

Net increase in cash and cash equivalents	45,360	14,784
Cash and cash equivalents at beginning of period	83,493	47,215

Cash and cash equivalents at end of period	$128,853	$61,999

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$63,486	$34,208

Income taxes	$1,789	$4,239

The accompanying notes are an integral part of the consolidated financial statements.

F–5

NOTES TO THE FINANCIAL STATEMENTS (Unaudited)

NOTE 1—SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation:  The interim financial data as of June 30, 2001 and for the three and six month periods ended June 30, 2001 and June 30, 2000 is unaudited; however, in the opinion of Management, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The accompanying financial statements should be read in conjunction with the financial statements and related notes included with the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

    Reclassifications:  Certain amounts in the 2000 consolidated financial statements have been reclassified to conform to the 2001 presentation.

    Foreign Currency:  Assets and liabilities denominated in Canadian dollars are translated into U.S. dollars at rates prevailing on the balance sheet date; income and expenses are translated at average rates of exchange for the period. Unrealized foreign currency translation gains and losses (net of related income taxes) are recorded in accumulated other comprehensive income in shareholders' equity.

    Loans Held for Sale:  Loans held for sale are stated at the lower of cost or market as of the balance sheet date.

    Derivatives:  On January 1, 2001, the Corporation adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." The standard requires the Corporation to record all derivatives at fair value and permits the Corporation to designate derivative instruments as being used to hedge changes in fair value or changes in cash flows. Changes in the fair value of derivatives that offset changes in cash flows of a hedged item are recorded initially in other comprehensive income. Amounts recorded in other comprehensive income are subsequently reclassified into earnings during the same period the hedged item affects earnings. If a derivative qualifies as a fair value hedge, then changes in the fair value of the hedging derivative are recorded in earnings and are offset by changes in fair value attributable to the hedged risk of the hedged item. Any portion of the changes in the fair value of derivatives designated as a hedge that is deemed ineffective is recorded in earnings along with changes in the fair value of derivatives with no hedge designation.

    The Corporation enters into forward contracts to protect it from interest rate fluctuations from the date of loan commitment until the loans are sold. However, the Corporation has not designated these transactions as hedges to qualify for hedge accounting treatment, and therefore, the Corporation is required to mark the derivatives to market every accounting period.

    The initial application of SFAS No. 133 resulted in a cumulative change in accounting principle net of income taxes of $175,000, did not have a significant impact on other comprehensive income, and had the following impact on the Corporation's assets and liabilities as of January 1, 2001 (in millions):

Increase in fair value of derivatives classified as assets	$1.3
Increase in fair value of derivatives classified as liabilities	$1.0

    The adoption of SFAS No. 133 resulted in the recognition of derivative-related assets, and derivative-related liabilities.

    Commitments to originate loans:  The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on loans that are intended to be sold are considered to be derivatives and are therefore recorded at fair value with changes in fair value recorded in earnings. For purposes of determining their fair value, the Company performs a net present value analysis of the anticipated cash

F–6

flows associated with the rate lock commitments. Included in the net present value analysis are anticipated cash flows associated with the retained servicing of the loans. Rate lock commitments expose the Company to interest rate risk. The Company manages this risk by acquiring forward sales contracts.

    Hedges of loans held for sale:  Loans held for sale expose the Company to interest rate risk. The Company manages the interest rate risk associated with loans held for sale by entering into forward sales agreements.

    Trading Assets:  Trading assets are stated at fair value. Unrealized gains and losses are included in earnings. Included in trading assets are interest-only strips. When the Corporation sells receivables in securitizations of residential mortgage loans, it retains interest-only strips, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair value, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Corporation generally estimates fair value based on the present value of expected cash flows using management's best estimates of the key assumptions that market participants would use—prepayment speeds, credit losses, forward yield curves, and discount rates commensurate with the risks involved. Adjustments to carrying values are recorded as trading gains or losses.

    Recent Accounting Developments:  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The Standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the Standard were effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The disclosure requirements were effective December 31, 2000. Adoption of this statement did not have a material impact on the Corporation's financial position or results of operations.

    On June 29, 2001 the FASB approved its proposed Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142 Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling-of-interest method of accounting—requiring that purchase accounting, with its recognition of intangible assets separately from goodwill, be applied to all business combinations initiated after June 30, 2001. Unallocated negative goodwill is required to be written off immediately as an extraordinary gain (instead of being deferred and amortized).

    Under the provisions of SFAS 142, goodwill will no longer be amortized against earnings. Instead, goodwill and intangible assets deemed to have an indefinite life will be reviewed for impairment at least annually. The amortization period of intangible assets with finite lives will no longer be limited to forty years. This standard will be effective for fiscal years beginning after December 15, 2001. Management does not believe the implementation of SFAS 141 or 142 will have a material effect on the earnings or equity of the company.

F–7

NOTE 2—INVESTMENT SECURITIES

    The carrying amounts of investment securities, including net unrealized gain of $137 thousand and loss of $9 thousand on available-for-sale securities at June 30, 2001 and December 31, 2000, respectively, are summarized as follows:

	June 30, 2001	December 31, 2000
	(In thousands)
Held-to-maturity, at amortized cost
US Treasury and government obligations	$19,218	$21,006
Obligations of states and political subdivisions	4,461	4,586
Mortgage-backed securities	1,828	2,059
Corporate obligations	133	—

Total held-to-maturity	25,640	27,651

Available-for-sale, at fair value
US Treasury and government obligations	3,081	4,993
Mortgage-backed securities	3,147	3,093
Other	780	1,358

Total available-for-sale	7,008	9,444

Total investments	$32,648	$37,095

    Securities which the Corporation has the positive intent and ability to hold until maturity are classified as "held-to-maturity" and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale" and are stated at fair value. Unrealized gains and losses on available-for-sale securities, net of the future tax impact, are reported as a separate component of shareholders' equity until realized.

NOTE 3—LOANS AND LEASES

    Loans and leases are summarized as follows:

	June 30, 2001	December 31, 2000
	(In thousands)
Commercial, financial and agricultural	$880,138	$677,066
Real estate—construction	228,547	220,485
Real estate—mortgage	136,330	122,301
Consumer	42,837	56,785
Direct financing leases
Domestic	166,782	116,867
Canadian	71,869	72,864
Unearned income
Domestic	(27,930)	(21,570)
Canadian	(12,187)	(9,876)

	$1,486,386	$1,234,922

F–8

NOTE 4—ALLOWANCE FOR LOAN AND LEASE LOSSES

    Changes in the allowance for loan and lease losses are summarized as follows:

	June 30, 2001	June 30, 2000
	(In thousands)
Balance at beginning of period	$13,129	$8,555
Provision for loan and lease losses	4,356	2,254
Recoveries	722	186
Charge-offs	(3,080)	(941)
Other	91	—

Balance at end of period	$15,218	$10,054

NOTE 5—SERVICING ASSETS

    Included on the consolidated balance sheet at June 30, 2001 and December 31, 2000 are $181.3 million and $130.5 million, respectively, of servicing assets. These amounts relate to the principal balances of loans serviced by the Corporation for investors. Although they are not generally held for sale, there historically has been an active secondary market for servicing assets. The Corporation has periodically sold servicing assets.

    Mortgage Servicing Asset:

	June 30, 2001	December 31, 2000
	(In thousands)
Beginning Balance	$130,522	$138,500
Additions	67,983	57,165
Amortization and impairment	(16,405)	(39,529)
Reduction for servicing sales	(771)	(25,614)

	$181,329	$130,522

NOTE 6—SHORT-TERM BORROWINGS

    Short-term borrowings are summarized as follows:

	June 30, 2001	December 31, 2000
	(In thousands)
Federal Home Loan Bank borrowings	$318,000	$153,000
Federal funds	52,400	20,000
Lines of credit and other	201,375	226,599
Repurchase agreements and drafts payable related to mortgage loan closings	177,186	64,557
Commercial paper	27,965	11,346

Total	$776,926	$475,502

    Repurchase agreements at June 30, 2001 and December 31, 2000, include $3.3 million and $0.1 million respectively, in mortgage loans sold under agreements to repurchase which are used to fund mortgage loans sold prior to sale in the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.

F–9

    Drafts payable related to mortgage loan closings totaled $173.9 million and $64.5 million at June 30, 2001 and December 31, 2000, respectively. These borrowings are related to mortgage closings at the end of the period which have not been presented for payment. When presented for payment these borrowings will be funded internally or by borrowing from the lines of credit.

    The Corporation has lines of credit available to fund mortgage loans held for sale. Interest on the lines of credit is payable monthly at variable rates ranging from 4.4% to the lender's prime rate at June 30, 2001.

NOTE 7—LONG-TERM DEBT

    Long-term debt at June 30, 2001 and December 31, 2000 consisted of a note payable of $30.0 million with an interest rate of 7.58% that will mature on July 7, 2014. The note is shown on the balance sheet net of $0.4 million of capitalized issuance costs.

NOTE 8—COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST

    In January 1997, the Corporation issued $50.0 million of trust preferred securities through IFC Capital Trust I, a trust created and controlled by the Corporation. The securities were issued at $25 per share with a cumulative dividend rate of 9.25% payable quarterly. They have an initial maturity of 30 years with a 19-year extension option. The securities are callable at par after five years from issuance, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. They are not convertible into common stock of the Corporation. The securities are shown on the balance sheet net of $2.5 million of capitalized issuance costs. The sole assets of IFC Capital Trust I are subordinated debentures of the Corporation with a principal balance of $51.5 million, an interest rate of 9.25% and an initial maturity of 30 years with a 19-year extension option.

    In November 2000, the Corporation issued $51.75 million of trust preferred securities through IFC Capital Trust II and $51.75 million of convertible trust preferred securities through IFC Capital Trust III, trusts created and controlled by the Corporation. The securities were issued at $25 per share with cumulative dividend rates of 10.5% and 8.75%, respectively, payable quarterly. They have an initial maturity of 30 years. The trust preferred securities of Capital Trust II are not convertible into common stock of the Corporation. The convertible trust preferred securities of Capital Trust III have an initial conversion ratio of 1.261 shares of common stock for each convertible preferred security (equivalent to an initial conversion price of $19.825 per share of common stock). The securities are shown on the balance sheet net of $4.5 million of capitalized issuance costs. The sole assets of IFC Capital Trust II and III are subordinated debentures of the Corporation with principal balances of $53.35 million each, interest rates of 10.5% and 8.75%, respectively, and an initial maturity of 30 years.

F–10

NOTE 9—CONTINGENCIES

    In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.

    Irwin Mortgage Corporation (IMC) is a defendant in a class action lawsuit relating to IMC's payment of broker fees to mortgage brokers. On June 15, 2001, IMC's appeal on the issue of class certification was denied by a panel of the United States Court of Appeals for the 11th Circuit. On July 11, 2001, IMC filed a motion for a rehearing before the Court of Appeals on the class certification issue. Although the Corporation has not yet formed a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer, it is expected that an adverse outcome in this litigation could have a material adverse effect on the Corporation's financial condition and results of operations.

    Irwin Leasing Corporation (formerly Affiliated Capital Corp.), Irwin Equipment Finance Corporation and Irwin Financial Corporation (collectively, "the Irwin Companies") are defendants in an action relating to alleged misrepresentations made to obtain Medicare reimbursement for treatments performed with medical equipment financed by the Irwin Companies. The Irwin Companies filed a motion to dismiss on February 12, 2001 in the U.S. District Court for the Middle District of Pennsylvania. Because the case is in the early stages of litigation, the Corporation is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

    Irwin Union Bank and Trust and Irwin Home Equity Corporation (collectively "Irwin") are defendants in a lawsuit in the U.S. District Court for the District of Rhode Island, which seeks certification as a class action and alleges that Irwin's disclosures and closing procedure for certain home equity loans did not comply with the Truth in Lending Act. Because the case has only recently been filed, the Corporation has not formed a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

NOTE 10—EARNINGS PER SHARE

    Earnings per share calculations are summarized as follows:

	Basic Earnings Per Share	Effect of Stock Options	Effect of Preferred Shares	Effect of Convertible Shares	Diluted Earnings Per Share
	(In thousands, except share data)
Six months ended June 30, 2001
Net income before cumulative effect of change in accounting principle	$21,804	$—	—	$1,400	$23,204
Shares	21,109	306	96	2,610	24,121
Per-share amount	$1.03	$(0.01)	(0.01)	$(0.05)	$0.96
Cumulative effect of change in accounting principle	$175				$175
Per-share amount	$0.01				$0.01
Net income	$21,979				$23,379
Per-share amount	$1.04				$0.97
	Basic Earnings Per Share	Effect of Stock Options	Effect of Preferred Shares	Effect of Convertible Shares	Diluted Earnings Per Share
Six months ended June 30, 2000
Net income available to common shareholders	$16,987	$—	$—	$—	$16,987
Shares	21,008	235	64	—	21,307
Per-share amount	$0.81	$(0.01)	$—	$—	$0.80

F–11

NOTE 11—INDUSTRY SEGMENT INFORMATION

    The Corporation has five principal segments that provide a broad range of financial services throughout the United States. The Home Equity Lending line of business originates and services home equity loans. The Mortgage Banking line of business originates, sells and services residential first mortgage loans. The Commercial Banking line of business provides commercial banking services. The Equipment Leasing line of business leases commercial equipment. The Venture Capital line of business invests in early-stage financial services-oriented technology companies. Other consists primarily of the parent company including eliminations.

    The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies." Below is a summary of each segment's revenues, net income (loss), and assets for 2001 and 2000:

	Home Equity Lending	Mortgage Banking	Commercial Banking	Equipment Leasing	Venture Capital	Other	Consolidated
	(In thousands)
For the six months ended June 30, 2001
Net interest income, net of provision	$29,653	$10,329	$19,885	$2,495	$(261)	$(3,504)	$58,597
Intersegment interest	(1,077)	(663)	(57)	(24)	—	1,821	—
Other revenue	36,442	89,480	6,475	705	(4,707)	1,831	130,226
Intersegment revenues	—	—	105	—	390	(495)	—

Total net revenues	65,018	99,146	26,408	3,176	(4,578)	(347)	188,823
Other expense	48,993	74,836	19,903	4,355	415	4,474	152,976
Intersegment expenses	263	699	1,312	—	—	(2,274)	—

Income before taxes	15,762	23,611	5,193	(1,179)	(4,993)	(2,547)	35,847
Income taxes (benefit)	6,305	9,298	2,051	—	(1,986)	(1,414)	14,254

Income before minority interest	9,457	14,313	3,142	(1,179)	(3,007)	(1,133)	21,593
Minority interest	—	—	—	(211)	—	—	(211)

Income before cumulative effect of change in accounting principle	9,457	14,313	3,142	(968)	(3,007)	(1,133)	21,804
Cumulative effect of change in accounting	—	175	—	—	—	—	175

Net income (loss)	$9,457	$14,488	$3,142	$(968)	$(3,007)	$(1,133)	$21,979

Assets at June 30, 2001	$662,296	$977,956	$1,443,534	$201,686	$11,100	$(34,915)	$3,261,657

For the six months ended June 30, 2000
Net interest income, net of provision	$14,769	$10,391	$17,013	$17	$(359)	$(4,055)	$37,776
Intersegment interest	(864)	(1,769)	—	(34)	(1)	2,668	—
Other revenue	29,601	61,193	5,795	11	7,420	(1,559)	102,461
Intersegment revenues	—	—	81	—	200	(281)	—

Total net revenues	43,506	69,815	22,889	(6)	7,260	(3,227)	140,237
Other expense	31,845	58,216	15,754	1,773	189	4,194	111,971
Intersegment expenses	840	1,123	1,300	20	—	(3,283)	—

Income before taxes	10,821	10,476	5,835	(1,799)	7,071	(4,138)	28,266
Income taxes	4,267	4,227	2,282	—	2,828	(2,325)	11,279

Net income (loss)	$6,554	$6,249	$3,553	$(1,799)	$4,243	$(1,813)	$16,987

Assets at June 30, 2000	$458,395	$558,941	$950,887	$51,170	$15,622	$(43,206)	$1,991,809

F–12

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors

Irwin Financial Corporation

Columbus, Indiana

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Irwin Financial Corporation and its subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Cincinnati, Ohio
January 23, 2001

F–13

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

	December 31, 2000	December 31, 1999
	(in thousands, except for shares)
Assets:
Cash and cash equivalents	$83,493	$47,215
Interest-bearing deposits with financial institutions	36,400	26,785
Trading assets—Note 3	152,805	59,025
Investment securities (Market value: $37,163 in 2000 and $37,464 in 1999)—Note 4	37,095	37,508
Loans held for sale	579,788	508,997
Loans and leases, net of unearned income—Note 5	1,234,922	733,424
Less: Allowance for loan and lease losses—Note 6	(13,129)	(8,555)

	1,221,793	724,869

Servicing assets—Note 7	132,638	138,500
Accounts receivable	69,224	49,415
Accrued interest receivable	12,979	8,430
Premises and equipment—Note 8	29,409	23,368
Other assets	66,805	56,735

	$2,422,429	$1,680,847

Liabilities and Shareholders' Equity:
Deposits
Noninterest-bearing	$263,159	$218,402
Interest-bearing	517,127	411,400
Certificates of deposit over $100,000	663,044	240,516

	1,443,330	870,318
Short-term borrowings—Note 10	475,502	473,103
Long-term debt—Note 11	29,608	29,784
Other liabilities	136,897	100,275
Company-obligated mandatorily redeemable preferred securities of subsidiary trust—Note 12	147,167	48,071

Total liabilities	2,232,504	1,521,551

Commitments and contingencies—Note 13
Shareholders' equity
Preferred stock, no par value—authorized 4,000,000 shares; issued 96,336 shares as of December 31, 2000 and none as of December 31, 1999	1,386	—
Common stock; no par value—authorized 40,000,000 shares; issued 23,402,080 shares as of December 31, 2000 and December 31, 1999; including 2,376,119 and 2,297,303 shares in treasury as of December 31, 2000 and December 31, 1999, respectively	29,965	29,965
Additional paid-in capital	4,331	4,250
Minority interest	1,055	—
Accumulated other comprehensive losses net of deferred income tax asset of ($305) and ($47) in 2000 and 1999, respectively	(962)	(70)
Retained earnings	201,729	171,101

	237,504	205,246
Less treasury stock, at cost	(47,579)	(45,950)

Total shareholders' equity	189,925	159,296

	$2,422,429	$1,680,847

The accompanying notes are an integral part of the consolidated financial statements.

F–14

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands, except for per share)
Interest income:
Loans held for sale	$71,141	$66,682	$65,155
Loans and leases	93,251	48,978	52,329
Trading account	15,584	6,275	311
Investment securities:
Taxable	4,161	3,755	4,362
Tax-exempt	250	271	299
Federal funds sold	143	652	731

Total interest income	184,530	126,613	123,187

Interest expense:
Deposits	52,815	25,220	23,369
Short-term borrowings	32,610	28,425	35,106
Long-term debt	2,348	1,149	814
Distribution on company-obligated mandatorily redeemable preferred securities of subsidiary trust	5,761	4,697	4,697

Total interest expense	93,534	59,491	63,986

Net interest income	90,996	67,122	59,201

Provision for loan and lease losses—Note 6	5,403	4,443	5,995

Net interest income after provision for loan and lease losses	85,593	62,679	53,206

Other income:
Loan origination fees	36,066	41,024	60,013
Gain from sale of loans	93,677	74,834	75,201
Loan servicing fees	58,939	60,581	57,284
Amortization and impairment of servicing assets	(39,529)	(15,702)	(35,388)

Net loan administration income	19,410	44,879	21,896

Gain on sale of mortgage servicing assets	27,528	37,801	43,308
Trading gains (losses)	14,399	(8,296)	1,366
Gain from sale of leasing assets	—	—	5,241
Other	20,631	13,827	11,832

	211,711	204,069	218,857

Other expense:
Salaries	124,639	114,303	120,338
Pension and other employee benefits	20,359	18,402	16,757
Office expense	13,783	13,181	12,865
Premises and equipment	26,812	24,052	20,214
Marketing and development	13,071	8,962	11,735
Other	39,298	35,211	39,297

	237,962	214,111	221,206

Income before income taxes	59,342	52,637	50,857
Provision for income taxes	23,676	19,481	20,354

Net income available to common shareholders	$35,666	$33,156	$30,503

Earnings per share of common stock available to shareholders:
Basic—Note 18	$1.70	$1.54	$1.40

Diluted—Note 18	$1.67	$1.51	$1.38

Dividends per share of common stock	$0.24	$0.20	$0.16

The accompanying notes are an integral part of the consolidated financial statements.

F–15

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

For the Three Years Ended December 31, 2000

	Total	Retained Earnings	Accumulated Other Compre- hensive Income	Preferred Stock	Common Stock	Additional Paid in Capital	Treasury Stock	Minority Interest
	(In thousands)
Balance at January 1, 1998	$127,983	$115,414	$55	$—	$29,965	$780	$(18,231)
Net income	30,503	30,503
Unrealized gain on investment securities net of $26 tax liability	30		30

Total Comprehensive income	30,533

Cash dividends	(3,473)	(3,473)
Tax benefit on stock option exercises	1,027					1,027
Treasury stock:
Purchase of 496,455 shares	(12,593)						(12,593)
Sales of 164,411 shares	1,756	(212)				788	1,180

Balance December 31, 1998	$145,233	$142,232	$85	$—	$29,965	$2,595	$(29,644)	$—

Net income	33,156	33,156
Unrealized loss on investment securities net of $104 tax credit	(155)		(155)

Total Comprehensive income	33,001

Cash dividends	(4,287)	(4,287)
Tax benefit on stock option exercises	1,055					1,055
Treasury stock:
Purchase of 800,052 shares	(18,314)						(18,314)
Sales of 232,073 shares	2,608					600	2,008

Balance December 31, 1999	$159,296	$171,101	$(70)	$—	$29,965	$4,250	$(45,950)	$—

Net income	35,666	35,666
Unrealized gain on investment securities net of $43 tax liability	64		64
Minimum pension liability net of $257 tax credit	(387)		(387)
Foreign currency adjustment net of $43 tax credit	(66)		(66)
Deferred Compensation	(503)		(503)

Total Comprehensive income	34,774

Cash dividends	(5,038)	(5,038)
Tax benefit on stock option exercises	136					136
Treasury stock:
Purchase of 220,948 shares	(3,414)						(3,414)
Sales of 142,132 shares	1,730					(55)	1,785
Issuance of 96,336 shares of preferred stock	1,386			1,386
Minority interest	1,055							1,055

Balance December 31, 2000	$189,925	$201,729	$(962)	$1,386	$29,965	$4,331	$(47,579)	$1,055

F–16

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands, except for per share)
Net income	$35,666	$33,156	$30,503
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	9,125	7,390	5,802
Amortization and impairment of servicing assets	39,529	15,702	35,388
Provision for loan and lease losses	5,403	4,443	5,995
Amortization of premiums, less accretion of discounts	(11)	1,145	3,210
Decrease (increase) in loans held for sale	(70,791)	427,791	(408,049)
Gain on sale of mortgage servicing assets	(27,528)	(37,801)	(43,308)
Net increase in trading assets	(93,780)	(26,877)	(10,015)
Other, net	(65)	35,387	(23,663)

Net cash (used) provided by operating activities	(102,452)	460,336	(404,137)

Lending and investing activities:
Proceeds from maturities/calls of investment securities:
Held-to-maturity	1,286	12,058	10,645
Available-for-sale	26	159	280
Proceeds from sales of investment securities:
Available-for-sale	—	3,118	6,000
Purchase of investment securities:
Held-to-maturity	(781)	(34)	(8,932)
Available-for-sale	—	(5,899)	(4,051)
Net increase in interest-bearing deposits with financial institutions	(9,615)	(8,344)	(201)
Net increase in loans, excluding sales	(533,848)	(205,137)	(131,632)
Sale of loans	31,521	22,928	175,574
Sale of leasing assets	—	—	5,241
Additions to mortgage servicing assets	(59,281)	(84,653)	(165,910)
Proceeds from sale of mortgage servicing assets	53,142	85,380	138,635
Acquisition of Onset Capital Corporation, net of cash acquired	(837)	—	—
Net additions to premises and equipment	(11,922)	(6,520)	(4,148)

Net cash (used) provided by lending and investing activities	(530,309)	(186,944)	21,501

Financing activities:
Net increase (decrease) in deposits	573,012	(138,893)	289,615
Net increase (decrease) in short-term borrowings	2,399	(171,758)	132,586
Proceeds from long-term debt	—	30,000	7,614
Repayments of long-term debt	(176)	(3,055)	(11,871)
Proceeds from the issuance of trust preferred securities	99,012	—	—
Issuance of preferred stock	1,386	—	—
Purchase of treasury stock	(3,414)	(18,314)	(12,593)
Proceeds from sale of treasury stock for employee benefit plans	1,866	2,608	1,756
Dividends paid	(5,038)	(4,287)	(3,473)

Net cash provided (used) by financing activities	669,047	(303,699)	403,634

Effect of exchange rate changes on cash	(8)	—	—

Net increase (decrease) in cash and cash equivalents	36,278	(30,307)	20,998
Cash and cash equivalents at beginning of period	47,215	77,522	56,524

Cash and cash equivalents at end of period	$83,493	$47,215	$77,522

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$81,989	$52,456	$58,689

Income taxes	$13,864	$14,328	$18,947

The accompanying notes are an integral part of the consolidated financial statements.

F–17

Note 1—Summary of Significant Accounting Policies

    Consolidation:  Irwin Financial Corporation and its subsidiaries (the Corporation), provide financial services throughout the United States. The Corporation is engaged in the mortgage banking, home equity lending, commercial banking, equipment leasing, and venture capital lines of business. Intercompany balances and transactions have been eliminated in consolidation.

    Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires the Corporation to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Foreign Currency:  Assets and liabilities denominated in Canadian dollars are translated into U.S. dollars at rates prevailing on the balance sheet date; income and expenses are translated at average rates of exchange for the period since purchase of the Canadian firm. Unrealized foreign currency translation gains and losses (net of hedging activities and related income taxes) are recorded in accumulated other comprehensive income in shareholders' equity.

    Securities:  Those securities, which the Corporation has the positive intent and ability to hold until maturity are classified as "held-to-maturity" and are stated at cost adjusted for amortization of premium and accretion of discount. Securities that might be sold prior to maturity are classified as "available-for-sale" and are stated at fair value. Unrealized gains and losses, net of the future tax impact, are reported as a separate component of shareholders' equity until realized. Investment gains and losses are based on the adjusted cost of the specific security.

    Trading Assets:  Trading assets are stated at fair value. Unrealized gains and losses are included in earnings. Included in trading assets are interest-only strips. When the Corporation sells receivables in securitizations of residential mortgage loans, it retains interest-only strips, one or more subordinated tranches, servicing rights, and in some cases a cash reserve account, all of which are retained interests in the securitized receivables. Gain or loss on the sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair value, quoted market prices are used if available. However, quotes are generally not available for retained interests, so the Corporation generally estimates fair value based on the present value of expected cash flows estimated using management's best estimates of the key assumptions—prepayment speeds, credit losses, forward yield curves, and discount rates commensurate with the risks involved. Adjustments to carrying values are recorded as trading gains or losses.

    Loans Held for Sale:  Loans held for sale are carried at the lower of cost or market, determined on an aggregate basis for both performing and nonperforming loans. Market value is determined by outstanding commitments or by current investor yield requirements.

    Loans:  Loan origination fees and costs are deferred and the net amounts are amortized as an adjustment to yield. When loans are sold, deferred fees and costs are included with outstanding principal balances to determine gains or losses. Interest income on loans is computed daily based on the principal amount of loans outstanding. The accrual of interest income and amortization of deferred loan origination fees and costs is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest and fees when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest.

    Direct Financing Leases:  Interest and service charges, net of initial direct costs, are deferred and reported as income in decreasing amounts over the life of the lease, which averages three to four years, so as to provide an approximate constant yield on the outstanding principal balance.

F–18

    Allowance for Loan and Lease Losses:  The allowance for loan and lease losses is maintained at a level considered adequate to provide for loan and lease losses and is based on management's evaluation of probable losses in the portfolio. Loans are considered impaired if it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

    Servicing Assets:  When the Corporation securitizes loans, it retains servicing assets and interest-only strips. A portion of the cost of originating a loan is allocated to the servicing asset and interest-only strip based on their fair values relative to the loan as a whole. The Corporation uses the market prices under comparable servicing sale contracts, when available, or alternatively uses a valuation model that calculates the present value of future cash flows to determine the fair value of the servicing assets. In using this valuation method, the Corporation incorporates assumptions that it is believed market participants would use in estimating future net servicing income which include estimates of the cost of servicing per loan, the discount rate, float value, an inflation rate, ancillary income per loan, prepayment speeds, and default rates. Servicing assets are amortized over the estimated lives of the related loans, which are grouped based on loan characteristics, in proportion to estimated net servicing income.

    In determining servicing value impairment, the servicing portfolio is disaggregated into its predominant risk characteristics, including loan type and interest rate. These segments of the portfolio are valued, using market prices under comparable servicing sale contracts, when available, or alternatively, using the same model as was used to originally determine the fair value at origination, using current market assumptions. The calculated value is then compared with the book value of each segment to determine the required reserve for impairment. It is reasonably possible that a change in the impairment reserve will occur in the near term. No reasonable estimate can be made of the range of amounts of loss or gain.

    Derivative Instruments:  The Corporation uses derivative instruments to offset changes in the value of servicing assets and interest-only strips. Derivative instruments on the Corporation's balance sheet are classified as trading assets and carried at market value. Changes in market value are recorded as trading gains or losses on the income statement. The Corporation uses forward contracts to reduce its interest rate exposure on mortgage loans held for sale and on the pipeline of loan applications in process. Gains and losses associated with these contracts are deferred and included in the determination of gain or loss on ultimate sale of the loans, or expensed when it becomes evident the loan sale will not occur. The Corporation also uses foreign currency contracts to protect against changes in exchange rates. Gains and losses associated with these contracts are included in other expense on the income statement.

    On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133," deferring its effective date to fiscal years beginning after June 15, 2000. The Corporation adopted SFAS 133 on January 1, 2001. Adoption of this pronouncement would result in a transition adjustment of approximately $0.3 million, which will be recorded as a cumulative effect of a change in accounting principle. The FASB is currently reviewing

F–19

certain implementation guidance which may affect the transition adjustment amounts for commitments to purchase and originate loans.

    Premises and Equipment:  Premises and equipment are recorded at cost. Depreciation is determined by the straight-line method.

    Venture Capital Investments:  Venture capital investments held by Irwin Ventures LLC are carried at market value and are included in other assets with changes in market value recognized in other income. The investment committee of Irvin Ventures determines the value of the investments at the end of each reporting period and the values are adjusted based upon review of the investee's financial results, condition, and prospects. Changes in estimated market values can also be made when an event such as a new funding round from other private equity investors would cause a change in estimated market value. In the future, should the company have investments in publicly-traded securities, it would look to the traded market value of the investments as the basis of its mark-to-market.

    Other Assets:  Included in other assets at December 31, 2000 and 1999 are $2.8 million and $3.8 million of real estate properties acquired as a result of foreclosure. Other real estate owned is carried at the lower of the recorded investment in the related loan or fair value of the property less estimated costs to sell.

    Income Taxes:  A consolidated tax return is filed for all eligible entities. Deferred income taxes are computed using the liability method which establishes a deferred tax asset or liability based on temporary differences between the tax basis of an asset or liability and the basis recorded in the financial statements. Rehabilitation tax credits and low-income housing tax credits are recorded as a reduction to the provision for federal income taxes in the year the eligible buildings are placed in service.

    Cash and Cash Equivalents Defined:  For purposes of the statement of cash flows, the Corporation considers cash and due from banks to be cash equivalents.

    Recent Accounting Developments:  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No 140, which replaces SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," provides accounting and reporting standards for securitizations and other transfers of assets. The Standard is based on the application of a financial components approach that focuses on control, and provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The Standard requires disclosure of information about securitized assets, including principal outstanding of securitized and other managed assets, accounting policies, key assumptions related to the determination of the fair value of retained interests, delinquencies and credit losses. The accounting requirements of the Standard are effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001, and must be applied prospectively. The disclosures related to securitization transactions are required for fiscal years ending after December 15, 2000, and comparative disclosures for prior periods are not required. The Corporation has provided the required disclosures as of December 31, 2000 in Note 3 and Note 7, and does not expect the impact of the accounting requirements of the Standard to be material to its financial position or results of operations in future periods.

    Reclassifications:  Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

Note 2—Restrictions on Cash and Interest-Bearing Deposits with Financial Institutions

    Irwin Union Bank and Trust is required to maintain a reserve balance with the Federal Reserve Bank. The amount of the reserve balance at December 31, 2000 was $1.4 million. Additionally, the

F–20

Corporation is required to maintain reserve funds in connection with its loan securitization activities. Included in accounts receivable at December 31, 2000 is $672 thousand of these reserve funds.

Note 3—Sales of Receivables

    During 2000 and 1999, the Corporation sold residential mortgage loans and lines of credit in securitization transactions resulting in the creation of residual interests which we refer to as interest-only strips and a servicing asset. Interest-only strips totaling $152.6 million and $57.8 million, respectively, are included in trading assets. The Corporation receives annual servicing fees of between 0.5% and 2.0% of the outstanding balance and rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Corporation's other assets for failure of debtors to pay when due. The Corporation's retained interests are subordinate to investor's interests. Their value is subject to prepayment, credit, and interest rate risks in the transferred financial assets.

    The Corporation recognized pre-tax gains of $30.3 million and $17.7 million on the securitization of residential mortgage loans and lines of credit during 2000 and 1999, respectively.

    Key economic assumptions used in measuring the fair value of retained interests at the date of securitization resulting from securitizations completed during the year 2000 (weighted based on principal amounts securitized) were as follows:

Home Equity Loans and Lines of Credit
Prepayment speed (annual rate)	18.69%
Weighted-average life (in years)	3.78
Expected credit losses	.5% to 4%
Residual cash flows discounted at	15%
Interest rates on adjustable notes	LIBOR plus contractual spread ranging from 12 to 325 basis points

    The table shown above aggregates each of the secondary market sales the Corporation performed in 2000 into a single set of assumptions. In accounting for the residual assets, the Corporation analyzes its interests on a tranche by tranche basis and performs analysis at the loan level.

    At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 25% adverse changes in those assumptions are as follows:

Home Equity Loans and Lines of Credit
(dollars in thousands)
Balance sheet carrying value of retained interests—fair value	$152,614
Weighted-average life (in years)	3.55
Prepayment speed assumptions (annual rate)	20.91%
Impact on fair value of 10% adverse change	$3,289
Impact on fair value of 25% adverse change	7,369
Expected credit losses (annual rate)	1.82%
Impact on fair value of 10% adverse change	$5,818
Impact on fair value of 25% adverse change	13,779
Residual cash flows discount rate (annual)	18.90%
Impact on fair value of 10% adverse change	$6,831
Impact on fair value of 25% adverse change	$16,133

F–21

    These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

    Static pool credit losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets. The amount shown on the next page for each year is calculated based on all securitizations occurring in that year.

    Actual and Projected Credit Losses (%) as of:

	Home Equity Loans and Lines of Credit Securitized in
	1995	1996	1997	1998	1999	2000
December 31, 2000
Actual to date	2.24%	0.95%	0.97%	0.65%	1.02%	0.40%
Projected	0.18	0.11	0.35	0.87	2.74	6.22
Total	2.42	1.06	1.32	1.52	3.76	6.62
Original balance securitized ($ in thousands):	$51,584	$139,996	$229,994	$160,470	$433,606	$781,914
December 31, 1999
Actual to date	2.06%	0.82%	0.69%	0.22%	0.19%
Projected	0.31	0.17	0.43	1.38	3.21
Total	2.37	0.99	1.12	1.60	3.40

    The table below summarizes the cash flows received from (paid to) securitization trusts during the year ended December 31, 2000 ($ in thousands):

Proceeds from new securitizations	$776,000
Collections used by the trust to purchase new Home Equity Loan Balances	15,462
Servicing fees received	6,632
Cash flows received on interest-only strips*	12,112
Cash received upon release from reserve accounts	400
Purchases of delinquent or foreclosed assets	(711)
Servicing Advances	(21,359)
Reimbursements of servicing advances	18,190
Prepayment interest shortfalls paid out as compensating interest	(434)

*
Cash flows received on interest-only strips are net of $22.7 million used to over-collateralize the trusts. During the year 2000, $12.2 million was paid to over-collateralize the trusts at the time of securitization.

F–22

    Historical Loss and Delinquency Amounts for the Managed Portfolio for the year ended December 31, 2000 ($ in thousands):

	At December 31, 2000		Year Ended December 31, 2000
		Credit Delinquent Principal Over 30 Days***
	Total Principal Amount of Loans		Losses (net of recoveries)
Home Equity Loans and Lines of Credit	$1,822,856	$77,831	$10,326
Comprised of:
Loans owned*:
Loans held for investment	$4,510	$1,809
Loans held for sale or securitization	332,739	9,409
Loans securitized, servicing and residual retained**	1,285,500	57,805

Total owned portfolio	1,622,749	69,023

Loans managed but not owned:
Loans securitized, servicing retained, residual sold**	$195,865	$8,808
Loans and residual sold, servicing retained	4,242	—

Total managed but not owned	200,107	8,808

Total managed loans	$1,822,856	$77,831

*
Loans owned are home equity loans in which the transferor retains a subordinate interest or retains any risk of loss.

**
Represents the principal amount of the loan. Interest-only strips or other retained interests held for securitized assets are excluded from this table because they are recognized separately.

***
Includes bankruptcies, foreclosures and real estate owned.

F–23

Note 4—Investment Securities

    The amortized cost, fair value, and carrying value of investments held at December 31, 2000 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Value
	(In thousands)
Held-to-Maturity:
U.S. Treasury and Government Obligations	$21,006	$—	$(1)	$21,005	$21,006
Obligations of states and political subdivisions	4,586	71	(1)	4,656	4,586
Mortgage-backed securities	2,059	(1)	—	2,058	2,059

Total held-to-maturity	27,651	70	(2)	27,719	27,651

Available-for-Sale:
U.S. Treasury and Government Obligations	4,992	—	1	4,993	4,993
Mortgage-backed securities	3,103	—	(10)	3,093	3,093
Other	1,358	—	—	1,358	1,358

Total available-for-sale	9,453	—	(9)	9,444	9,444

Total investments	$37,104	$70	$(11)	$37,163	$37,095

    The amortized cost, fair value, and carrying value of investments held at December 31, 1999 are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Carrying Value
	(In thousands)
Held-to-Maturity:
U.S. Treasury and Government Obligations	$21,238	$2	$—	$21,240	$21,238
Obligations of states and political subdivisions	4,706	7	(74)	4,639	4,706
Mortgage-backed securities	2,981	21	—	3,002	2,981

Total held-to-maturity	28,925	30	(74)	28,881	28,925

Available-for-Sale:
U.S. Treasury and Government Obligations	4,988	—	(54)	4,934	4,934
Mortgage-backed securities	3,133	—	(63)	3,070	3,070
Other	579	—	—	579	579

Total available-for-sale	8,700	—	(117)	8,583	8,583

Total investments	$37,625	$30	$(191)	$37,464	$37,508

F–24

    The amortized cost and estimated value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
	(In thousands)
Held-to-Maturity:
Due in one year or less	$2,618	$2,617
Due after one year through five years	1,091	1,098
Due after five years through ten years	1,130	1,143
Due after ten years	20,753	20,803

	25,592	25,661
Mortgage-backed securities	2,059	2,058

	27,651	27,719

Available-for-Sale:
Due in one year or less	$1,358	$1,358
Due after one year through five years	4,992	4,993

	6,350	6,351
Mortgage-backed securities	3,103	3,093

	9,453	9,444

Total investments	$37,104	$37,163

    Investment securities amounting to $11.7 million were pledged as collateral for borrowings and for other purposes on December 31, 2000. During 2000, there were no sales of "available for sale" investments. During 1999 and 1998, sales of "available for sale" investments with proceeds $3.1 million, and $6.0 million resulted in a gross loss of $1.2 thousand, and a gross gain of $58.9 thousand, respectively. Additionally in 2000, 1999, and 1998, "held-to-maturity" investments totaling $2.9 million, $1.8 million and $2.8 million, respectively, were called. Calls in 2000 and 1998 resulted in a gross loss of $23.1 thousand and a gross gain of $54.3 thousand, respectively. Calls in 1999 were at par.

Note 5—Loans and Leases

    Loans and leases are summarized as follows:

	December 31,
	2000	1999
	(In thousands)
Commercial, financial and agricultural	$677,066	$443,985
Real estate-construction	220,485	121,803
Real estate-mortgage	122,301	115,265
Consumer	56,785	48,936
Direct financing leases
Domestic	116,867	3,890
Canadian	72,864	—
Unearned income
Domestic	(21,570)	(455)
Canadian	(9,876)	—

Total	$1,234,922	$733,424

F–25

    Commercial loans are extended primarily to local regional businesses in the market areas of Irwin Union Bank. The Corporation also provides consumer loans to the customers in those markets. Real estate loans and direct financing leases are extended throughout North America.

    Irwin Union Bank, in the normal course of business, makes loans to directors, officers, and organizations and individuals with which they are associated. Such loans amounted to approximately $2.4 million and $2.2 million at December 31, 2000 and 1999, respectively. During 2000, $2.0 million of new loans were made and repayments totaled $1.3 million.

    Included in loans and leases and loans held for sale are $1.2 million and $4.0 million at December 31, 2000 and 1999, respectively, of unamortized deferred costs. These costs will be amortized over the life of the loans.

Note 6—Allowance for Loan and Lease Losses

    Changes in the allowance for loan and lease losses are summarized below:

	December 31,
	2000	1999	1998
	(In thousands)
Balance at beginning of year	$8,555	$9,888	$8,812
Acquisition of Onset Capital	1,908	—	—
Provision for loan and lease losses	5,403	4,443	5,995
Reduction due to sale of loans and leases	—	(3,126)	(2,976)
Reduction due to reclassification of loans	(16)	(922)	—
Foreign currency adjustment	(19)	—	—
Recoveries	466	503	559
Charge-offs	(3,168)	(2,231)	(2,502)

Balance at end of year	$13,129	$8,555	$9,888

    At December 31, 2000, 1999, and 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 and SFAS No. 118 totaled $7.4 million, $0.9 million, and $1.6 million, respectively. These loans had a corresponding valuation allowance of $820 thousand, $204 thousand, and $493 thousand, respectively, based on the fair value of the loans' collateral. The Corporation recognized $521 thousand, $38 thousand, and $103 thousand of interest income on these loans in 2000, 1999, and 1998, respectively.

Note 7—Servicing Assets

    Included on the consolidated balance sheet at December 31, 2000 and 1999 are $132.6 million and $138.5 million, respectively, of capitalized servicing assets. These amounts relate to the principal balances of loans serviced by the Corporation for investors. There is an active secondary market for servicing assets.

F–26

Mortgage Servicing Assets:

	December 31,
	2000	1999
	(In thousands)
Beginning Balance	$138,500	$117,129
Additions	59,281	84,653
Amortization and impairment	(39,529)	(15,702)
Reduction for servicing sales	(25,614)	(47,580)

	$132,638	$138,500

    The Corporation has established a valuation allowance to record servicing assets at their fair market value. Changes in the allowance are summarized below:

	December 31,
	2000	1999	1998
	(In thousands)
Balance at beginning of year	$401	$11,720	$600
Provision	13,803	(11,319)	11,120

Balance at end of year	$14,204	$401	$11,720

    At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of mortgage servicing rights to immediate 10% and 20% adverse changes in those assumptions are as follows ($ in millions):

Carrying amount of mortgage servicing rights	$132.6
Constant prepayment speeds	10.4%
Impact on fair value of 10% adverse change	$7.4
Impact on fair value of 20% adverse change	$14.1
Discount Rate	11.2%
Impact on fair value of 10% adverse change	$5.9
Impact on fair value of 20% adverse change	$11.5

    These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, interests in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

    Included in the servicing assets are $121.6 million and $132.6 million of servicing assets related to the mortgage bank at December 31, 2000 and 1999, respectively. The servicing assets at the mortgage

F–27

bank had a fair value of $165.1 million and $180.5 million at December 31, 2000 and 1999, respectively. The mortgage bank's servicing portfolio balance and interest rate stratification are as follows:

Servicing Portfolio:

	December 31,
	2000	1999	1998
	(In billions)
Beginning Portfolio	$10.5	$11.2	$10.7
Add:
Mortgage loan closings	4.1	5.9	8.9
Deduct:
Sale of servicing rights	(4.1)	(4.7)	(4.9)
Run-off	(1.3)	(1.9)	(3.5)

Ending Portfolio	$9.2	$10.5	$11.2

Note 8—Premises and Equipment

    Premises and equipment are summarized as follows:

	December 31,
			Useful Lives
	2000	1999
	(In thousands)
Land	$1,737	$1,734	n/a
Building and leasehold improvements	17,410	15,063	7 - 40 years
Furniture and equipment	40,660	33,297	3 - 10 years

	59,807	50,094
Less accumulated depreciation	(30,398)	(26,726)

Total	$29,409	$23,368

Note 9—Lease Obligations

    At December 31, 2000, the Corporation and its subsidiaries leased certain branch locations and office equipment used in its operations.

    Operating lease rental expense was $17.8 million in 2000, $16.5 million in 1999, and $13.7 million in 1998.

    The future minimum rental payments required under noncancellable operating leases with initial or remaining terms of one year or more are summarized as follows:

Year ended December 31:	(In thousands)
2001	$13,279
2002	8,102
2003	3,988
2004	2,935
2005	1,428
Thereafter	98

Total minimum rental payments	$29,830

F–28

Note 10—Short-Term Borrowings

    Short-term borrowings are summarized as follows:

	December 31,
	2000	1999
	(In thousands)
Repurchase agreements and drafts payable related to mortgage loan closings	$64,557	$46,796
Commercial paper	11,346	21,894
Federal funds and Federal Home Loan Bank borrowings	173,000	173,000
Lines of credit and other borrowings	226,599	231,413

	$475,502	$473,103

Weighted average interest rate	6.79%	5.45%

    Repurchase agreements at December 31, 2000 and 1999, include $0.1 million and $0.7 million in mortgages sold under agreements to repurchase which are used to fund mortgages prior to sale in the secondary market. These repurchase agreements are collateralized by mortgage loans held for sale.

    Drafts payable related to mortgage loan closings totaled $64.5 million and $46.1 million at December 31, 2000 and 1999. These borrowings are related to mortgage closings at the end of December which have not been presented to the banks for payment. When presented for payment, these borrowings will be funded internally or by borrowing from the lines of credit.

    Commercial paper includes $5.7 million and $15.6 million at December 31, 2000 and 1999, respectively, payable to a company owned by a significant shareholder and director of the Corporation.

    Federal funds and Federal Home Loan Bank borrowings are collateralized by $153 million and $163 million of mortgage loans held for sale at December 31, 2000 and 1999, respectively.

    The Corporation also has lines of credit available of $222 million to fund loan originations and operations. Interest on the lines of credit is payable monthly or quarterly with rates ranging from 6.2% to 7.7%.

Note 11—Long-Term Debt

    Long-term debt at December 31, 2000 consists of a note payable for $29.6 million, net of capitalized fees of $0.4 million, with an interest rate of 7.58%. The entire principal of this note will mature on July 7, 2014.

    Long-term debt at December 31, 1999 consisted of two notes payable. The first note, scheduled to mature in 2000, allowed the Corporation to borrow up to $10 million with a variable interest rate tied to LIBOR. The second note was for $29.6 million with an interest rate of 7.58% that will mature on July 7, 2014.

Note 12—Company-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust

    In January 1997, the Corporation issued $50.0 million of trust preferred securities through IFC Capital Trust I, a trust created and controlled by the Corporation. The securities were issued at $25 per share with a cumulative dividend rate of 9.25%, payable quarterly. They have an initial maturity of 30 years with a 19-year extension option. The securities are callable at par after five years, or immediately, in the event of an adverse tax development affecting the Corporation's classification of the securities for federal income tax purposes. They are not convertible into common stock of the Corporation. The securities are shown on the balance sheet net of $2.5 million of capitalized issuance costs. The sole assets of IFC Capital Trust I are subordinated debentures of the Corporation with a

F–29

principal balance of $51.5 million, an interest rate of 9.25%, and an initial maturity of 30 years with a 19-year extension option.

    In November 2000, the Corporation issued $51.75 million of trust preferred securities through IFC Capital Trust II and $51.75 million of convertible trust preferred securities through IFC Capital Trust III, trusts created and controlled by the Corporation. The securities were issued at $25 per share with cumulative dividend rates of 10.5% and 8.75%, respectively, payable quarterly. They have an initial maturity of 30 years. The trust preferred securities of Capital Trust II are not convertible into common stock of the Corporation. The convertible trust preferred securities of Capital Trust III have an initial conversion ratio of 1.261 shares of common stock for each convertible preferred security (equivalent to an initial conversion price of $19.825 per share of common stock). The securities are shown on the balance sheet net of $4.5 million of capitalized issuance costs. The sole assets of IFC Capital Trust II and III are subordinated debentures of the Corporation with principal balances of $53.35 million each, interest rates of 10.5% and 8.75%, respectively, and an initial maturity of 30 years.

Note 13—Commitments and Contingencies

    In the normal course of business, Irwin Financial Corporation and its subsidiaries are subject to various claims and other pending and possible legal actions.

    Irwin Mortgage Corporation (IMC) is a defendant in a class action lawsuit relating to IMC's payment of broker fees to mortgage brokers. The litigation is pending on appeal before the U.S. Court of Appeals for the 11th Circuit for review of the class certification. Because the case is in the early stages of litigation, the Corporation is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

    Irwin Leasing Corporation (formerly Affiliated Capital Corp.), Irwin Equipment Finance Corporation and Irwin Financial Corporation (collectively, "the Irwin Companies") are defendants in an action relating to alleged misrepresentations made to obtain Medicare reimbursement for treatments performed with medical equipment financed by the Irwin Companies. The Irwin Companies filed a motion to dismiss on February 12, 2001 in the U.S. District Court for the Middle District of Pennsylvania. Because the case is in the early stages of litigation, the Corporation is unable at this time to form a reasonable estimate of the amount of potential loss, if any, that the Corporation could suffer.

Note 14—Financial Instruments with Off-Balance Sheet Risk

    In the normal course of business the Corporation is party to certain financial instruments with off-balance sheet risk to meet the financial needs of its customers or to reduce its own exposure to fluctuations in market rates. These financial instruments include loan commitments, standby letters of credit, forward commitments relating to mortgage banking activities, financial futures contracts, forward foreign exchange contracts, and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized on the consolidated balance sheet.

    The Corporation's exposure to credit loss, in the form of nonperformance by the counterparty on commitments to extend credit and standby letters of credit, is represented by the contractual amount of those instruments. Collateral pledged for standby letters of credit and commitments varies but may include accounts receivable; inventory; property, plant, and equipment; and residential real estate. Total outstanding commitments to extend credit at December 31, 2000, were $706.7 million. These loan commitments include $551.7 million of floating rate loan commitments and $155.0 million of fixed rate loan commitments related to commercial and mortgage banking activities. The Corporation had approximately $14.6 million and $13.6 million in irrevocable standby letters of credit outstanding at December 31, 2000 and 1999, respectively.

F–30

    Forward commitments are used in mortgage banking activities to offset the interest rate risk associated with mortgage loan commitments and loans held for sale. The contractual amount of forward contracts does not represent exposure to credit loss. Forward commitments related to mortgage banking activities were $308.2 million and $255.3 million at December 31, 2000 and 1999, respectively.

    Financial futures contracts or interest rate floors are used periodically to hedge the value of servicing assets against declining interest rates which increase prepayment activity and decrease the value of the servicing asset. To the extent that interest rates increase, the value of servicing assets increases while the value of these derivative instruments declines. As of December 31, 2000, the Corporation's servicing asset derivative instruments had a positive fair value of less than $.1 million on a notional amount of $200.0 million.

    Derivative instruments are also used to protect the value of interest-only strips. Interest rate caps are used when interest on securitized loans is received at a fixed rate paid to mortgage-backed security holders at a variable rate of interest. As interest rates change, the value of the interest-only strips and interest rate caps move in opposite directions. At December 31, 2000, the carrying value of the interest rate caps was $.19 million and the notional amount was $22.7 million.

    Since the July 2000 acquisition of Onset Capital Corporation, a Canadian leasing company, the Corporation has begun entering into foreign currency contracts to protect the value of intercompany loans made to Onset against changes in the exchange rate. The Corporation had a notional amount of $15.0 million in forward contracts outstanding as of December 31, 2000.

    The Canadian leasing company uses interest rate swaps and swaptions to neutralize repricing risk associated with its funding source. At December 31, 2000, the company had two interest rate swaps and five swaptions outstanding to hedge the $32.8 million of fixed rate lease assets which are funded with a variable rate source. The notional value of the interest rate swaps amortizes on a schedule that is designed to match the principal pay down of the loan portfolio. Onset can reduce the notional value of the swaps by up to 10% if prepayments on the loans are greater than originally anticipated. The swaptions exist to allow the company the flexibility to switch its interest rate swaps from receiving a floating rate of interest to receiving a fixed rate of interest. Onset would exercise this option if it chose to switch the underlying funding source from a floating rate source to a fixed rate source.

Note 15—Regulatory Matters

    The Corporation and its bank subsidiaries, Irwin Union Bank (IUB) and Irwin Union Bank FSB (IUBFSB), are subject to various regulatory capital requirements administered by the federal and state banking agencies. Under capital adequacy guidelines, the Corporation, IUB, and IUBFSB must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's, IUB's, and IUBFSB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Corporation, IUB, and IUBFSB to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital to average assets (as defined). Management believes, as of December 31, 2000, that the Corporation, IUB, and IUBFSB met all capital adequacy requirements to which they are subject.

    As of December 31, 2000, the Corporation, IUB, and IUBFSB were categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation, IUB, and IUBFSB must significantly exceed minimum total risk-based, Tier I risk-based, and Tier I capital to average assets ratios. There have been no conditions or events that management believes have changed this category.

F–31

    The Corporation's, IUB's, and IUBFSB's actual capital amounts and ratios are presented in the following table:

	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(In thousands)
As of December 31, 2000:
Total Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	$384,144	13.6%	$226,153	8.0%	$282,691	10.0%
Irwin Union Bank	283,611	10.3	220,180	8.0	275,225	10.0
Irwin Union Bank FSB	6,636	105.9	501	8.0	627	10.0
Tier I Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	250,825	8.9	113,076	4.0	169,614	6.0
Irwin Union Bank	271,037	9.9	110,090	4.0	165,135	6.0
Irwin Union Bank FSB	6,636	105.9	N/A		376	6.0
Tier I Capital (to Average Assets):
Irwin Financial Corporation	250,825	12.4	80,823	4.0	101,028	5.0
Irwin Union Bank	271,037	12.7	85,600	4.0	106,999	5.0
Core Capital (to Adjusted Tangible Assets)
Irwin Union Bank FSB	12,738	51.9	510	4.0	637	5.0
Tangible Capital (to Tangible Assets)
Irwin Union Bank FSB	12,738	51.9	191	1.5	N/A
As of December 31, 1999:
Total Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	$246,183	13.5%	$145,891	8.0%	$182,363	10.0%
Irwin Union Bank	144,305	10.0	115,295	8.0	144,119	10.0
Tier I Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	207,627	11.4	72,945	4.0	109,418	6.0
Irwin Union Bank	136,864	9.5	57,647	4.0	86,471	6.0
Tier I Capital (to Average Assets):
Irwin Financial Corporation	207,627	12.8	65,046	4.0	81,307	5.0
Irwin Union Bank	136,864	11.0	50,349	4.0	62,936	5.0
As of December 31, 1998:
Total Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	$203,311	12.3%	$132,742	8.0%	$165,927	10.0%
Irwin Union Bank	111,935	10.1	88,712	8.0	110,890	10.0
Tier I Capital (to Risk-Weighted Assets):
Irwin Financial Corporation	191,806	11.6	66,371	4.0	99,556	6.0
Irwin Union Bank	105,215	9.5	44,356	4.0	66,534	6.0
Tier I Capital (to Average Assets)
Irwin Financial Corporation	191,806	10.5	73,032	4.0	91,290	5.0
Irwin Union Bank	105,215	7.9	53,162	4.0	66,452	5.0

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Note 16—Fair Values of Financial Instruments

    Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments:

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

      Interest-bearing deposits with financial institutions, Loans, Loans held for sale, Deposit liabilities, Short-term borrowings, Long-term debt, and Company-obligated mandatorily redeemable preferred securities of subsidiary trust: The fair values were estimated using discounted cash flow analyses, using interest rates currently being offered for like assets with similar terms, to borrowers with similar credit quality, and for the same remaining maturities.

      Trading assets: The carrying amounts reported in the balance sheet for trading assets approximate those assets' fair values.

      Investment securities: Fair values for investment securities were based on quoted market prices when available. For securities which had no quoted market prices, fair values were estimated by discounting future cash flows using current rates on similar securities.

      Forward contract commitments: The unrealized gains and losses of forward contract commitments is based on the difference between the settlement values of those commitments and the quoted market values of the underlying securities.

    The estimated fair values of the Corporation's financial instruments at December 31, are as follows:

	2000		1999
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In thousands)
Financial assets:
Cash and cash equivalents	$83,493	$83,493	$47,215	$47,215
Interest-bearing deposits with financial institutions	36,400	36,442	26,785	26,764
Trading assets	152,805	152,805	59,025	59,025
Investment securities	37,095	37,163	37,508	37,464
Loans held for sale	579,788	579,788	508,997	522,033
Loans, net of unearned discount	1,078,604	1,145,129	729,534	771,948
Financial liabilities:
Deposits	1,443,330	1,452,024	870,318	710,762
Short-term borrowings	475,502	478,342	473,103	473,785
Long-term debt	29,608	30,597	29,784	28,112
Company-obligated mandatorily redeemable preferred securities of subsidiary trust	147,167	157,681	50,000	148,389
Forward contract commitments	$—	$704	$—	$860

    The fair value estimates consider relevant market information when available. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are determined based on present value of estimated cash flows and consider various factors, including current economic conditions and risk characteristics of certain financial instruments. Changes in factors, or the weight assumed for the various factors, could significantly affect the estimated values.

    The fair value estimates are presented for existing on- and off-balance sheet financial instruments without attempting to estimate the value of the Corporation's long-term relationships with depositors and the benefit that results from the low cost funding provided by deposit liabilities. In addition,

F–33

significant assets which were not considered financial instruments and were therefore not a part of the fair value estimates include lease receivables, and premises and equipment.

Note 17—Shareholders' Equity

    The Board of Directors of the Corporation approved a two-for-one stock split May 27, 1998. Previously reported shares and per share data have been changed to reflect these splits.

    In 2000, the Corporation awarded 21,136 shares of common stock in restricted stock grants at a weighted average fair value of $15.14.

    The Corporation has a stock plan which provides up to 300,000 shares be used to compensate Business Development Board members. As of December 31, 2000, 7,000 shares had been issued at a weighted average price of $16.17.

    The Corporation has a stock plan to compensate Directors of the Corporation with the Corporation's common stock, if so elected, in lieu of cash for their annual retainer and meeting fees. The number of shares issued under the plan is based on the current market value of the Corporation's common stock. In 2000 and 1999, respectively, the Corporation granted 8,678 and 23,153 shares under the 1999 plan at a weighted average fair value of $19.63. The Corporation also has an employee stock purchase plan for all qualified employees. The plan provides for employees to purchase common stock through payroll deduction at approximately 85% of the current market value.

    The Corporation has three stock option plans (established in 1997, 1992, and 1986) which provide for the issuance of 4,280,000 shares of non-qualified and incentive stock options. The exercise price of each option, which has a ten-year life and a vesting period of four years beginning the year granted, is equal to the market price of the Corporation's stock on the grant date. Vested outstanding stock options have been considered as common stock equivalents in the computation of diluted earnings per share.

    Activity in the above stock option plans for 2000, 1999, and 1998 is summarized as follows (adjusted for the two-for-one stock split on May 27, 1998):

	2000		1999		1998
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at the beginning of the year	1,328,090	$12.50	1,257,050	$9.68	1,231,220	$7.39
Granted	351,934	16.67	216,155	24.02	133,710	27.23
Exercised	(32,400)	5.56	(137,600)	4.19	(103,880)	4.74
Canceled	(30,384)	21.56	(7,515)	24.59	(4,000)	19.42

Outstanding at the end of the year	1,617,240	13.38	1,328,090	12.50	1,257,050	9.68

Exercisable at the end of the year	1,210,356	$11.30	1,045,659	$9.64	1,014,420	$7.47

Available for future grants	1,051,284		1,380,634		1,560,878

F–34

OUTSTANDING AND EXERCISABLE BY PRICE RANGE

AS OF 12/31/2000

EXERCISABLE	OPTIONS OUTSTANDING			OPTIONS
Range of Exercise Prices	Number Outstanding As of 12/31/2000	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable As of 12/31/2000	Weighted Average Exercise Price
$ 1.33 - $ 5.53	213,200	1.85	$4.31	213,200	$4.31
$ 5.69 - $ 5.69	207,800	3.27	$5.69	207,800	$5.69
$ 7.84 - $ 7.84	177,400	4.32	$7.84	177,400	$7.84
$10.66 - $10.66	180,200	5.30	$10.66	180,200	$10.66
$13.69 - $13.69	171,620	6.33	$13.69	171,620	$13.69
$14.13 - $16.50	56,600	9.48	$15.19	14,226	$15.19
$16.97 - $16.97	287,519	9.32	$16.97	72,008	$16.97
$17.03 - $23.88	31,682	7.67	$22.31	3,550	$19.71
$24.09 - $24.09	170,978	8.33	$24.09	86,006	$24.09
$24.50 - $28.56	120,241	7.50	$27.49	84,346	$27.49

$ 1.33 - $28.56	1,617,240	5.98	$13.38	1,210,356	$11.30

    The Corporation has not recognized compensation cost for the three non-qualified and incentive stock option plans or the Employee Stock Purchase Plan. Had compensation cost been determined based on the fair value at the grant dates, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	2000	1999	1998
	(In thousands)
Net income
As reported	$35,666	$33,156	$30,503
Pro forma	34,365	32,176	29,746
Basic earnings per share
As reported	1.70	1.54	1.40
Pro forma	1.64	1.49	1.37
Diluted earnings per share
As reported	1.67	1.51	1.38
Pro forma	1.61	1.49	1.34

    The fair value of each option was estimated to be $9.32, $10.97, and $12.25 on the date of the grant using the binomial option-pricing model with the following assumptions for 2000, 1999, and 1998, respectively: risk free interest rates of 6.13%, 5.20%, and 5.85%; dividend yield of 1.00% for 2000, 0.83% for 1999, and 1.00% for 1998; volatility of .400 for 2000, .287 for 1999, and .250 for 1998, and a weighted average expected life of nine years for all three years.

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Note 18—Earnings Per Share

    Earnings per share calculations are summarized as follows:

	Basic Earnings Per Share	Effect of Stock Options	Effect of Preferred Shares	Effect of Convertible Shares	Diluted Earnings Per Share
	(In thousands, except per share amounts)
2000
Net income	$35,666	$—	$—	$295	$35,961
Shares	20,973	281	78	261	21,593
Per-Share Amount	$1.70	$(0.02)	$(0.01)	$—	$1.67
1999
Net income	$33,156	$—			$33,156
Shares	21,530	356	N/A	N/A	21,886
Per-Share Amount	$1.54	$(0.03)			$1.51
1998
Net income	$30,503	$—			$30,503
Shares	21,732	407	N/A	N/A	22,139
Per-Share Amount	$1.40	$(0.02)			$1.38

    In 2000, 535,474 shares related to unexercised stock options were not included in the dilutive earnings per share calculation because they were antidilutive.

Note 19—Income Taxes

    Income tax expense is summarized as follows:

	2000	1999	1998
	(In thousands)
Current:
Federal	$1,374	$3,251	$6,963
State	600	687	2,048

	1,974	3,938	9,011

Deferred:
Federal	18,000	14,580	9,256
State	3,702	963	2,087

	21,702	15,543	11,343

Income tax expense:
Federal	19,374	17,831	16,219
State	4,302	1,650	4,135

	$23,676	$19,481	$20,354

F–36

    The Corporation's net deferred tax liability, which is included in other liabilities on the consolidated balance sheet, consisted of the following:

	December 31,
	2000	1999
	(In thousands)
Mortgage servicing	$(48,912)	$(52,464)
Deferred securitization income	(34,438)	(9,992)
Allowance for loan losses	4,958	6,555
Deferred origination fees and costs	1,786	(1,731)
Deferred compensation	5,097	4,069
Retirement benefits	1,155	1,018
Fixed assets	(1,919)	(1,566)
Other, net	179	(61)

Net deferred tax liability	$(72,094)	$(54,172)

    A reconciliation of income tax expense to the amount computed by applying the statutory income tax rate to income before income taxes is summarized as follows:

	2000	1999	1998
	(In thousands)
Income taxes computed at the statutory rate	$20,770	$18,423	$17,800
Increase (decrease) resulting from:
Nontaxable interest from investment securities and loans	(136)	(410)	(484)
State franchise tax, net of federal benefit	2,796	2,121	2,810
Change in deferred tax asset or liability resulting from tax rate change	—	(1,055)	—
Other items—net	246	402	228

	$23,676	$19,481	$20,354

Note 20—Employee Retirement Plans

    The Corporation has a contributory retirement and savings plan which covers all employees and meets the requirements of Section 401(k) of the Internal Revenue Code. Employees may contribute up to 14% of their compensation to the plan which is matched by 60% by the Corporation up to 5% of the employee's compensations.

    The Corporation matching vests 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after 5 years. The Corporation's expense to match employee contributions for the years ended December 31, 2000, 1999 and 1998 was approximately $1.1 million, $1.0 million and $1.0 million, respectively.

    The Corporation has a defined benefit plan covering eligible employees of adopting subsidiaries. The benefits are based on years of service and the employees' compensation during their employment. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

    Plan assets are primarily invested in corporate and U.S. bonds, mutual funds and cash equivalents. The mutual funds are invested primarily in common stocks and bonds.

    At December 31, 2000, the Corporation recognized a minimum pension liability equal to the excess of the accumulated benefit obligation over plan assets. A corresponding amount is recognized as either an intangible asset, to the extent of previously unrecognized prior service cost, or a reduction of shareholders' equity. The Corporation recorded additional liabilities of $800,000 as of December 31,

F–37

2000, an intangible asset of $156,000, and a shareholders' equity reduction of $644,000, net of income taxes of $257,000.

    The following table sets forth amounts recognized in the Corporation's balance sheet:

	December 31,
	2000	1999
	(In thousands)
Funded status	$(2,775)	$1,071
Unrecognized prior service cost	156	181
Unrecognized net actuarial loss	2,578	(1,380)
Adjustment for minimum liability	(800)	—

Accrued pension cost	$(841)	$(128)

Weighted average assumptions:
Discount rate	7.25%	7.75%
Return on plan assets	8.50	9.00
Rate of compensation increase	3.83	4.50

    A reconciliation of the change in projected benefit obligation and plan assets is presented below:

	2000	1999
	(In thousands)
Benefit obligation at January 1	$10,531	$10,183
Service cost	623	627
Interest cost	819	713
Amendments	—	70
Actuarial loss/(gain)	1,811	(779)
Benefits paid	(343)	(283)

Benefit obligation at December 31	$13,441	$10,531

Fair value plan assets at January 1	$11,602	$10,214
Return on plan assets	(1,135)	1,671
Benefits paid	(343)	(283)
Employer contributions	542	—

Fair value plan assets at December 31	$10,666	$11,602

    The net pension cost for 2000, 1999 and 1998 included the following components:

	2000	1999	1998
	(In thousands)
Service cost	$650	$627	$568
Interest cost	819	713	622
Return on plan assets	(1,040)	(906)	(863)
Amortization of prior service cost	25	25	20

Net pension cost	$454	$459	$347

F–38

Note 21—Industry Segment Information

    The Corporation has five principal segments that provide a broad range of financial services throughout North America. The Mortgage Banking line of business originates, sells, and services residential first mortgage loans. The Home Equity Lending line of business originates and services home equity loans. The Commercial Banking line of business provides commercial banking services. The Equipment Leasing line of business leases commercial equipment. The Venture Capital line of business invests in early-stage companies that could transform the way financial services are delivered. The Corporation's other segment primarily includes the parent company and eliminations.

    The accounting policies of each segment are the same as those described in the "Summary of Significant Accounting Policies." Prior to 2000, interest expense related to interest-bearing capital obligations of the Corporation was allocated to the Parent Company. Starting April 1, 2000, the Corporation began allocating these expenses to the subsidiaries. Below is a summary of each segment's revenues, net income (loss), and assets for 2000, 1999, and 1998:

	Mortgage Banking	Home Equity Lending	Commercial Banking	Equipment Leasing	Venture Capital	Other	Consolidated
	(In thousands)
2000
Net interest income	$18,477	$36,921	$35,774	$1,737	$(597)	$(6,719)	$85,593
Intersegment interest	(2,719)	(1,789)	(295)	(54)	(1)	4,858	—
Other revenue	125,174	68,315	11,808	799	5,146	469	211,711
Intersegment revenues	—	—	166	—	420	(586)	—

Total net revenues	140,932	103,447	47,453	2,482	4,968	(1,978)	297,304
Other expense	117,188	71,479	33,327	5,024	431	10,513	237,962
Intersegment expenses	2,199	1,144	2,446	21	—	(5,810)	—

Net income before taxes	21,545	30,824	11,680	(2,563)	4,537	(6,681)	59,342
Income taxes (benefit)	8,539	12,330	4,590	—	1,814	(3,597)	23,676

Net income (loss)	13,006	18,494	7,090	(2,563)	2,723	(3,084)	35,666

Assets at December 31	$523,920	$550,526	$1,167,559	$159,773	$15,198	$5,453	$2,422,429

1999
Net interest income	$22,984	$20,276	$29,114	$—	$(109)	$(9,587)	$62,678
Intersegment interest	(3,237)	(1,424)	—	(18)	—	4,679	—
Other revenue	161,020	31,714	11,622	—	1,306	(1,592)	204,070
Intersegment revenues	—	—	175	—	—	(175)	—

Total net revenues	180,767	50,566	40,911	(18)	1,197	(6,675)	266,748
Other expense	142,439	34,672	28,024	825	78	8,073	214,111
Intersegment expenses	2,476	885	1,056	—	—	(4,417)	—

Net income before taxes	35,852	15,009	11,831	(843)	1,119	(10,331)	52,637
Income taxes (benefit)	12,789	2,403	4,486	—	463	(660)	19,481

Net income (loss)	23,063	12,606	7,345	(843)	656	(9,671)	33,156

Assets at December 31	$549,966	$339,640	$789,560	$543	$8,096	$(6,958)	$1,680,847

1998
Net interest income	$27,245	$6,848	$23,279			$(4,166)	$53,206
Intersegment interest	(2,722)	(1,866)	—			4,588	—
Other revenue	182,715	18,959	11,557			385	213,616
Gain on sale of leases	—	—	—			5,241	5,241
Intersegment revenues	—	—	155			(155)	—

Total net revenues	207,238	23,941	34,991			5,893	272,063
Other expense	157,382	30,486	23,674			9,664	221,206
Intersegment expenses	1,810	123	841			(2,774)	—

Net income before taxes	48,046	(6,668)	10,476			(997)	50,857
Income taxes (benefit)	19,193	—	3,967			(2,806)	20,354

Net income (loss)	28,853	(6,668)	6,509	N/A	N/A	1,809	30,503

Assets at December 31	$1,020,249	$311,974	$607,992	N/A	N/A	$148,309	$1,946,179

F–39

Note 22—Irwin Financial Corporation (Parent Only) Financial Information

   The condensed financial statements of the parent company as of December 31, 2000 and 1999, and for the three years ended December 31, 2000 are presented below:

Condensed Balance Sheet

	December 31,
	2000	1999
	(In thousands)
Assets:
Cash and short-term investments	$1,127	$643
Investment in bank subsidiary	277,571	137,816
Investments in non-bank subsidiaries	41,344	91,357
Loans to bank subsidiaries	30,000	—
Loans to non-bank subsidiaries	48,278	85,523
Other assets	6,464	11,978

	$404,784	$327,317

Liabilities:
Short-term borrowings	$34,346	$80,744
Long-term debt	181,522	79,179
Other liabilities	(1,009)	8,098

	214,859	168,021

Shareholders' equity:
Preferred stock	1,386	—
Common stock	29,965	29,965
Other shareholders' equity	158,574	129,331

	189,925	159,296

	$404,784	$327,317

F–40

Condensed Statement of Income

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands)
Income
Dividends from non-bank subsidiaries	$87,269	$15,500	$18,331
Dividends from bank subsidiary	37,153	14,147	1,000
Interest income	4,949	4,800	5,348
Other	6,635	3,200	3,002

	136,006	37,647	27,681

Expenses
Interest expense	12,643	9,891	7,897
Salaries and benefits	7,906	5,398	4,548
Other	2,933	2,672	1,984

	23,482	17,961	14,429

Income before income taxes and equity in undistributed income of subsidiaries	112,524	19,686	13,252
Income taxes(credits), less amounts charged to subsidiaries	(5,966)	(10,482)	(14,079)

	118,490	30,168	27,331
Equity in undistributed income of subsidiaries	(82,824)	2,988	3,172

Net income	$35,666	$33,156	$30,503

F–41

Condensed Statement of Cash Flows

	For the Year Ended December 31,
	2000	1999	1998
	(In thousands)
Net income	$35,666	$33,156	$30,503
Adjustments to reconcile net income to cash provided by operating activities:
Equity in undistributed income of subsidiaries	82,824	(2,988)	(3,172)
Depreciation and amortization	505	408	209
Increase (decrease) in taxes payable	(1,102)	4,695	(17,244)
(Decrease) increase in interest receivable	(122)	(159)	217
Increase (decrease) in interest payable	986	763	(4)
Net change in other assets and other liabilities	(4,077)	4,322	1,529

Net cash provided by operating activities	114,680	40,197	12,038

Lending and investing activities:
Net decrease (increase) in loans to subsidiaries	7,245	(25,302)	37,467
Investments in subsidiaries	(172,409)	(39,122)	(48,550)
Net sales (additions) to premises and equipment	314	286	(1,381)

Net cash used by lending and investing activities	(164,850)	(64,138)	(12,464)

Financing activities:
Net increase (decrease) in borrowings	(46,398)	13,778	14,791
Proceeds from long-term debt	102,260	30,000	—
Issuance of preferred stock	1,386	—	—
Purchase of treasury stock	(3,414)	(18,314)	(12,593)
Proceeds from sale of stock for employee benefit plans	1,866	2,608	1,756
Dividends paid	(5,038)	(4,287)	(3,473)

Net cash provided by financing activities	50,662	23,785	481

Net increase (decrease) in cash and cash equivalents	492	(156)	55
Effect of exchange rate changes on cash	(8)	—	—
Cash and cash equivalents at beginning of year	643	799	744

Cash and cash equivalents at end of year	$1,127	$643	$799

Supplemental disclosures of cash flow information:
Cash paid during the year:
Interest	$11,657	$9,056	$7,503

Income taxes	$13,769	$14,328	$18,947

F–42

SELECTED QUARTERLY STATISTICAL DATA
(Unaudited)

	2001
	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$65,086	$60,590
Interest expense	31,235	31,488
Provision for loan and lease losses	2,804	1,553
Noninterest income	68,416	61,810
Noninterest expense	78,392	75,066
Income taxes	8,474	5,779

Net income before minority interest and cumulative effect of change in accounting principle	12,597	8,996
Minority interest	211	—
Cumulative effect of change in accounting principle	—	175

	$12,808	$9,171

Earnings per share of common stock:
Basic(1)	$.61	$.44
Diluted(1)	.56	.41
	2000
	Fourth Quarter(2)	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$57,446	$48,034	$43,015	$36,035
Interest expense	27,755	26,760	22,354	16,665
Provision for loan and lease losses	1,793	1,356	1,119	1,135
Noninterest income	51,174	58,075	52,589	49,873
Noninterest expense	63,242	62,748	58,036	53,936
Income taxes	6,279	6,117	5,591	5,689

Net income	$9,551	$9,128	$8,504	$8,483

Earnings per share of common stock:
Basic(1)	$0.46	$0.43	$0.41	$0.40
Diluted(1)	$0.44	$0.43	$0.40	$0.40

F–43

	1999
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$32,900	$31,644	$30,323	$31,746
Interest expense	16,510	14,277	13,715	14,989
Provision for loan and lease losses	548	364	2,330	1,201
Noninterest income	47,281	48,627	53,518	54,643
Noninterest expense	52,991	51,186	54,823	55,111
Income taxes	2,272	5,733	5,360	6,116

Net income	$7,860	$8,711	$7,613	$8,972

Earnings per share of common stock:
Basic(1)	$0.37	$0.41	$0.35	$0.41
Diluted(1)	$0.36	$0.40	$0.35	$0.41
	1998
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(dollars in thousands)
Summary Income Information
Interest income	$30,183	$33,649	$31,946	$27,409
Interest expense	14,268	19,430	16,609	13,679
Provision for loan and lease losses	1,350	1,951	1,056	1,638
Noninterest income	60,472	59,258	50,089	49,038
Noninterest expense	64,575	54,749	52,697	49,185
Income taxes	4,162	6,684	4,627	4,881

Net income	$6,300	$10,093	$7,046	$7,064

Earnings per share of common stock:
Basic(1)	$0.29	$0.47	$0.32	$0.32
Diluted(1)	$0.29	$0.46	$0.32	$0.31

(1)
Earning per share reflect a 2-for-1 stock split on May 27, 1998.

(2)
Included in the fourth quarter 2000 results are $2.5 million of pre-tax net adjustments for accrued interest on loans sold, revisions to modeling assumptions for our securitization activities, revisions to compensation estimates and revisions to other various accruals to appropriately reflect reserve levels at year end.

F–44

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any additional or different information. We are not making an offer of these common shares in any state where such offer or sale is not permitted.

           Shares

Irwin Financial Corporation

Common Shares

[LOGO]

PROSPECTUS

Keefe, Bruyette & Woods, Inc.

Stifel, Nicolaus & Company

Incorporated

J.J.B. Hilliard, W.L. Lyons, Inc.

Howe Barnes Investments, Inc.

            , 2001

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Irwin Financial Corporation. All amounts shown are estimates, except the SEC registration fee and the NASD filing fee:

SEC registration fee		$18,750
NASD filing fee		8,000
New York Stock Exchange listing fee		22,150
Printing and mailing expenses		*
Fees and expenses of counsel		*
Accounting and related expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

*
To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers, and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    The Indiana Business Corporation Law ("IBCL"), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

    The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's Articles of Incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

    Before a corporation may indemnify any Eligible Person against the liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must

(1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

    In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation or By-laws, resolution of the Board or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him or her in any capacity as such, or arising out of his or her status as such, whether or not the corporation would have had the power to indemnify him or her against such liability.

    Our Amended and Restated Articles of Incorporation provide for indemnification as a matter of right to any of our directors, officers or employees who have been successful on the merits of a claim against them, and for indemnification under certain other circumstances where allowed, by the action of disinterested members of the Board.

    We have purchased $10 million in directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of us and our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, negligence or breach of duty by them or similar matters claimed against them in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

    In the three-year period ended August 15, 2001, we have issued and sold unregistered securities as follows:

    In July 1999, we issued $30 million of 7.58% subordinated debt, callable in ten years at par, in an institutional private placement.

    On July 1, 2000 and October 1, 2000, we awarded 13,822 and 7,314 shares, respectively, of common stock in restricted stock grants to four newly hired executives of Irwin Union Bank.

    In 2000, we also issued a total of 8,678 shares of common stock pursuant to elections made by nine of our outside directors to receive board compensation under the 1999 Outside Director Restricted Stock Compensation Plan in lieu of cash fees as follows:

Date Issued	Number of Shares
January 3, 2000	4,147
February 24, 2000	2,133
April 1, 2000	965
July 1, 2000	794
October 1, 2000	639

    On January 2, 2001 and July 5, 2001, we issued 2,898 and 1,051 shares, respectively, of common stock pursuant to elections made by nine of our outside directors to receive board compensation under the 1999 Outside Director Restricted Stock Compensation Plan in lieu of cash fees.

    All of these shares were issued in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

II–2

    In July 2001, we issued $15.0 million of trust preferred securities through IFC Capital Trust IV, our wholly-owned, statutory business trust subsidiary. The preferred securities were issued at $1,000 per share with a cumulative dividend rate of 10.25% to certain qualified institutional investors. Simultaneously with the issuance of the preferred securities, we issued an equivalent amount of 10.25% subordinated debentures to IFC Capital Trust IV. The debentures mature on July 25, 2031, and may be redeemed on or after July 25, 2006, if certain conditions are met. We paid a placement agent fee equal to 3% of the total amount of preferred securities issued in the transaction. The issuance of the preferred securities and the subordinated debentures was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder.

II–3

Item 16. Exhibits

Exhibit Number	Description
1.1	Form of Purchase Agreement.†
3.1	Restated Articles of Incorporation of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3(a) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.2	Articles of Amendment to Restated Articles of Incorporation of Irwin Financial Corporation dated March 2, 2001. (Incorporated by reference to Exhibit 3(b) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.3	Code of By-laws of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3 to Form 10-Q for period ended March 31, 2001, File No. 0-06835.)
4.1	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4(a) to Form 10-K report for year ended December 31, 1994, File No. 0-06835.)
4.2	Certain instruments defining the rights of the holders of long-term debt of Irwin Financial Corporation and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Corporation hereby agrees to furnish a copy of any of these agreements to the Commission upon request.
4.3	Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed March 2, 2001, File No. 0-06835.)
4.4	Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed on September 7, 2001, File No. 333-69156.)
5.1	Opinion of Vedder, Price, Kaufman and Kammholz regarding legality.†
10.1	Amended 1986 Stock Option Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.2	Amended and Restated Management Bonus Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.3	Long-Term Management Performance Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.4	Long-Term Incentive Plan—Summary of Terms. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.5	Irwin Financial Corporation Employees Stock Purchase Plan. (Incorporated by reference to Exhibit 10(d) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.6	Employee Stock Purchase Plan II. (Incorporated by reference to Exhibit 10(f) to Form 10-K Report for year ended December 31, 1994, File No. 0-06835.)
10.7	Amended Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(g) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.8	Irwin Financial Corporation 1992 Stock Option Plan. (Incorporated by reference to Exhibit 10(h) to Form 10-K Report for year ended December 31, 1992, File No. 0-06835.)

II–4

10.9	Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-K Report for year ended December 31, 1995, File No. 0-06835.)
10.10	Inland Mortgage Corporation Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10(j) to Form 10-K Report for year ended December 31, 1996, File No. 0-06835.)
10.11	Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10 to Form 10-Q Report for year ended June 30, 1997, File No. 0-06835.)
10.12	Amendment to Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-Q Report for period ended June 30, 1997, File No. 0-06835.)
10.13	Employee Stock Purchase Plan III. (Incorporated by reference to Exhibit 10(a) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.14	1999 Outside Director Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.15	Limited Liability Company Agreement of Irwin Ventures LLC (Incorporated by reference to Exhibit 10(a) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
10.16	Irwin Home Equity Corporation Shareholder Agreement (Incorporated by reference to Exhibit 10(b) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
16.1	Letter of PricewaterhouseCoopers LLP dated May 2, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated May 9, 2001, File No. 0-06835.)
16.2	Letter of Deloitte & Touche LLP dated June 29, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated June 22, 2001, File No. 0-06835.)
21.1	Subsidiaries of Irwin Financial Corporation.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Vedder, Price, Kaufman & Kammholz. (Contained in Exhibit 5.1.)
24.1	Power of Attorney (included on the signature page to this Registration Statement).

*
Filed herewith.

†
To be filed by amendment.

Item 17. Undertakings

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of us pursuant to Item 14 of this registration statement, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II–5

    (b) We hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II–6

SIGNATURES

    Pursuant to the requirements of the Securities Act, Irwin Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Columbus, State of Indiana, on September 18, 2001.

IRWIN FINANCIAL CORPORATION
By:	/s/ WILLIAM I. MILLER William I. Miller Chairman of the Board

POWER OF ATTORNEY

    KNOWN ALL PERSONS BY THESE PRESENT, that each individual whose signature appears below constitutes and appoints John A. Nash and Gregory F. Ehlinger, his or her true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of equity securities of Irwin Financial Corporation and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ SALLY A. DEAN Sally A. Dean	Director	September 18, 2001
/s/ GREGORY F. EHLINGER Gregory F. Ehlinger	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2001
/s/ DAVID W. GOODRICH David W. Goodrich	Director	September 18, 2001
/s/ JOHN T. HACKETT John T. Hackett	Director	September 18, 2001
/s/ WILLIAM H. KLING William H. Kling	Director	September 18, 2001

S–1

/s/ BRENDA J. LAUDERBACK Brenda J. Lauderback	Director	September 18, 2001
/s/ JOHN C. MCGINTY, JR. John C. McGinty, Jr.	Director	September 18, 2001
/s/ WILLIAM I. MILLER William I. Miller	Director, Chairman of the Board (Principal Executive Officer)	September 18, 2001
/s/ JOHN A. NASH John A. Nash	Director and President	September 18, 2001
/s/ LANCE R. ODDEN Lance R. Odden	Director	September 18, 2001
/s/ THEODORE M. SOLSO Theodore M. Solso	Director	September 18, 2001
/s/ JODY A. LITTRELL Jody A. Littrell	Vice President and Controller (Principal Accounting Officer)	September 18, 2001

S–2

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Purchase Agreement.†
3.1	Restated Articles of Incorporation of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3(a) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.2	Articles of Amendment to Restated Articles of Incorporation of Irwin Financial Corporation dated March 2, 2001. (Incorporated by reference to Exhibit 3(b) to Form 10-K Report for year ended December 31, 2000, File No. 0-06835.)
3.3	Code of By-laws of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3 to Form 10-Q for period ended March 31, 2001, File No. 0-06835.)
4.1	Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4(a) to Form 10-K report for year ended December 31, 1994, File No. 0-06835.)
4.2	Certain instruments defining the rights of the holders of long-term debt of Irwin Financial Corporation and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Corporation and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Corporation hereby agrees to furnish a copy of any of these agreements to the Commission upon request.
4.3	Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed March 2, 2001, File No. 0-06835.)
4.4	Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed on September 7, 2001, File No. 333-69156.)
5.1	Opinion of Vedder, Price, Kaufman and Kammholz regarding legality.†
10.1	Amended 1986 Stock Option Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.2	Amended and Restated Management Bonus Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.3	Long-Term Management Performance Plan. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.4	Long-Term Incentive Plan—Summary of Terms. (Incorporated by reference to Exhibit 10(a) to Form 10-K Report for year ended December 31, 1986, File No. 0-06835.)
10.5	Irwin Financial Corporation Employees Stock Purchase Plan. (Incorporated by reference to Exhibit 10(d) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.6	Employee Stock Purchase Plan II. (Incorporated by reference to Exhibit 10(f) to Form 10-K Report for year ended December 31, 1994, File No. 0-06835.)
10.7	Amended Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(g) to Form 10-K Report for year ended December 31, 1991, File No. 0-06835.)
10.8	Irwin Financial Corporation 1992 Stock Option Plan. (Incorporated by reference to Exhibit 10(h) to Form 10-K Report for year ended December 31, 1992, File No. 0-06835.)
10.9	Irwin Financial Corporation Outside Directors Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-K Report for year ended December 31, 1995, File No. 0-06835.)

10.10	Inland Mortgage Corporation Long-Term Incentive Plan. (Incorporated by reference to Exhibit 10(j) to Form 10-K Report for year ended December 31, 1996, File No. 0-06835.)
10.11	Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10 to Form 10-Q Report for year ended June 30, 1997, File No.0-06835.)
10.12	Amendment to Irwin Financial Corporation 1997 Stock Option Plan. (Incorporated by reference to Exhibit 10(i) to Form 10-Q Report for period ended June 30, 1997, File No. 0-06835.)
10.13	Employee Stock Purchase Plan III. (Incorporated by reference to Exhibit 10(a) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.14	1999 Outside Director Restricted Stock Compensation Plan. (Incorporated by reference to Exhibit 10(b) to Form 10-Q Report for year ended June 30, 1999, File No. 0-06835.)
10.15	Limited Liability Company Agreement of Irwin Ventures LLC (Incorporated by reference to Exhibit 10(a) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
10.16	Irwin Home Equity Corporation Shareholder Agreement (Incorporated by reference to Exhibit 10(b) to Form 10-Q/A Report for period ended March 31, 2001, File No. 0-06835.)
16.1	Letter of PricewaterhouseCoopers LLP dated May 2, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated May 9, 2001, File No. 0-06835.)
16.2	Letter of Deloitte & Touche LLP dated June 29, 2001. (Incorporated by reference to Exhibit 16 to Form 8-K Report dated June 22, 2001, File No. 0-06835.)
21.1	Subsidiaries of Irwin Financial Corporation.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Vedder, Price, Kaufman & Kammholz. (Contained in Exhibit 5.1.)
24.1	Power of Attorney (included on the signature page to this Registration Statement).

*
Filed herewith.

†
To be filed by amendment.

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SUMMARY
Irwin Financial Corporation
The Offering
SUMMARY CONSOLIDATED FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
PRICE RANGE OF COMMON SHARES
DIVIDEND POLICY
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Economic Value Change Method
GAAP-Based Value Change Method
LEGAL PROCEEDINGS
SUPERVISION AND REGULATION
MANAGEMENT
Summary Compensation Table
Aggregated Options/SARS Exercised in Last Fiscal Year and Fiscal Year-End Option/SAR Values
Long-Term Incentive Plan Awards In Last Fiscal Year
PROPERTIES
DESCRIPTION OF CAPITAL STOCK
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
UNDERWRITING
EXPERTS
LEGAL MATTERS
TRANSFER AGENT
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS IRWIN FINANCIAL CORPORATION
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME (Unaudited)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (Unaudited)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF INCOME
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY For the Three Years Ended December 31, 2000
IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS
OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF 12/31/2000
Condensed Balance Sheet
Condensed Statement of Income
Condensed Statement of Cash Flows
SELECTED QUARTERLY STATISTICAL DATA (Unaudited)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX